                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-19937

GREATER BRAZOS VALLEY
  BANCORP, INC.


                                March 17, 1997


Dear Shareholders:

     A special meeting of shareholders (the "Meeting") of Greater Brazos Valley Bancorp, Inc., a Texas corporation ("Greater Brazos"), will be held at the offices of Commerce National Bank located at 2405 Texas Avenue South, College Station, Texas, on Wednesday, April 16, 1997 at 5:30 p.m., Central time. At the Meeting, Greater Brazos' shareholders will consider and vote to approve, ratify, confirm and adopt an Agreement and Plan of Merger pursuant to which it is proposed that Greater Brazos merge (the "Merger") with and into Compass Banks of Texas, Inc. ("Compass Texas"), a Delaware corporation and a wholly-owned subsidiary of Compass Bancshares, Inc., a Delaware corporation ("Compass").
The enclosed Notice of Special Meeting of Shareholders outlines the business to be transacted at the Meeting, and the enclosed Proxy Statement/Prospectus explains the terms of the proposed Merger and provides other information concerning Greater Brazos, Compass Texas and Compass. We urge you to read these materials carefully.

     Your Board of Directors believes that the affiliation of Greater Brazos with Compass through the Merger will enable Greater Brazos to serve its customers and communities better and to compete more effectively with other financial institutions. After the Merger, Greater Brazos' shareholders will own publicly traded stock in a much larger, more diversified financial institution with a history of paying dividends on its common stock.

     For the Merger to become effective, among other conditions described in the Proxy Statement/Prospectus, the holders of at least two-thirds of the outstanding shares of Greater Brazos' common stock must vote in favor of the Merger. THE BOARD OF DIRECTORS OF GREATER BRAZOS RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER.

     You are cordially invited to attend the Meeting. Your Board of Directors cannot stress strongly enough that the vote of every shareholder, regardless of the number of shares owned, is important. FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you need assistance in completing your Proxy, please call the undersigned or Mr. Allan Hanson at (409) 693-6930.

                                        Very truly yours,

                                        /s/ HENRY L. PRESNAL

                                        Chairman of the Board



       2405 Texas Avenue South.College Station, Texas 77840.409-693-6930

                      GREATER BRAZOS VALLEY BANCORP, INC.

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS


     Notice is hereby given that a Special Meeting of Shareholders ("Meeting") of Greater Brazos Valley Bancorp, Inc., a Texas corporation ("Greater Brazos"), will be held at the offices of Commerce National Bank, located at 2405 Texas Avenue South, College Station, Texas, on Wednesday, April 16, 1997, at 5:30 p.m., Central time, for the following purposes:

     (1) To approve, ratify, confirm and adopt an Agreement and Plan of Merger dated as of October 2, 1996 ("Merger Agreement"), as amended, providing for the merger ("Merger") of Greater Brazos with and into Compass Banks of Texas, Inc., a Delaware corporation and a wholly-owned subsidiary of Compass Bancshares, Inc., a Delaware corporation. The terms of the Merger Agreement are described in the attached Proxy Statement/Prospectus, which the Board of Directors of Greater Brazos encourages each shareholder to review carefully; and

     (2) To consider and transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors of Greater Brazos has fixed March 10, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting and any adjournment thereof. Only the holders of shares of Greater Brazos' common stock of record at the close of business on March 10, 1997 are entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN, SINCE FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER. EVEN IF YOU PLAN TO ATTEND THE MEETING, AND CERTAINLY IF YOU DO NOT, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE PROMPTLY. SUCH PROXY CAN BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FILING A DULY EXECUTED PROXY BEARING A LATER DATE, BY FILING A WRITTEN NOTICE OF REVOCATION, OR BY APPEARING IN PERSON AT THE MEETING AND VOTING BY WRITTEN BALLOT.

                                By Order of the Board of Directors
                                of Greater Brazos Valley Bancorp, Inc.


                                /s/ HENRY L. PRESNAL

                                Chairman of the Board


College Station, Texas
March 17, 1997

GREATER BRAZOS VALLEY BANCORP, INC.                     COMPASS BANCSHARES, INC.

                          PROXY STATEMENT/PROSPECTUS

     Compass Bancshares, Inc., a Delaware corporation ("Compass"), has filed this Proxy Statement/Prospectus with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to 216,000 shares of Compass $2.00 par value common stock ("Compass Common Stock") to be issued in the proposed merger (the "Merger") of Greater Brazos Valley Bancorp, Inc., a Texas corporation ("Greater Brazos"), with and into Compass Banks of Texas, Inc., a Delaware corporation and wholly-owned subsidiary of Compass ("Compass Texas"). Compass and Greater Brazos presently intend that following consummation of the Merger, certain subsidiaries of Compass and Greater Brazos will further merge such that (i) Greater Brazos Valley Delaware Bancorp, Inc., a Delaware corporation and wholly-owned subsidiary of Greater Brazos ("GBVD"), will merge with and into Compass Bancorporation of Texas, Inc., a Delaware corporation and wholly-owned subsidiary of Compass Texas ("Compass Bancorporation"), and (ii) Commerce National Bank, a national banking association and wholly-owned subsidiary of GBVD (the "Bank"), will merge with and into Compass Bank ("Compass Bank-Houston"), a Texas state bank and wholly-owned subsidiary of Compass Bancorporation (collectively, the "Subsequent Mergers").

     This Proxy Statement/Prospectus constitutes the proxy statement of Greater Brazos relating to the solicitation of proxies for use at the special meeting of shareholders of Greater Brazos (the "Meeting") scheduled to be held on Wednesday, April 16, 1997 at 5:30 p.m., Central time, at the offices of the Bank located at 2405 Texas Avenue South in College Station, Texas, and any adjournments thereof. At the Meeting, the shareholders of Greater Brazos will consider and vote upon a proposal to approve, ratify, confirm and adopt the Agreement and Plan of Merger dated as of October 2, 1996, as amended, by and between Compass and Greater Brazos (the "Merger Agreement") providing for, among other things, the merger of Greater Brazos with and into Compass Texas and, in connection therewith, the receipt by Greater Brazos shareholders of Compass Common Stock. Approval of the Subsequent Mergers is not a condition to consummation of the Merger; however, approval of the Merger is a condition to consummation of the Subsequent Mergers. The Greater Brazos shareholders will not be asked to vote on the Subsequent Mergers. The outcome of the Subsequent Mergers will not affect the consideration to be received by the Greater Brazos shareholders in the Merger or the timing of the Merger.

     As more fully described herein, the Merger Agreement provides for the holders of Greater Brazos common stock, par value $1.00 per share ("Greater Brazos Common Stock"), at the effective time of the Merger (the "Effective [BTime"), to receive aggregate merger consideration (the "Merger Consideration") of 216,000 shares of Compass Common Stock (as adjusted for stock splits and other stock adjustments) less the number of shares of Compass Common Stock (the "Option Shares") issued to the holders of incentive stock options and phantom shares of Greater Brazos Common Stock (collectively "Convertible Securities") in exchange for their Convertible Securities. The number of Option Shares issued to the holders of the Convertible Securities will be determined based on a formula set forth in the Agreements Regarding Convertible Securities executed in connection with the Merger Agreement that takes into consideration (i) the average closing sales price of the Compass Common Stock as reported by the NASDAQ National Market System for the five trading days immediately preceding the fifth business day prior to the closing of the transactions contemplated by the Merger Agreement (the "Share Determination Market Value"), (ii) the exercise prices of the Convertible Securities and (iii) the number of fully diluted shares of Greater Brazos Common Stock outstanding at the Effective Time. The formula is intended to compensate the holders of the Convertible Securities for the value of the Convertible Securities accrued since the date of grant by Greater Brazos and will require Compass to issue to each holder of Convertible Securities the number of Option Shares equal to the holder's "in-the-money" profit on the Convertible Securities divided by the value of the Compass Common Stock (i.e., the Share Determination Market Value). As the Share Determination Market Value increases, the "in-the-money" profit attributable to the holders of the Greater Brazos incentive stock options will also increase. The result is that the number of shares of Compass Common Stock to be allocated in the Merger to the holders of the incentive stock options will increase, while the number of shares of Compass Common Stock to be allocated to the holders of the Greater Brazos Common Stock and phantom shares will decrease. SEE "INFORMATION ABOUT GREATER BRAZOS -- STOCK OPTION PLAN, -- PHANTOM STOCK PLAN".


    The Greater Brazos Board of Directors has determined that this method for allocating the shares of Compass Common stock to be received in the Merger among the holders of the Greater Brazos Common Stock and Convertible Securities is a fair method for allocating such shares.

    A table setting forth the number of shares of Compass Common Stock to be issued to the holders of the Greater Brazos Common Stock, options and phantom shares, the number of shares of Compass Common Stock to be exchanged for each share of Greater Brazos Common Stock, and the value per share of Greater Brazos Common Stock, based on a range of assumed Share Determination Market Values, is provided elsewhere in this Proxy Statement/Prospectus. SEE "THE MERGER -- GENERAL."

     Assuming that the Share Determination Market Value will be between $30.00 and $50.00, the range of shares of Compass Common Stock which each Greater Brazos shareholder will be entitled to receive in exchange for each share of Greater Brazos Common Stock held would be from 1.0167 to .9986, which corresponds to a value per share of Greater Brazos Common Stock of $30.50 to $49.93 (based upon the estimated range of Share Determination Market Values provided above). The actual trading price of the Compass Common Stock at the time of the Merger and thereafter may vary.

     Other than reductions due to the payment of cash for fractional shares and for shares held by dissenting shareholders, in no event will the aggregate number of shares of Compass Common Stock to be issued in the Merger be less than 216,000.

     SEE "SUMMARY--THE MERGER"; "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER-- GENERAL"; "THE MERGER--DISSENTERS' RIGHTS"; APPENDIX I; AND APPENDIX II.

     Consummation of the Merger is subject to the receipt of required governmental approvals, the approval of the holders of two-thirds of the outstanding Greater Brazos Common Stock and certain other conditions, all as more fully described in this Proxy Statement/Prospectus. SEE "SUMMARY-- SHAREHOLDER VOTES REQUIRED; CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

     This Proxy Statement/Prospectus also constitutes the prospectus of Compass with respect to the shares of Compass Common Stock to be issued to the holders of Greater Brazos Common Stock in the Merger; however, it does not cover resales of shares of Compass Common Stock upon consummation of the proposed reorganization, and no person is authorized to use this Proxy Statement/Prospectus in connection with any such resale. SEE "RESALE OF COMPASS STOCK."


     Compass Common Stock is publicly traded in the over-the-counter market and quoted on the NASDAQ National Market System. On March 12, 1997, the last reported sale price per share of Compass Common Stock was $47-3/4. No active public trading market exists for the Greater Brazos Common Stock.

   THE SECURITIES OF COMPASS BANCSHARES, INC. OFFERED IN CONNECTION WITH THE
       MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
          EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     All information concerning Compass and Compass Texas has been furnished by Compass, and all information regarding Greater Brazos, GBVD and the Bank has been furnished by Greater Brazos.

         GREATER BRAZOS SHAREHOLDERS ARE URGED TO REVIEW AND CAREFULLY
               CONSIDER THE RISKS DESCRIBED UNDER "RISK FACTORS".

The date of this Proxy Statement/Prospectus is March 17, 1997 and is first being mailed or delivered to Greater Brazos shareholders on or about March 17, 1997.

                          PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

AVAILABLE INFORMATION................................................................  1

INCORPORATION OF CERTAIN DOCUMENTS BY
   REFERENCE.........................................................................  1

PROXY STATEMENT/PROSPECTUS...........................................................  3

INTRODUCTION.........................................................................  3

SUMMARY..............................................................................  5
     PARTIES TO THE MERGER...........................................................  5
     THE MERGER......................................................................  7
     REASONS FOR THE MERGER; RECOMMENDATION OF
       BOARDS OF DIRECTORS...........................................................  9
     THE MEETING.....................................................................  9
     RECORD DATE..................................................................... 10
     SHAREHOLDER VOTES REQUIRED...................................................... 10
     DISSENTERS' RIGHTS.............................................................. 10
     CONDITIONS TO CONSUMMATION AND REGULATORY
     APPROVALS; TERMINATION.......................................................... 10
     FEDERAL INCOME TAX CONSEQUENCES................................................. 11
     ACCOUNTING TREATMENT............................................................ 11

RISK FACTORS......................................................................... 12

RECENT DEVELOPMENTS.................................................................. 13

SELECTED FINANCIAL DATA.............................................................. 15

MARKET PRICES........................................................................ 17

THE MERGER........................................................................... 18
     GENERAL......................................................................... 18
     BACKGROUND AND REASONS FOR THE MERGER........................................... 20
     OPINION OF FINANCIAL ADVISOR.................................................... 21
     OPERATIONS AFTER THE MERGERS.................................................... 25
     OTHER TERMS AND CONDITIONS...................................................... 25
     ADDITIONAL AGREEMENTS........................................................... 27
     BUSINESS PENDING EFFECTIVE TIME................................................. 27
     AMENDMENT; TERMINATION.......................................................... 27
     EXCHANGE OF SHARES.............................................................. 28
     DISSENTERS' RIGHTS.............................................................. 29
     FEDERAL INCOME TAX CONSEQUENCES................................................. 31
     GOVERNMENT APPROVALS............................................................ 32
     ACCOUNTING TREATMENT............................................................ 32

SUPERVISION AND REGULATION........................................................... 32
     GENERAL......................................................................... 32
     COMPASS, COMPASS TEXAS AND COMPASS
     BANCORPORATION.................................................................. 33
     THE SUBSIDIARY BANKS............................................................ 35
     OTHER........................................................................... 36

DESCRIPTION OF COMPASS COMMON AND
     PREFERRED STOCK................................................................. 37
     COMPASS COMMON STOCK............................................................ 37
     DIVIDENDS....................................................................... 37
     PREEMPTIVE RIGHTS............................................................... 38
     VOTING RIGHTS................................................................... 38
     LIQUIDATION..................................................................... 38
     COMPASS PREFERRED STOCK......................................................... 38

COMPARISON OF RIGHTS OF SHAREHOLDERS
     OF GREATER BRAZOS AND COMPASS................................................... 39
     CHARTER AND BYLAW PROVISIONS AFFECTING
     COMPASS STOCK................................................................... 39
     CERTAIN DIFFERENCES BETWEEN THE CORPORATION
      LAWS OF TEXAS AND DELAWARE AND CORRESPONDING
     CHARTER AND BYLAW PROVISIONS.................................................... 39
     MERGERS......................................................................... 39
     APPRAISAL RIGHTS................................................................ 40
     SPECIAL MEETINGS................................................................ 40
     ACTIONS WITHOUT A MEETING....................................................... 41
     ELECTION OF DIRECTORS........................................................... 41
     VOTING ON OTHER MATTERS......................................................... 41
     PREEMPTIVE RIGHTS............................................................... 42
     DIVIDENDS....................................................................... 42
     LIQUIDATION RIGHTS.............................................................. 42
     LIMITATION OF LIABILITY AND INDEMNIFICATION..................................... 43
     REMOVAL OF DIRECTORS............................................................ 43
     INSPECTION OF BOOKS AND RECORDS................................................. 44
     ANTITAKEOVER PROVISIONS......................................................... 44

RESALE OF COMPASS STOCK.............................................................. 44

INFORMATION ABOUT COMPASS............................................................ 45
     INCORPORATION OF CERTAIN DOCUMENTS BY
     REFERENCE....................................................................... 45
     INTERESTS OF CERTAIN PERSONS.................................................... 45

INFORMATION ABOUT GREATER BRAZOS..................................................... 45
     SERVICES, EMPLOYEES AND PROPERTIES.............................................. 45
     COMPETITION..................................................................... 46
     LEGAL PROCEEDINGS............................................................... 46
     MARKET PRICE AND DIVIDENDS...................................................... 46
     BENEFICIAL OWNERSHIP OF GREATER BRAZOS
      COMMON STOCK BY GREATER BRAZOS
     MANAGEMENT AND PRINCIPAL SHAREHOLDERS........................................... 47
     THE KSOP49
     STOCK OPTION PLAN............................................................... 50
     PHANTOM STOCK PLAN.............................................................. 50

MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS OF GREATER BRAZOS
     VALLEY BANCORP, INC............................................................. 51
     RESULTS OF OPERATIONS........................................................... 51
     GENERAL......................................................................... 51
     NET INTEREST INCOME............................................................. 51
     PROVISION FOR LOAN LOSSES....................................................... 55
     NON-INTEREST INCOME............................................................. 55
     NON-INTEREST EXPENSE............................................................ 55
     FEDERAL INCOME TAXES............................................................ 56
     CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL
     CONDITION....................................................................... 56
     CAPITAL RESOURCES............................................................... 56
     LIQUIDITY....................................................................... 57
     INTEREST RATE SENSITIVITY....................................................... 58
     INVESTMENT SECURITIES........................................................... 60
     DEPOSITS........................................................................ 61
     LOANS........................................................................... 62
     ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENTS..................................... 62
     NONACCRUAL, PAST DUE AND RESTRUCTURED
     LOANS........................................................................... 64
     RETURN ON EQUITY AND ASSETS..................................................... 64

RELATIONSHIPS WITH INDEPENDENT
     ACCOUNTANTS..................................................................... 65

EXPERTS.............................................................................. 65

LEGAL OPINIONS....................................................................... 65

INDEMNIFICATION...................................................................... 65

OTHER MATTERS........................................................................ 66

                             AVAILABLE INFORMATION

     Compass has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act for the registration of the Compass Common Stock proposed to be issued and exchanged in the Merger. This Proxy Statement/Prospectus was filed as a part of the Registration Statement.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, as certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to Compass, the Compass Common Stock, and related matters, reference is made to the Registration Statement, including the exhibits filed as a part thereof, which may be inspected at, and copies of which may be obtained by mail from, the Public Reference Branch of the Commission referred to below.

     Compass is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference rooms located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the public reference facilities in the New York Regional Office, 13th Floor, Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS CONCERNING COMPASS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE TO EACH BENEFICIAL OWNER OF GREATER BRAZOS COMMON STOCK, WITHOUT CHARGE AND UPON REQUEST, FROM THE CONTROLLER OF COMPASS AT 15 SOUTH 20TH STREET, BIRMINGHAM, ALABAMA 35233 (TELEPHONE NO. (205) 558-5740). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY APRIL 1, 1997.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Compass with the Commission are incorporated herein by reference:

     (i) Compass' Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-6032);

     (ii) Compass' Proxy Statement dated March 6, 1996, relating to its annual meeting of shareholders held on April 9, 1996 (File No. 0-6032);

     (iii) Compass' Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (File No. 0-6032);

     (iv) Compass' Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 0-6032);

     (v) Compass' Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (File No. 0-6032);

     (vi) The description of Compass Common Stock contained in its Proxy Statement dated April 16, 1982, relating to its Annual Meeting held May 17, 1982 (File No. 0-6032).

     All documents filed by Compass pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting are incorporated herein by reference, and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Proxy Statement/Prospectus, shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

     No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Compass, Compass Texas, Greater Brazos or their respective affiliates. This Proxy Statement/Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, any securities other than the Compass Common Stock offered hereby, nor does it constitute an offer to exchange or sell or a solicitation of an offer to exchange or purchase such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

     Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Compass, Compass Texas, Greater Brazos or their respective affiliates since the date of this Proxy Statement/Prospectus.

                          PROXY STATEMENT/PROSPECTUS

                                 INTRODUCTION

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Greater Brazos Valley Bancorp, Inc., a Texas corporation ("Greater Brazos"), for use at the special meeting of Greater Brazos shareholders to be held at the time and place set forth in the foregoing notice and at any adjournments thereof (the "Meeting"). This Proxy Statement/Prospectus is also a prospectus for the shares of Compass Bancshares, Inc. ("Compass") $2.00 par value common stock ("Compass Common Stock") to be issued in connection with the merger (the "Merger") of Greater Brazos with and into Compass Banks of Texas, Inc., a Delaware corporation and wholly-owned subsidiary of Compass ("Compass Texas"). Compass and Greater Brazos presently intend that following consummation of the Merger, certain subsidiaries of Compass and Greater Brazos will further merge such that (i) Greater Brazos Valley Delaware Bancorp, Inc., a Delaware corporation and wholly-owned subsidiary of Greater Brazos ("GBVD"), will merge with and into Compass Bancorporation of Texas, Inc., a Delaware corporation and wholly-owned subsidiary of Compass Texas ("Compass Bancorporation"), and (ii) Commerce National Bank, a national banking association and wholly-owned subsidiary of GBVD (the "Bank"), will merge with and into Compass Bank ("Compass Bank-Houston"), a Texas state bank and wholly-owned subsidiary of Compass Bancorporation (collectively the "Subsequent Mergers").

     The following proposals will be considered and voted upon at the Meeting:

     (1) To approve, ratify, confirm and adopt an Agreement and Plan of Merger dated as of October 2, 1996, as amended, by and between Compass and Greater Brazos (the "Merger Agreement"), pursuant to which Greater Brazos will be merged with and into Compass Texas; and

     (2) To consider and transact such other business as may properly come before the Meeting.

     The Greater Brazos shareholders will not be asked to vote on the Subsequent Mergers. Approval of the Subsequent Mergers is not a condition to consummation of the Merger; however, approval of the Merger is a condition to consummation of the Subsequent Mergers. The outcome of the Subsequent Mergers will not affect the consideration to be received by the Greater Brazos shareholders in the Merger or the timing of the Merger.

     The Board of Directors of Greater Brazos has fixed March 10, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof (the "Record Date"). As of such date, Greater Brazos had 200,674 shares of common stock, $1.00 par value per share ("Greater Brazos Common Stock"), authorized, all of which shares were issued and outstanding. As of the Record Date, the Greater Brazos Common Stock was held of record by 135 persons or entities. Each share of Greater Brazos Common Stock entitles the holder of record on the Record Date to one vote as to the Merger and one vote as to any other proposal to be voted on at the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Greater Brazos Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Greater Brazos Common Stock is required for approval of the Merger. GREATER BRAZOS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER. SEE "SUMMARY--RECORD DATE"; "SUMMARY--SHAREHOLDER VOTES REQUIRED"; "THE MERGER--GENERAL"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.


     The directors and executive officers of Greater Brazos control, with the power to vote, an aggregate of 93,389 shares of Greater Brazos Common Stock, comprising approximately 46.5% of the total shares of Greater Brazos Common Stock issued and outstanding as of the Record Date. Officers, directors and certain shareholders of Greater

Brazos owning 130,625 shares of Greater Brazos Common Stock, comprising approximately 65.0% of the total shares of Greater Brazos Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to a Voting Agreement and Irrevocable Proxy (the "Voting Agreement"), to vote their shares in favor of the Merger. SEE "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "SUMMARY--SHAREHOLDER VOTES REQUIRED"; "THE MERGER-- GENERAL"; "THE MERGER--ADDITIONAL AGREEMENTS"; AND "INFORMATION ABOUT GREATER BRAZOS--BENEFICIAL OWNERSHIP OF GREATER BRAZOS COMMON STOCK BY GREATER BRAZOS MANAGEMENT AND PRINCIPAL SHAREHOLDERS".

     Proxies in the form enclosed are solicited by Greater Brazos' Board of Directors. Any such proxy, if received in time for voting and not revoked, will be voted at the Meeting in accordance with the shareholder's instructions. If no instructions are given on the proxy, the proxy will be voted in favor of the Merger. Failure to submit a proxy or to vote at the Meeting will have the same effect as a vote against the Merger. At present, Greater Brazos' Board of Directors knows of no other matters to be presented at the Meeting, but if other matters are properly presented, the persons named in the proxy will vote or refrain from voting in accordance with the recommendation of Greater Brazos' Board of Directors pursuant to the discretionary authority conferred by the proxy. SEE "OTHER MATTERS"; "THE MERGER--DISSENTERS' RIGHTS"; AND APPENDIX II.

     A proxy may be revoked at any time prior to its exercise by filing, at Greater Brazos' principal office, a duly executed proxy bearing a later date or a written notice revoking such proxy. Any shareholder entitled to vote at the Meeting may attend the Meeting and vote in person by written ballot on any matter presented for a vote at such Meeting, whether or not such shareholder has given a proxy previously, and such action will constitute a revocation of any prior proxy.

     Proxies will be solicited initially by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of Greater Brazos, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting materials to the beneficial owners of Greater Brazos Common Stock held of record by such persons, and Greater Brazos may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that connection. Expenses incurred in connection with the Merger, including those attributable to the solicitation of proxies, will be paid by the party to the Merger Agreement incurring the expense.

     Brokerage firms, banks, nominees, fiduciaries and other custodians are requested to forward these proxy materials to the beneficial owners of Greater Brazos Common Stock held of record by them, and Greater Brazos will reimburse them, upon request, for their reasonable expenses incurred in connection with such mailing or other communications with such beneficial owners.

     Compass' principal executive offices are located at 15 South 20th Street, Birmingham, Alabama 35233, and its telephone number is (205) 933-3000. Greater Brazos' principal executive offices are located at 2405 Texas Avenue South, College Station, Texas 77840, and its telephone number is (409) 693-6930.

________________________________________________________________________________

                                    SUMMARY

          The following is a brief summary of certain information relating to the Merger contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to describe all material information relating to the Merger and is qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents referred to herein or incorporated by reference. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus and the related documents.

     PARTIES TO THE MERGER

          Compass is a Delaware corporation which was organized in 1970. It is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Substantially all of Compass' revenues are derived from its subsidiaries, which are primarily banks located in Alabama, Texas and Florida.

          Compass owns Compass Bank ("Compass Bank"), an Alabama state bank headquartered in Birmingham, Alabama, Central Bank of the South, an Alabama state bank headquartered in Anniston, Alabama, and Compass Bank ("Compass Bank-Florida"), a Florida state member bank headquartered in Jacksonville, Florida. Compass Bank and Compass Bank-Florida conduct a general, full-service commercial and consumer banking business through 87 banking offices located in 45 communities in Alabama and 33 banking offices in Florida. Compass Bank also is engaged in the investment, trust and equipment leasing businesses, and other bank operating activities. Central Bank of the South primarily serves as a controlled disbursement facility for commercial deposit customers of Compass Bank.

          Compass Texas is a Delaware corporation and wholly-owned subsidiary of Compass. Compass Texas and its wholly-owned subsidiary, Compass Bancorporation, are bank holding companies registered with the Federal Reserve under the BHC Act. Compass Bancorporation owns Compass Bank, a Texas state bank headquartered in Houston, Texas ("Compass Bank-Houston"), River Oaks Trust Company, a Texas trust company located in Houston, Texas ("River Oaks Trust Company"), and Compass Texas Management, Inc., a Texas corporation ("Compass Management"). Compass Management provides management services to its affiliated Texas banks. These wholly-owned commercial bank subsidiaries conduct a general, full-service commercial and consumer banking business through 42 banking offices in Houston, Texas, 24 banking offices in the Dallas-Ft. Worth area, 16 banking offices in San Antonio, Texas and 6 banking offices in Central and East Texas.

          During 1995, Compass acquired Southwest Bankers, Inc., and its bank subsidiary, The Bank of San Antonio, located in San Antonio, Texas. In 1996, Compass acquired Flower Mound Bancshares, Inc. and its bank subsidiary, Security Bank, located in Flower Mound, Texas; Equitable BankShares, Inc. and its bank subsidiary, Equitable Bank, located in Dallas, Texas; Post Oak Bank located in Houston, Texas; Peoples Bancshares, Inc. and its bank subsidiary, The Peoples National Bank located in Belton, Texas; Royall Financial Corporation and its bank subsidiary, The Royall National Bank of Palestine, located in Palestine, Texas; Probank, located in The Woodlands, Texas; the San Antonio, Texas branches of Coastal Banc ssb; Texas American Bank located in San Antonio, Texas; and CFB Bancorp, Inc. and its subsidiary, Community First Bank of Jacksonville, Florida. Announced acquisitions which are pending include the Merger; Horizon Bancorp, Inc. and its subsidiary, Horizon Bank & Trust, ssb, located in Austin, Texas; Enterprise National Bank of

________________________________________________________________________________

________________________________________________________________________________

     Jacksonville, located in Jacksonville, Florida; and the Crosby, Texas branch of Bank One, Texas, National Association.

          On September 30, 1996, Compass and its subsidiaries had consolidated assets of $11.6 billion, consolidated deposits of $9.1 billion, and total shareholders' equity of $777 million. Of Compass' $11.6 billion of consolidated assets, approximately $5.8 billion are held in Alabama, $4.8 billion are held in Texas, and $1.0 billion are held in Florida. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SELECTED FINANCIAL DATA"; AND "INFORMATION ABOUT COMPASS".

          Greater Brazos was organized under the laws of the State of Texas on March 30, 1995, in order for Greater Brazos to indirectly acquire the Bank and become a bank holding company under the BHC Act. Greater Brazos currently conducts no operations other than serving as a bank holding company for the Bank. Greater Brazos derives its revenues primarily from the operations of the Bank in the form of dividends paid from the Bank to GBVD and by GBVD to Greater Brazos. In addition, Greater Brazos may receive tax benefits from any future losses and may also receive income from management fees. Greater Brazos is subject to regulation by the Federal Reserve.

          The Bank is an independent community bank located in College Station, Texas with a full service branch located in Bryan, Texas.

          The Bank is a full service bank offering a variety of services to satisfy the needs of the consumer and commercial customers in the area. The principal services offered by the Bank include most types of loans, including agricultural, commercial, consumer and real estate loans. The Bank also offers trust services, safe deposit boxes, a night deposit facility, motor bank, wire transfers and automated teller machine ("ATM") cards.

          The Bank's main office is located at 2405 Texas Avenue South, College Station, Texas, in a three story brick building. The Bank leases 10,683 square feet on the first and third floors. The College Station location includes adequate paved parking, a four-lane drive-in facility and an ATM. The Bank's Bryan, Texas branch is located at 1200 Briarcrest Drive in a concrete office building. The branch occupies 5,559 square feet on two floors which are leased by the Bank. The Bryan location also includes adequate paved parking, an eight-lane drive-in facility and an ATM. The Bank also has an ATM at 307 University Drive, College Station, Texas.

          The Bank considers its service area to be the area encompassing Brazos County. The activities in which the Bank engages are competitive. Each activity engaged in involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its service area, the Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Additional competition for deposits comes from government and private issuers of debt obligations and other investment alternatives for depositors, such as money market funds. The Bank also competes with suppliers of equipment in furnishing equipment financing and leasing services.

          On September 30, 1996, Greater Brazos had total assets of $57.9 million, total deposits of $54.4 million, and total shareholders' equity of $3.2 million. SEE "SELECTED FINANCIAL DATA"; "INFORMATION ABOUT GREATER BRAZOS"; "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

________________________________________________________________________________

________________________________________________________________________________

     CONDITION AND RESULTS OF OPERATIONS OF GREATER BRAZOS"; AND FINANCIAL STATEMENTS OF GREATER BRAZOS.

     THE MERGER

          As more fully described herein, the Merger Agreement provides for the holders of Greater Brazos common stock, par value $1.00 per share ("Greater Brazos Common Stock"), at the effective time of the Merger (the "Effective Time"), to receive aggregate merger consideration (the "Merger Consideration") of 216,000 shares of Compass Common Stock (as adjusted for stock splits and other stock adjustments) less the number of shares of Compass Common Stock (the "Option Shares") issued to the holders of incentive stock options and phantom shares of Greater Brazos Common Stock (collectively "Convertible Securities") in exchange for their Convertible Securities. The number of Option Shares issued to the holders of the Convertible Securities will be determined based on a formula set forth in the Agreements Regarding Convertible Securities executed in connection with the Merger Agreement that takes into consideration (i) the average closing sales price of the Compass Common Stock as reported by the NASDAQ National Market System for the five trading days immediately preceding the fifth business day prior to the closing of the transactions contemplated by the Merger Agreement (the "Share Determination Market Value"), (ii) the exercise prices of the Convertible Securities and (iii) the number of fully diluted shares of Greater Brazos Common Stock outstanding at the Effective Time. The formula is intended to compensate the holders of the Convertible Securities for the value of the Convertible Securities accrued since the date of grant by Greater Brazos and will require Compass to issue to each holder of Convertible Securities the number of Option Shares equal to the holder's "in-the-money" profit on the Convertible Securities divided by the value of the Compass Common Stock (i.e., the Share Determination Market Value). As the Share Determination Market Value increases, the "in-the-money" profit attributable to the holders of the Greater Brazos incentive stock options will also increase. The result is that the number of shares of Compass Common Stock to be allocated in the Merger to the holders of the incentive stock options will increase, while the number of shares of Compass Common Stock to be allocated to the holders of the Greater Brazos Common Stock and phantom shares will decrease. SEE "INFORMATION ABOUT GREATER BRAZOS -- STOCK OPTION PLAN, -- PHANTOM STOCK PLAN".

          A table setting forth the number of shares of Compass Common Stock to be issued to the holders of the Greater Brazos Common Stock, options and phantom shares, the number of shares of Compass Common Stock to be exchanged for each share of Greater Brazos Common Stock, and the value per share of Greater Brazos Common Stock, based on a range of assumed Share Determination Market Values, is provided elsewhere in this Proxy Statement/Prospectus. SEE "THE MERGER -- GENERAL."

          Assuming that the Share Determination Market Value will be between $30.00 and $50.00, the range of shares of Compass Common Stock which each Greater Brazos shareholder will be entitled to receive in exchange for each share of Greater Brazos Common Stock held would be from 1.0167 to .9986, which corresponds to a value per share of Greater Brazos Common Stock of $30.50 to $49.93 (based upon the estimated range of Share Determination Market Values provided above). The actual trading price of the Compass Common Stock at the time of the Merger and thereafter may vary.

          Other than reductions due to the payment of cash for fractional shares and for shares held by dissenting shareholders, in no event will the aggregate number of shares of Compass Common Stock to be issued in the Merger be less than 216,000.

          In the event the Share Determination Market Value is less than $30.00 per share, Compass may either (i) terminate the Merger Agreement (the "Pricing Termination Option"), or (ii) agree to issue an aggregate number of shares of Compass Common Stock (including the Option Shares) equal to the quotient of $6,480,000 divided by the Share Determination Market Value ("New Shares"). In such event, each holder of Greater Brazos Common Stock for each share so held shall receive Merger Consideration equal to the quotient of the New Shares less the Option Shares divided by the number of shares of Greater Brazos Common Stock outstanding immediately prior to the Effective Time. In the event Compass exercises its Pricing Termination Option, the Merger Agreement shall be terminated, but Greater Brazos shall have the right to reject such termination of the Merger Agreement by Compass (the "Termination Rejection") by agreeing to accept an aggregate of 216,000 shares of Compass Common Stock (including the Option Shares). Any decision by the Board of Directors of Greater Brazos regarding whether to terminate the Merger Agreement will be made in its sole discretion and could result in either (i) Greater Brazos shareholders receiving Merger Consideration with an aggregate market value of less than $6,480,000, (ii) the termination of the Merger Agreement, or (iii) Compass agreeing to increase the number of shares of Compass Common Stock constituting the Merger Consideration. If the Share Determination Market Value is less than $30.00 per share, there can be no assurance that Compass will agree to increase the number of shares of Compass Common Stock and that the Merger Agreement will not terminate, in which event the Greater Brazos shareholders would not receive any Merger Consideration but would retain their Greater Brazos Common Stock.

________________________________________________________________________________

________________________________________________________________________________

          Compass Texas will be the surviving entity in the Merger (the "Surviving Corporation"), and the officers and directors of Compass Texas at the Effective Time will remain as the officers and directors of the Surviving Corporation. Compass intends that Greater Brazos' personnel will remain following the Merger. Compass and Greater Brazos presently intend that immediately following the completion of the Merger, the Bank will be merged with and into Compass Bank-Houston, subject to the necessary regulatory approvals. Thereafter, the separate existence of the Bank will cease, and the former branches of the Bank will become branches of Compass Bank-Houston. SEE "THE MERGER--GENERAL"; AND "INFORMATION ABOUT GREATER BRAZOS".

          The Merger Agreement also provides that the number of shares of Compass Common Stock to be received by Greater Brazos shareholders in the Merger will be adjusted to give effect to any stock dividends or splits with respect to Compass Common Stock occurring between the date of execution of the Merger Agreement and the Effective Time. SEE "INTRODUCTION"; "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER--GENERAL"; "THE MERGER--DISSENTERS' RIGHTS"; APPENDIX I; AND APPENDIX II.

          The Merger Agreement was the result of arm's-length negotiations between representatives of Greater Brazos and Compass. Greater Brazos' Board of Directors believes that the terms of the Merger are fair to Greater Brazos' shareholders. In addition, a fairness opinion has been received from The Bank Advisory Group, Inc. ("Advisory") with respect to the fairness, from a financial point of view, of the Merger to its shareholders. The fairness opinion is attached to this Proxy Statement/Prospectus as Appendix III. SEE "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "THE MERGER--BACKGROUND AND REASONS FOR THE MERGER"; "THE MERGER--OPINION OF FINANCIAL ADVISOR"; AND APPENDIX III.

________________________________________________________________________________

________________________________________________________________________________

     REASONS FOR THE MERGER; RECOMMENDATION OF BOARDS OF DIRECTORS

          During 1996, certain of the major shareholders of Greater Brazos determined that the growth of Greater Brazos and the potential for significant additional increases in value of the shares of Greater Brazos were limited both by the size of Greater Brazos and the size of the Bryan/College Station, Texas market. Moreover, Greater Brazos was experiencing favorable earnings and returns on equity and thus was likely to be an attractive acquisition for a larger banking institution which could better afford the growth capital required.

          Management recommended to the Board of Directors of Greater Brazos the approval of the Merger based on Compass' sound financial condition and good reputation, the consideration to be received by the shareholders, and the positive effect on depositors and the general community that the Merger would engender given the stated interest of Compass in increasing the size and capital of the continuing bank and expanding the range of services to be offered.

          The Greater Brazos Board of Directors in determining to approve the Merger considered various alternatives including seeking a merger or consolidation with another financial institution and remaining independent. The Board determined that, given the relatively small size of Greater Brazos, the need and desire to reinvest profits realized by Greater Brazos and the absence of a trading market for shares of Greater Brazos, providing liquidity to shareholders was of primary concern, which goal would be met best by the proposed Merger. For the reasons set forth above, the Greater Brazos Board of Directors unanimously approved the Merger and recommends approval of the transaction by the Greater Brazos shareholders.

          The Merger Agreement was the result of arm's-length negotiations between representatives of Greater Brazos and Compass. Subject to satisfaction of certain conditions contained in the Merger Agreement, Greater Brazos' Board of Directors believes the Merger to be in the best interests of Greater Brazos' shareholders. GREATER BRAZOS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT GREATER BRAZOS SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER and has authorized consummation thereof subject to approval of the Greater Brazos shareholders and the satisfaction of certain other conditions. SEE "INTRODUCTION"; SEE "SUMMARY--PARTIES TO THE MERGER"; "SUMMARY--THE MERGER"; "THE MERGER--BACKGROUND AND REASONS FOR THE MERGER"; "THE MERGER--OTHER TERMS AND CONDITIONS"; "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GREATER BRAZOS AND COMPASS"; "INFORMATION ABOUT COMPASS"; AND "INFORMATION ABOUT GREATER BRAZOS".

          Advisory has delivered an opinion to the Board of Directors of Greater Brazos to the effect that, based upon and subject to the qualifications described in such opinion, the terms of the Merger, including the consideration to be received by the holders of Greater Brazos Common Stock, are fair and equitable from a financial point of view. For additional information concerning the matters considered by Advisory in reaching its opinion, the limitations on its review, and the fees received or to be received by it, see "THE MERGER - OPINION OF FINANCIAL ADVISOR" AND APPENDIX III.

     THE MEETING

          The Meeting will be held on Wednesday, April 16, 1997 at 5:30 p.m., Central time, at the offices of the Bank located at 2405 Texas Avenue South, in College Station, Texas for the purpose of approving, ratifying, confirming and adopting the Merger Agreement.

________________________________________________________________________________

________________________________________________________________________________

     RECORD DATE

          The Record Date has been set by Greater Brazos' Board of Directors as the close of business on March 10, 1997. Only holders of Greater Brazos' Common Stock as of such date will be entitled to vote at the Meeting. SEE "INTRODUCTION".

     SHAREHOLDER VOTES REQUIRED

          The Merger must be approved by the affirmative vote of the holders of at least two-thirds of the shares of the Greater Brazos Common Stock issued and outstanding and entitled to vote at the Meeting.

          The directors and executive officers of Greater Brazos control, with the power to vote, an aggregate of 93,389 shares of Greater Brazos Common Stock, comprising approximately 46.5% of the total shares of Greater Brazos Common Stock issued and outstanding and entitled to vote at the Meeting. Officers, directors and certain shareholders of Greater Brazos owning 130,265 shares of Greater Brazos Common Stock, comprising approximately 65.0% of the total shares of Greater Brazos Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Voting Agreement, to vote their shares in favor of the Merger.

          Compass Texas has one share of common stock, par value $.01 per share, issued and outstanding, all of which are owned and held by Compass.
     Subject to the satisfaction or waiver of all of the conditions to the parties' obligations to effect the Merger, Compass, as the sole shareholder of Compass Texas, will approve the Merger Agreement in the manner prescribed by Delaware General Corporation Law ("GCL"). SEE "THE MERGER-- GENERAL".

     DISSENTERS' RIGHTS

          Holders of Greater Brazos Common Stock who timely object to the Merger, and who otherwise comply with the provisions of the Texas Business Corporation Act ("TBCA"), will be entitled to exercise dissenters' rights. SEE "THE MERGER--DISSENTERS' RIGHTS"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GREATER BRAZOS AND COMPASS--DISSENTERS' RIGHTS"; AND APPENDIX II.

     CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION

          Consummation of the Merger is subject to approval by the shareholders of Greater Brazos, the receipt of required regulatory approvals from the Federal Reserve under the BHC Act, and the satisfaction or waiver of a number of other conditions. In addition, consummation of the Subsequent Merger of the Bank into Compass Bank-Houston is subject to approval by the Federal Deposit Insurance Corporation (the "FDIC") and the Banking Commissioner of Texas (the "Commissioner"). The Federal Reserve, the FDIC and the Commissioner have each issued their respective approvals of the Merger and the Subsequent Merger of the Bank into Compass Bank-Houston. SEE "THE MERGER--GOVERNMENTAL APPROVALS".

          A formal application under the BHC Act was approved by the Federal Reserve on December 4, 1996, and the 15 day waiting period following such approval during which the transaction could not be consummated has expired. The FDIC approval dated December 16, 1996 was also subject to a 15 waiting period during which the United States Department of Justice ("Justice Department"), pursuant to the Bank Merger Act, could have opposed the Subsequent Merger of the Bank into Compass Bank-Houston under antitrust laws. This waiting period has also expired with no objection or adverse action by the Justice Department.

________________________________________________________________________________

________________________________________________________________________________

          The respective boards of directors of Compass and Greater Brazos may terminate the Merger Agreement as a result of, among other things, the failure of any of the several conditions to each of their respective obligations to close, or if the Effective Time does not occur on or before the expiration of 240 days from the date of the Merger Agreement or such later date agreed to in writing by Compass and Greater Brazos. SEE "THE MERGER--OTHER TERMS AND CONDITIONS"; "THE MERGER--BUSINESS PENDING EFFECTIVE TIME"; "THE MERGER--AMENDMENT; TERMINATION"; "THE MERGER-- GOVERNMENT APPROVALS"; AND APPENDIX I.

      FEDERAL INCOME TAX CONSEQUENCES

          In the opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. ("Liddell, Sapp"), counsel to Compass and Compass Texas, based upon certain representations and assumptions, the Merger, if consummated in accordance with the Merger Agreement, will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as a result of such qualification, no gain or loss will be recognized by holders of Greater Brazos Common Stock for federal income tax purposes upon receipt of Compass Common Stock in accordance with the Merger Agreement. Any gain attributable to cash received by holders of Greater Brazos Common Stock in lieu of fractional shares of Compass Common Stock or upon exercise of their dissenters' rights will be taxed as ordinary income (loss) or capital gain (loss) depending upon each shareholder's situation. No information is provided herein with respect to the tax consequences, if any, of the Merger to shareholders under any state, local or foreign tax laws. GREATER BRAZOS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO ALL TAX CONSEQUENCES OF THE MERGER AFFECTING THEM. SEE "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES".

          Compass expects to receive an opinion from Liddell, Sapp at the closing of the transaction contemplated by the Merger Agreement (the "Closing") that the Merger will qualify as a reorganization under Section 368(a) of the Code in satisfaction of a condition to consummation of the Merger. SEE "THE MERGER--OTHER TERMS AND CONDITIONS" AND "LEGAL OPINIONS".

     ACCOUNTING TREATMENT

          Compass will account for the Merger under the pooling-of-interests method for financial reporting and all other purposes. Compass has received a letter from KPMG Peat Marwick LLP, which will be updated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment. SEE "THE MERGER--ACCOUNTING TREATMENT".

________________________________________________________________________________

                                 RISK FACTORS

     Greater Brazos shareholders currently control Greater Brazos through their ability to elect the Board of Directors of Greater Brazos and vote on various matters affecting Greater Brazos. The Merger will transfer control of Greater Brazos from Greater Brazos' shareholders to Compass. As of the Effective Time, the shareholders of Greater Brazos will become shareholders of Compass, a multi-bank holding company. As a result of the Merger, the former shareholders of Greater Brazos will no longer have the ability to control or influence the management policies of Greater Brazos' operations, and as shareholders of Compass their ability to influence the management policies of Compass will be limited due to the fact that they will hold a relatively small percentage of the voting stock of Compass.

     Compass' banking subsidiaries compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue. SEE "INFORMATION ABOUT GREATER BRAZOS--COMPETITION".

     In addition, general economic conditions impact the banking industry. The credit quality of Compass' loan portfolio necessarily reflects, among other matters, the general economic conditions in the areas in which it conducts its business. The continued financial success of Compass and its subsidiaries depends somewhat on factors which are beyond Compass' control, including national and local economic conditions, the supply and demand for investable funds, interest rates and federal, state and local laws affecting these matters. Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on Compass' financial condition and results of operations, which, in all likelihood, would adversely affect the market price of Compass Common Stock. SEE "MARKET PRICES".

     Compass' Restated Certificate of Incorporation, as amended (the "Certificate"), and Bylaws contain several provisions which may make Compass a less attractive target for acquisition by anyone who does not have the support of Compass' Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered Board of Directors, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. Greater Brazos' Articles of Incorporation and Bylaws do not contain similar restrictions, although under Texas law Greater Brazos' shareholders may take action without a meeting only by unanimous written consent. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GREATER BRAZOS AND COMPASS--CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS COMMON STOCK" AND "INFORMATION ABOUT COMPASS-RECENT DEVELOPMENTS".

     In the event the Share Determination Market Value is less than $30.00 per share, Compass may either (i) terminate the Merger Agreement, or (ii) agree to issue an aggregate number of shares of Compass Common Stock (including the Option Shares) equal to the quotient of $6,480,000 divided by the Share Determination Market Value. In such event, each holder of Greater Brazos Common Stock for each share so held shall receive Merger Consideration equal to the quotient of the New Shares less the Option Shares divided by the number of shares of Greater Brazos Common Stock outstanding immediately prior to the Effective Time. In the event Compass exercises its Pricing Termination Option, the Merger Agreement shall be terminated, but Greater Brazos shall have the right to reject such termination of the Merger Agreement by Compass by agreeing to accept an aggregate of 216,000 shares of Compass Common Stock (including the Option Shares). Any decision by the Board of Directors of Greater Brazos regarding whether to terminate the Merger Agreement will be made in its sole discretion and could result in either (i) Greater Brazos shareholders receiving Merger Consideration with an aggregate market value of less than $6,480,000,
(ii) the termination of the Merger Agreement, or (iii) Compass agreeing to increase the number of shares of Compass Common Stock constituting the Merger Consideration. If the Share Determination Market Value is less than $30.00 per share, there can be no assurance that Compass will agree to increase the number of shares of Compass Common Stock and that the Merger Agreement will not terminate, in which event the Greater Brazos shareholders would not receive any Merger Consideration but would retain their Greater Brazos Common Stock.

     In addition, since the market price of the shares of Compass Common Stock to be delivered as the Merger Consideration is determined based on an average of the closing prices of Compass Common Stock as reported by the NASDAQ National Market System over a period of time, it is possible for the shareholders of Greater Brazos to receive shares of Compass Common Stock with a market value less than $6,480,000 at the Effective Time of the Merger.

     SEE "SUPERVISION AND REGULATION" for a description of the regulatory considerations relating to the ownership of Compass Common Stock.

                              RECENT DEVELOPMENTS


     CAPITAL SECURITIES.   On January , 1997, Compass Trust I, a statutory
business trust formed under the laws of the State of Delaware (the "Series A Issuer"), issued 100,000 Capital Securities (the "Capital Securities") in a securities offering pursuant to a registration statement filed with the Commission thereby raising $100 million. Compass is the owner of all of the beneficial interests represented by common securities of the Series A Issuer ("Series A Common Securities" and, collectively with the Capital Securities, the "Series A Securities"). The Series A Issuer exists for the sole purpose of issuing the Series A Securities and investing the proceeds thereof in Junior Subordinated Deferrable Interest Debentures, Series A (the "Series A Subordinated Debentures"), issued by Compass. The Capital Securities have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Series A Common Securities.

     Holders of the Capital Securities are entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears at an annual rate of 8.23% ("Distributions"). Subject to certain exceptions, as described herein, Compass has the right to defer payment of interest on the Series A Subordinated Debentures at any time or from time to time for a period not exceeding twenty consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the stated maturity of the Series A Subordinated Debentures. If interest payments on the Series A Subordinated Debentures are so deferred, Distributions on the Capital Securities will also be deferred and Compass will not be permitted, subject to certain exceptions, to declare or pay any cash distributions with respect to the Compass Common Stock or debt securities that rank pari passu with or junior to the Series A Subordinated Debentures. During an Extension Period, interest on the Series A Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Series A Preferred Securities are entitled will accumulate).

     The Series A Subordinated Debentures are unsecured and subordinated to all Compass senior debt and effectively subordinated to all existing and future liabilities of Compass subsidiaries.

     Compass has fully, irrevocably and unconditionally guaranteed all of the Series A Issuer's obligations under the Capital Securities, including but not limited to the payment of Distributions and payments on liquidation or redemption of the Capital Securities.

     The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Series A Subordinated Debentures at maturity or their earlier redemption and are redeemable prior to maturity at the option of Compass in certain circumstances.

     Compass has the right at any time to terminate the Series A Issuer and cause the Series A Subordinate Debentures to be distributed to the holders of the Capital Securities in liquidation of the Series A Issuer. In the event of the termination of the Series A Issuer, after satisfaction of liabilities to creditors of the Series A Issuer as required by applicable law, the holders of the Capital Securities will be entitled to receive a liquidation amount of $1,000 per Capital Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Series A Subordinated Debentures, subject to certain exceptions.

     1996 EARNINGS RELEASE. Compass, in a press release dated January 21, 1997, reported record net income of $128.9 million for 1996, an increase of 13% over the $114.2 million for 1995. Net income per share was $3.19 as compared to $2.82 for 1995, also a 13% increase. Net income for the fourth quarter of 1996 was $34.4 million, an increase in excess of 16% over the $29.5 million for the comparable period in the previous year. Net income per share for the fourth quarter of 1996 increased 15% to $0.84 from $0.73 for the fourth quarter of 1995. Return on average assets was 1.8% for the year 1996 and 1.19% for the fourth quarter. Return on average shareholders' equity was 17.13% for the year 1996 and 17.26% for the fourth quarter.

     With respect to the balance sheet, Compass posted another year of consistent growth. Year-end assets for 1996 increased nearly 11% to $11.8 billion from $10.7 billion at year-end 1995. The growth in assets was primarily due to a 13% increase in loans from $6.5 billion at year-end 1995 to $7.5 billion at year-end 1996. Also of note was strong growth of nearly 14% in deposits, which ended the year at $9.2 billion, up from $8.1 billion in 1995. The growth in core funding was the result of both internal efforts as well as growth through acquisitions. Shareholders' equity increased nearly nine percent to $803 million at year-end 1996 from $737 million at year-end 1995.

     STOCK SPLIT. Compass, in a press release dated February 18, 1997, announced a three-for-two stock split to be effected in the form of a 50% stock dividend. The outstanding Compass Common Stock will increase from 42 million to 62 million shares. As a result of the split, Compass shareholders will receive one additional share of Compass Common Stock for each two shares they hold as of the March 17, 1997 record date. The number of shares of Compass Common Stock to be issued in the Merger will be increased by the same percentage. As a result, the shares of Compass Common Stock that Compass will be required to issue in connection with the Merger will increase from 216,000 shares to 324,000 shares. SEE "THE MERGER--GENERAL".

                            SELECTED FINANCIAL DATA

     The following table, except for the lines designated as pro forma, summarizes certain unaudited consolidated historical financial data of Compass, and certain unaudited historical financial data of Greater Brazos. The table also summarizes, where indicated, certain pro forma financial data for Compass, giving effect to the acquisition of Greater Brazos assuming that the Merger had been effective at the beginning of 1991. The historical data of Greater Brazos as of and for the years ended December 31, 1995 and 1994 is derived from the audited financial statements of Greater Brazos, and the historical data of Greater Brazos as of and for the years ended December 31, 1993, 1992 and 1991 is derived from the unaudited financial statements of Greater Brazos. The historical data of Greater Brazos has been restated to give effect to the acquisition of the Bank during 1995, which was accounted for under the pooling-of-interest method of accounting. The historical data of Compass as of and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 has been restated to give effect to acquisitions accounted for under the pooling-of-interest method of accounting, which acquisitions were consummated by Compass during 1996. The pro forma income information is not necessarily indicative of the results of operations had the proposed transaction occurred at the beginning of 1991, nor is it necessarily indicative of the results of future operations.
This information should be read in conjunction with the historical consolidated financial statements and the related notes included elsewhere or incorporated by reference in this Proxy Statement/Prospectus.

                                AS OF AND           (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   FOR
                                THE NINE
                                 MONTHS                       AS OF AND FOR THE YEARS ENDED
                                  ENDED                               DECEMBER 31,
                              SEPTEMBER 30,
                            ---------------- -----------------------------------------------------------
                                  1996          1995         1994         1993        1992        1991
                            ---------------- ------------ ----------- ----------- ----------- -----------
TOTAL ASSETS
  Compass                       $11,605,379  $10,678,369  $9,639,540   $7,808,063 $7,484,662  $7,122,202
  Greater Brazos                     57,884       54,231      53,256       47,138     42,037      33,913

TOTAL DEPOSITS
  Compass                         9,119,124    8,090,818   7,511,470    6,047,131  5,776,902   5,425,146
  Greater Brazos                     54,346       50,665      50,264       44,426     39,682      21,012

LONG-TERM DEBT
  Compass                           602,373      590,044     494,327      332,391    209,404      22,038
  Greater Brazos                         --           --          --          125        125         125

TOTAL SHAREHOLDERS' EQUITY
  Compass                           776,810      737,463     637,877      585,868    538,217     469,072
  Greater Brazos                      3,207        3,073       2,645        2,304      2,087       1,597

NET INTEREST INCOME
  Compass                           296,057      368,954     353,208      347,725    334,585     271,934
  Greater Brazos                      1,749        2,103       1,942        1,640      1,349         986

NET INCOME (LOSS) FROM
  CONTINUING OPERATIONS
  Compass                            94,480      114,225     105,438       96,920     80,938      66,130
  Greater Brazos                        164          317         283          268        490         576

NET INCOME (LOSS) PER
  COMMON SHARE FROM
  CONTINUING OPERATIONS
  Compass
   Historical                          2.35         2.82        2.62         2.37       1.97        1.68
   Pro Forma (1)                       2.34         2.81        2.61         2.36       1.97        1.69

                                AS OF AND           (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   FOR
                                THE NINE                    AS OF AND FOR THE YEARS ENDED
                                 MONTHS                             DECEMBER 31,
                                  ENDED
                              SEPTEMBER 30,
                            ---------------- -----------------------------------------------------------
                                  1996          1995         1994        1993        1992        1991
                            ---------------- ------------ ----------- ---------- ----------- -----------
NET INCOME (LOSS) PER
 COMMON SHARE FROM
 CONTINUING OPERATIONS
 Greater Brazos
  Historical                           0.82         1.60        1.55        1.58        2.88        3.39
  Equivalent Pro Forma (2)             2.37         2.84        2.64        2.39        1.99        1.71

CASH DIVIDENDS PER
 COMMON SHARE
 Compass
  Historical                           0.96         1.12        0.92        0.76       0.667       0.587
  Pro Forma                            0.93         1.05        0.84        0.68        0.55        0.49
Greater Brazos
  Historical                             --           --          --        0.30          --          --
  Equivalent Pro Forma (2)             0.94         1.06        0.85        0.69        0.56        0.50

SHAREHOLDERS' EQUITY
 (BOOK VALUE) PER COMMON SHARE
 Compass
  Historical                          19.18        18.29       15.91       14.63       12.88       11.37
  Pro Forma                           19.15        18.27       15.89       14.61       12.87       11.35
 Greater Brazos
  Historical                          15.98        15.34       13.39       13.55       12.28        9.39
  Equivalent Pro Forma (2)            15.37        18.47       16.07       14.77       13.01       11.49

WEIGHTED AVERAGE NUMBER OF SHARES
 OUTSTANDING
 Compass
  Historical                         40,195       40,513      40,320      40,310      39,984      38,373
  Pro Forma                          40,411       40,729      40,536      40,526      40,200      38,589
 Greater Brazos
  Historical                            201          198         183         170         170         170

NUMBER OF COMMON SHARES
 OUTSTANDING AT END OF
  PERIOD
 Compass
  Historical                         40,510       40,325      40,096      40,050      39,983      39,208
  Pro Forma                           0,726       40,541      40,312      40,266      40,199      39,424
 Greater Brazos
  Historical                            201          200         198         170         170         170

--------------------

 (1) Net income per common share from continuing operations represents primary earnings per share (i.e., the amount of earnings attributable to each share of common stock outstanding, including common stock equivalents).

 (2) Greater Brazos' Equivalent Pro Forma per share amounts are computed by multiplying Compass' Pro Forma amounts by the exchange ratio of 1.0112 based on a Share Determination Market Value of $34.13, the average closing sale price of Compass Common Stock as reported by the NASDAQ National Market System for the five days of trading preceding the fifth business day prior to October 3, 1996.

                                 MARKET PRICES

     Compass Common Stock is traded in the national over-the-counter securities market. Since July 1984, it has been quoted under the symbol "CBSS" on the NASDAQ National Market System.

     The following table sets forth for the periods indicated the high and low sales prices for Compass Common Stock reported through the NASDAQ National Market System published in The Wall Street Journal. The prices shown do not
                           -----------------------
include retail mark-ups, mark-downs or commissions. All share values have been rounded to the nearest 1/8 of one dollar.

                                               Compass CommonStock
                                               ------------------
                        Period                   High      Low
                        ------                   ----      ---
                        First Quarter                28   21- 1/2
                        Second Quarter          29- 1/4   25- 1/2
                        Third Quarter           33- 3/4   28- 1/2
                        Fourth Quarter          33- 1/2   30- 1/8

                        1996
                        ----
                        First Quarter                35   30- 3/4
                        Second Quarter           35-6/8   32- 1/4
                        Third Quarter           35- 1/4   31- 1/2
                        Fourth Quarter          39- 3/4   34- 3/8

                        1997
                        ----
                        First Quarter           49- 1/4   38- 3/4
                        (Through March 12, 1997)

     On October 2, 1996, the business day immediately preceding the announcement of the execution of the Merger Agreement, the last reported sale price for Compass Common Stock was $35.25. On March 12, 1997 the last reported sale price for Compass Common Stock was $47-3/4. There is no assurance that such transactions or those reflected in the table of actual high and low sales prices represent all or a representative sample of the actual transactions which occurred or that the high and low prices shown reflect the full ranges at which transactions occurred during the period indicated.

     There is no active public trading market for Greater Brazos Common Stock, although it is traded infrequently in private transactions about which Greater Brazos' management has little reliable information regarding price.

                                  THE MERGER

     The following information relating to the Merger is not intended to be a complete description of all information relating to the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents referred to herein or incorporated herein by reference. A copy of the Merger Agreement is included as Appendix I, and is incorporated herein by reference. All shareholders of Greater Brazos are urged to read the Merger Agreement in its entirety.

GENERAL

     The Merger Agreement provides for the merger of Greater Brazos with and into Compass Texas in accordance with the terms and conditions of the Merger Agreement. Compass Texas will be the surviving entity in the Merger and the separate existence of Greater Brazos will cease. After the Effective Time, the officers and directors of Compass Texas will be the officers and directors of Greater Brazos. Compass intends that Greater Brazos' personnel will remain following the Merger. SEE "SUMMARY--CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS"; "THE MERGER--OPERATIONS AFTER THE MERGER"; "THE MERGER--GOVERNMENT APPROVALS"; AND APPENDIX I.

     The Merger Agreement provides for the holders of Greater Brazos Common Stock at the Effective Time, other than dissenting shareholders, to receive Merger Consideration of 216,000 shares of Compass Common Stock (as adjusted for stock splits and other stock adjustments) less the Option Shares. Holders of Greater Brazos Common Stock shall receive for each share of Greater Brazos Common Stock held at the Effective Time a number of shares of Compass Common Stock equal to (i) the quotient of 216,000 shares of Compass Common Stock less such number of shares of Compass Common Stock issued to the holders of Convertible Securities, (ii) divided by the number of shares of Greater Brazos Common Stock outstanding immediately prior to the Effective Time. In the event the Share Determination Market Value is less than $30.00 per share, Compass may either (i) terminate the Merger Agreement, or (ii) agree to issue an aggregate number of shares of Compass Common Stock (including the Option Shares) equal to the quotient of $6,480,000 divided by the Share Determination Market Value. In such event, each holder of Greater Brazos Common Stock for each share so held shall receive Merger Consideration equal to the quotient of the New Shares less the Option Shares divided by the number of shares of Greater Brazos Common Stock outstanding immediately prior to the Effective Time. In the event Compass exercises its Pricing Termination Option, the Merger Agreement shall be terminated, but Greater Brazos shall have the right to reject such termination of the Merger Agreement by Compass by agreeing to accept an aggregate of 216,000 shares of Compass Common Stock (including the Option Shares). Any decision by the Board of Directors of Greater Brazos regarding whether to terminate the Merger Agreement will be made in its sole discretion and could result in either
(i) Greater Brazos shareholders receiving Merger Consideration with an aggregate market value of less than $6,480,000, (ii) the termination of the Merger Agreement, or (iii) Compass agreeing to increase the number of shares of Compass Common Stock constituting the Merger Consideration. If the Share Determination Market Value is less than $30.00 per share, there can be no assurance that Compass will agree to increase the number of shares of Compass Common Stock and that the Merger Agreement will not terminate, in which event the Greater Brazos shareholders would not receive any Merger Consideration but would retain their Greater Brazos Common Stock.


     Pursuant to Agreements Regarding Convertible Securities executed in connection with the Merger Agreement, the holders of Convertible Securities will receive a number of Option Shares in exchange for their Convertible Securities equal to the difference of the selling price per share of Greater Brazos Common Stock minus the exercise price per share of Greater Brazos Common Stock divided by the Share Determination Market Value and multiplying that number by the number of the holder's Convertible Securities. The "selling price per share" is a number equal to the sum of (i) the exercise price per share times all the Convertible Securities, plus (ii) the "aggregate dollar value," and dividing that sum by the fully diluted of Greater Brazos shares outstanding. The "aggregate dollar value" is a number equal to the aggregate number of shares of Compass Common Stock issuable to the shareholders of Greater Brazos (inclusive of Convertible Securities) times the Share Determination Market Value. The "exercise price per share" for the incentive stock options and phantom shares is $15 per share and $0 per share, respectively. The formula described above is intended to compensate the holders of the Convertible Securities for the value accrued since the date of grant by Greater Brazos and will require Compass to issue to each holder of Convertible Securities directly in exchange for their Convertible Securities the number of Option Shares equal to the holder's "in-the-money" profit on the Convertible Securities divided by the value of the Compass Common Stock (i.e., the Share Determination Market Value). The option holders will not be required to exercise their options or to make any cash payment for the shares they will receive. As the Share Determination Market Value increases, the "in-the-money" profit attributable to the holders of the Greater Brazos incentive stock options will also increase. The result is that the number of shares of Compass Common Stock to be allocated in the Merger to the holders of the incentive stock options will increase, while the number of shares of Compass Common Stock to be allocated to the holders of the Greater Brazos Common Stock and phantom shares will decrease. SEE "INFORMATION ABOUT GREATER BRAZOS -- STOCK OPTION PLAN, -- PHANTOM STOCK PLAN".


     As of the Record Date, there were 200,674 shares of Greater Brazos Common Stock issued and outstanding, incentive stock options outstanding to purchase 20,090 shares of Greater Brazos Common Stock and 1,575 shares of Greater Brazos phantom stock outstanding. All of the incentive stock options are held by present or former officers of the Bank, one of which is also a director of Greater Brazos.


     Examples. Assuming that the issued and outstanding shares of Greater Brazos Common Stock and outstanding options and phantom stock are the same as of the Effective Time as they were on the Record Date, the following table sets forth the following information based on a range of assumed Share Determination Market
Values: (i) the total number of shares of Compass Common Stock which would be delivered pursuant to the Merger; (ii) the aggregate dollar value of the Compass Common Stock delivered pursuant to the Merger; (iii) the resulting value per share of the Greater Brazos Common Stock; (iv) the aggregate number of shares of Compass Common Stock which would be delivered to the holders of options under the Agreements Regarding Convertible Securities; (v) the aggregate number of shares of Compass Common Stock which would be delivered to the holders of the phantom stock under the Agreements Regarding Convertible Securities; (vi) the aggregate Merger Consideration payable to the holders of the Greater Brazos Common Stock; and (vii) the number of shares of Compass Common Stock which each share of Greater Brazos Common Stock would represent the right to receive (i.e., the Conversion Ratio):



                                                                                           Aggregate
                                                                          Aggregate         Shares        Aggregate
    Share                                               Value              Shares         to Holders       Shares
Determination      Shares        Aggregate           Per Greater          to Option       of Phantom      to Common      Conversion
Market Value       Issued       Dollar Value        Brazos Share(1)       Holders(2)       Shares(2)     Stockholders     Ratio(3)
-------------     --------     -------------       ----------------     ------------    -------------   --------------  -----------
  $30.00(4)       216,000        $6,480,000             $30.50             10,380           1,601          204,019        1.0167
   32.00          216,000         6,912,000              32.44             10,951           1,597          203,452        1.0138
   34.00          216,000         7,344,000              34.39             11,455           1,593          202,952        1.0114
   36.00          216,000         7,776,000              36.33             11,903           1,589          202,508        1.0091
   38.00          216,000         8,208,000              38.27             12,304           1,586          202,110        1.0072
   40.00          216,000         8,640,000              40.21             12,664           1,584          201,752        1.0054
   42.00          216,000         9,072,000              42.16             12,990           1,581          201,429        1.0038
   44.00          216,000         9,504,000              44.10             13,287           1,579          201,134        1.0023
   46.00          216,000         9,936,000              46.04             13,558           1,577          200,865        1.0010
   48.00          216,000        10,368,000              47.99             13,806           1,575          200,619         .9997
   50.00          216,000        10,800,000              49.93             14,035           1,573          200,392         .9986

-------------

(1) Equals the Conversion Ratio multiplied by the corresponding Share Determination Market Value and rounded to the nearest whole cent. The actual market value of the Compass Common Stock to be exchanged for each share of Greater Brazos Common Stock will be subject to market fluctuation.

(2) Rounded to the nearest whole share.

(3) Equals the quotient of the aggregate Merger Consideration payable to the holders of the Greater Brazos Common Stock divided by 200,674 shares of Greater Brazos Common Stock, the number of issued and outstanding shares of Greater Brazos Common Stock outstanding as of the Record Date.

(4) If the Share Determination Market Value is less than $30.00, the result could be that (i) the Greater Brazos shareholders receive Merger Consideration with an aggregate market value of less than $6,480,000, (ii) the Merger Agreement is terminated, or (iii) Compass agrees to increase the number of shares of Compass Common Stock constituting the Merger Consideration. SEE "SUMMARY--THE MERGER"; AND "THE MERGER--GENERAL."

     Notwithstanding the foregoing, the Merger Consideration will be reduced by the number of shares that would otherwise be issued to dissenting shareholders.

     Compass will not issue fractional shares of Compass Common Stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share. Such cash payment shall be based on the Share Determination Market Value.

     The Merger Agreement also provides that the Merger Consideration, consisting of shares of Compass Common Stock, shall be adjusted to give effect to any stock dividends or splits with respect to Compass Common Stock occurring between the date of execution of the Merger Agreement and the Effective Time. SEE "SUMMARY--THE MERGER"; "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER-- DISSENTERS' RIGHTS"; APPENDIX I; AND APPENDIX II.

     The Merger must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Greater Brazos Common Stock entitled to vote at the Meeting. SEE "INTRODUCTION"; "SUMMARY--SHAREHOLDER VOTES REQUIRED"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

     Officers, directors and certain shareholders of Greater Brazos owning 130,265 shares of Greater Brazos Common Stock, comprising approximately 65.0% of the total shares of Greater Brazos Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Voting Agreement, to vote their shares in favor of the Merger.

     Compass Texas has one share of common stock, $.01 par value per share, issued and outstanding, all of which is owned and held by Compass. Subject to the satisfaction or waiver of all of the conditions to the parties' obligations to effect the Merger, Compass, as sole shareholder of Compass Texas, will approve the Merger Agreement in the manner prescribed by the GCL. SEE "SUMMARY- -SHAREHOLDER VOTES REQUIRED".

     The Merger will be effective as soon as practicable following the receipt of all necessary regulatory approvals and the satisfaction of all conditions to the consummation of the Merger. At the Effective Time, by operation of law, holders of Greater Brazos Common Stock (other than those shareholders who perfect their dissenters' rights of appraisal) will become owners of Compass Common Stock and will no longer be owners of Greater Brazos Common Stock. After the Effective Time, all certificates for Greater Brazos Common Stock will represent the right to receive Compass Common Stock pursuant to the Merger Agreement, but otherwise will be null and void after such date. SEE "SUMMARY-- DISSENTERS' RIGHTS"; "THE MERGER--DISSENTERS' RIGHTS"; AND APPENDIX II.

BACKGROUND AND REASONS FOR THE MERGER

     During 1996, certain of the major stockholders of Greater Brazos determined that the growth of Greater Brazos and the potential for significant additional increases in value of the shares of Greater Brazos were limited both by the size of Greater Brazos and the size of the Bryan/College Station, Texas market. Moreover, Greater Brazos was experiencing favorable earnings and returns on equity and thus was likely to be an attractive acquisition for a larger banking institution which could better afford the growth capital required.

     Management recommended to the Board of Directors of Greater Brazos the approval of the Merger based on Compass' sound financial condition and good reputation, the consideration to be received by the shareholders, and the positive effect on depositors and the general community that the Merger would engender given the stated interest of Compass in increasing the size and capital of the continuing bank and expanding the range of services to be offered.

     The Greater Brazos Board of Directors in determining to approve the Merger considered various alternatives including seeking a merger or consolidation with another financial institution and remaining independent. The Board determined that, given the relatively small size of Greater Brazos, the need and desire to reinvest profits realized by Greater Brazos and the absence of a trading market for shares of Greater Brazos, providing liquidity to shareholders was of primary concern, which goal would be met best by the proposed Merger. For the reasons set forth above, the Greater Brazos Board of Directors unanimously approved the Merger and recommends approval of the transaction by the Greater Brazos shareholders.

     SEE "SUMMARY--THE MERGER"; "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GREATER BRAZOS--CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION".

     Compass and Compass Texas have considered expansion opportunities in the Bryan/College Station, Texas area in order to enlarge their Texas-based operations to a more economical size and to expand into additional market areas. Acquiring Greater Brazos will result in economies of scale and increase the markets served by Compass' affiliates. It will also assist Compass' Texas affiliates in providing the management and organizational flexibility needed to expand in the Texas market by branching and other acquisitions.

     Following arm's length negotiations between representatives of Compass and Greater Brazos, Compass and Greater Brazos entered into the Merger Agreement dated as of October 2, 1996. The aggregate price to be paid to holders of Greater Brazos Common Stock resulted from negotiations which considered the historical earnings and dividends of Compass and Greater Brazos, the earnings potential and deposit base of Greater Brazos, potential growth in Greater Brazos' market, Greater Brazos' asset quality and the effect of the Merger on the shareholders, customers and employees of Compass and Greater Brazos. SEE "SUMMARY--THE MERGER".

     Subject to satisfaction of certain conditions contained in the Merger Agreement, Greater Brazos' Board of Directors believes the Merger to be fair and in the best interest of Greater Brazos' shareholders. In addition, a fairness opinion has been received from Advisory with respect to the fairness, from a financial point of view, of the Merger to its shareholders. GREATER BRAZOS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT GREATER BRAZOS' SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER and has authorized consummation thereof, subject to approval of Greater Brazos' shareholders, federal and state bank regulators and the satisfaction of certain other conditions. SEE "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "THE MERGER--OPINION OF FINANCIAL ADVISOR"; AND APPENDIX III.

OPINION OF FINANCIAL ADVISOR

     Advisory is a recognized investment banking firm regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, and in valuations for estate, corporate and other purposes. Prior to Greater Brazos' proposed Merger with Compass and on the basis of Advisory's reputation and qualifications in evaluating financial institutions, Greater Brazos engaged Advisory to provide the Board of Directors of Greater Brazos with Advisory's opinion regarding the estimated cash fair market value range of 100% of the outstanding common stock of Greater Brazos, as of December 31, 1995 (the "Valuation Conclusion"). Advisory delivered the Valuation Conclusion to the Board of Directors of Greater Brazos in a letter dated February 29, 1996.

     In April 1996, and after delivery of the Valuation Conclusion, Greater Brazos engaged Advisory to act as an independent financial advisor to the Board of Directors and shareholders of Greater Brazos in soliciting parties potentially interested in the acquisition of Greater Brazos. As a result, Advisory prepared a Confidential Descriptive Memorandum that was submitted to Compass as well as to other parties potentially interested in the acquisition of Greater Brazos. This action prompted the submission from Compass of an expression of interest in acquiring Greater Brazos.

     Based on the initial proposal submitted by Compass together with the market value of Compass Common Stock at that time, the total value of merger consideration offered by Compass approximated $7.6 million, which represented total merger consideration that equaled, if not exceeded, the Valuation Conclusion. Therefore, subsequent to the signing of a letter of intent with Compass, Advisory was asked by the Board of Directors of Greater Brazos to render advice and analysis in connection with the Merger, and to provide an opinion with regard to fairness -- from the perspective of the shareholders of Greater Brazos -- of the financial terms of the Merger.

     Advisory has rendered a separate written opinion ("the Opinion") to the Board of Directors of Greater Brazos to the effect that the terms of the Merger are fair from a financial point of view to the shareholders of Greater Brazos as of the date of the opinion letter. A copy of the Opinion is attached as Appendix III to this Proxy Statement/Prospectus and should be read in its entirety by Greater Brazos shareholders. Advisory's Opinion does not constitute an endorsement of the Merger or a recommendation to any Greater Brazos shareholder as to how such shareholder should vote regarding the Merger.

     Regarding Greater Brazos, Advisory based its Opinion upon, among other things, a review of: (i) audited consolidated financial statements of Greater Brazos for the years ended December 31, 1995 and 1994; (ii) parent company only financial statements of Greater Brazos, on form FR Y-9SP, for the year ended December 31, 1995 and for the six month period ended June 30, 1996, as filed with the Federal Reserve System; (iii) parent company only financial statements for GBVD, on form FR Y-9SP, for the year ended December 31, 1995 and for the six month period ended June 30, 1996, as filed with the Federal Reserve System; (iv) reports of condition and income for the Bank, for the years ended December 31, 1995, 1994, and 1993, and for the nine month period ending September 30, 1996, as filed with federal bank regulatory agencies; (v) the economy in general and, in particular, the local economies in which the Bank operates; (vi) certain internal financial analyses and forecasts for the Bank prepared by the management of the Bank, including projections of future performance; (vii) certain other summary materials and analyses with respect to the Bank's loan portfolio, securities portfolio deposit base, fixed assets, and operations including, but not limited to: (a) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy, (b) analyses concerning the adequacy of the loan loss reserve, (c) schedules of "other real estate owned," including current carrying values and recent appraisals, and (d) schedules of securities, detailing book values market values, and lengths to maturity; and (viii) such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that Advisory deemed relevant to its assignment.

     Regarding Compass, Advisory based its Opinion upon, among other things, a review of: (i) audited consolidated financial statements, contained in Annual Reports and Form 10-Ks, for the years ended December 31, 1995, 1994, and 1993;
(ii) quarterly financial statements for Compass, in both "press release" and quarterly report format, for the 1995 calendar quarters, and the first three calendar quarters of 1996; (iii) consolidated financial statements for Compass, on form FR Y-9C, for the years ended 1995, 1994, and 1993, together with consolidated financial statements for the nine month period ended September 30, 1996, as filed with the Federal Reserve; (iv) equity research reports regarding Compass prepared by various stock analysts who cover the financial institutions sector; (v) the condition of the commercial banking industry, as indicated in the financial reports filed by all federally-insured commercial banks with various federal bank regulatory authorities; (vi) the economy in general and, in particular, the major trade areas in which Compass and its subsidiaries operate; and (vii) such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that Advisory deemed relevant to its opinion.

     Additionally, Advisory based its Opinion upon, among other things, a review of: (i) the Merger Agreement, and any amendments thereto, that sets forth, among other items, the terms, conditions to closing, pending litigation against both Greater Brazos and Compass, and representations and warranties of Greater Brazos and Compass with respect to the proposed Merger; (ii) the Proxy Statement/Prospectus, to which the Opinion is appended that is being furnished to the shareholders of Greater Brazos in connection with the proposed Merger;
(iii) the financial terms and price levels for commercial banks with assets between $25 million and $125 million that were recently acquired in the United States -- and specifically in Texas -- together with the financial performance and condition of such banks; (iv) the financial terms and stated price levels of other banking organizations, the proposed acquisition of which has been publicly announced by Compass subsequent to January 1, 1995 and prior to the date of Advisory's Opinion and for which the transaction terms, including price, were available; (v) the price-to-equity and price-to-earnings multiples of the stocks of banking organizations based in the United States that have publicly-traded common stocks, together with the financial performance and conditions of such banking organizations; and (vi) such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that Advisory deemed relevant to its assignment.

     Advisory maintains a sizable database of information pertaining to the prices paid for U.S. banks. The database includes transactions involving banking organizations in Texas and the Southwest region of the United States, and provides comparable pricing and financial performance data for banking organizations acquired in the United State since 1989. Advisory has the capability of sorting the records to yield transactions involving similar banks. Similarities might include banks within a specific asset size range, banks that generate a return on average assets ("ROA") within a specified range, banks that have an equity-to-assets ratio within a certain range, or banks that sold for a specific form of consideration (cash or stock). The ability to produce specific groups of comparable banks facilitates making a valid comparative purchase price analysis.

     Advisory considered the transaction values for banking organizations with total assets between $25 million and $125 million acquired in the United States
- and specifically in Texas -- during 1995 and thus far in 1996, irrespective of the form of consideration. Advisory compared those transaction values, and the corresponding financial characteristics for the relevant banks, in relation to the transaction value computed for Greater Brazos' merger with Compass. The comparative analysis revealed that the merger of Greater Brazos with Compass yields a transaction value that results in a price-equity index (purchase price as a percent of total assets) of 14.30 and a price-earnings index (purchase price as a percent of average assets) of 14.68, versus averages of 16.39 and 16.88, respectively, for the United States; and averages of 14.43 and 14.88, respectively, for Texas.

     The equity ratio for Greater Brazos (as measured by the equity-to-assets ratio) as of September 30, 1996 equals 5.54%, a ratio below the average equity ratio of 9.64% for the United States and 9.09% for Texas. Furthermore, the ROA for Greater Brazos for the 12-month period ending September 30, 1996 approximates 0.35%, a ratio below the average ROAs of 1.06% for the United States and 1.39% for Texas. Accordingly, the analysis suggests that the transaction value for Greater Brazos, as measured by the price indices described above, compares favorably with the average price indices paid during 1995 and 1996 for banks with assets between $25 million and $125 million in both the United States and Texas alone, irrespective of the form of consideration. The table set forth below summarizes this comparative analysis, and highlights the Greater Brazos transaction.

                                                                  ----------------------------------------
                                                                     PRICE MULTIPLES    PRICE INDICES
                                                                  ----------------------------------------
                                    EQUITY-                   TOTAL
                   # OF   ASSETS      TO-                     PRICE
                  BANKS   $(000)    ASSETS    ROA     ROE    $(000)    EQUITY  EARNINGS  EQUITY  EARNINGS
U.S.
Transactions       197   $66,411    9.64%   1.06%  11.16%   $10,885   1.70x    15.90x     16.39     16.88
Texas
Transactions        38   $60,164    9.09%   1.39%  15.58%   $ 8,681   1.59x    10.69x     14.43     14.88
----------------------------------------------------------------------------------------------------------
Greater
 Brazos*             1   $57,884    5.54%   0.35%   6.43%   $ 8,276   2.67x    41.59x     14.30     14.60
----------------------------------------------------------------------------------------------------------

* Total price for Greater Brazos based on the issuance of 216,000 shares of Compass Common Stock, and a $38.3125 market price per share. Financial data for Greater Brazos as of September 30, 1996, with earnings ratios/calculations based on 12-month trailing earnings.

     In the context of the Merger, Advisory specifically considered the transaction values for Texas banking organizations below $250 million in assets and acquired for stock during 1995 and 1996. Advisory compared those transaction values, and the corresponding financial characteristics for the relevant banks, in relation to the transaction value computed for Greater Brazos' Merger with Compass. The comparative analysis reveals that the Merger of Greater Brazos with Compass yields a transaction value that results in a price-equity index of 14.30 and a price-earnings index of 14.68, versus averages of
17.82 and 18.68, respectively, for the United States; and averages of 15.25 and 16.02, respectively, for Texas.

     The equity ratio for Greater Brazos as of September 30, 1996 equals 5.54%, a ratio below the average equity ratio of 8.87% for the United States and 7.64% for Texas. Furthermore, the ROA for Greater Brazos for the 12-month period ending September 30, 1996 approximates 0.35%, a ratio below the average ROAs of 1.11% for the United States and 1.17% for Texas. Accordingly, the analysis suggests that the transaction value for Greater Brazos, as measured by the price indices described above, compares favorably with the average price indices paid during 1995 and thus far in 1996 for banks with assets under $250 million in both the United States and Texas alone, with common stock as the sole form of consideration. The table set forth below summarizes this comparative analysis, and highlights the Greater Brazos transaction.

                                                                   ---------------------------------------
                                                                      PRICE MULTIPLES    PRICE INDICES
                                                                   ---------------------------------------
                                   EQUITY-                   TOTAL
                # OF    ASSETS       TO-                     PRICE
                BANKS   $(000)     ASSETS    ROA    ROE      $(000)   EQUITY  EARNINGS  EQUITY  EARNINGS

U.S.
Transactions       139  $104,706      8.87%  1.11%  12.57%  $18,659   2.01x   16.86x     17.82     18.68
Texas
Transactions        12  $ 78,871      7.64%  1.17%  15.28%  $12,028   2.00x   13.65x     15.25     16.02
----------------------------------------------------------------------------------------------------------
Greater
 Brazos*             1  $ 57,884      5.54%  0.35%   6.43%  $ 8,276   2.67x   41.59x     14.30     14.68
----------------------------------------------------------------------------------------------------------

* Total price for Greater Brazos based on the issuance of 216,000 shares of Compass Common Stock, and a $38.3125 market price per share. Financial data for Greater Brazos as of September 30, 1996, with earnings ratios/calculations based on 12-month trailing earnings.

     As previously noted, Advisory also considered the transaction values for Texas banking organizations with assets below $250 million acquired by Compass with Compass Common Stock, the announcement of which occurred subsequent to January 1, 1995 and prior to the date of Advisory's Opinion (the "Compass transactions in Texas"). Advisory compared those transaction values, and the corresponding financial characteristics for the relevant banks, in relation to the transaction value computed for Greater Brazos' merger with Compass. The comparative analysis revealed that the merger of Greater Brazos with Compass yields a transaction value that results in a price-equity index of 14.30 and a price earnings index of 14.68, versus averages of 16.87 and 17.73, respectively, for the Compass transactions in Texas. The equity ratio for Greater Brazos as of September 30, 1996 equals 5.05%, a ratio below the average equity ratio of 7.16% for the Compass transactions in Texas. Furthermore, the ROA for Greater Brazos for the 12-month period ending September 30, 1996 approximates 0.35%, a ratio below the average ROA of 1.17% for the Compass Transactions in Texas. Accordingly, the analysis suggests that the transaction value for Greater Brazos, as measured by the price indices described above, compares favorably with the average price indices paid for the Compass transactions in Texas.

     Since the form of consideration in Greater Brazos' merger with Compass involves the exchange of Compass Common Stock for shares of Greater Brazos Common Stock, Advisory evaluated the financial condition and performance of Compass, as noted above. Advisory conducted its own independent financial analysis of Compass based on the above-mentioned information provided to or obtained by Advisory. Advisory also reviewed and considered financial analyses and earnings forecasts produced by financial analysts affiliated with various brokerage firms that cover the financial institutions industry, and Compass in particular. The intent of this financial analysis is to ascertain the current financial condition and future earnings prospects of Compass, given that the current shareholders of Greater Brazos will have an ownership stake in Compass on a post-transaction basis. Advisory is satisfied with the finding obtained from its financial analyses regarding the financial condition and earnings prospects of Compass, and believes that sufficient foundation exists in this regard to support Advisory's conclusion regarding the financial fairness of the proposed transaction.

     Advisory is of the belief that its review of, among other things, the aforementioned items, provides a reasonable basis for the issuance of its Opinion, recognizing that Advisory is issuing an informed professional opinion -- not a certification of value.

     No limitations were imposed on the scope of Advisory's investigation by either Greater Brazos or Compass. Advisory participated in the negotiation of the terms of the Merger, and other related agreements associated with the Merger, through discussions with officials at Greater Brazos and Compass.

     Advisory, as part of its line of professional services, specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. Prior to its retention for this assignment, Advisory had provided financial advisory services to Greater Brazos and the Bank; however, the revenues derived from the delivery of such services are insignificant when compared to Advisory's total gross revenues. Advisory has not previously provided any services to Compass.

     Advisory has relied upon the information provided by the management of Greater Brazos and Compass, or otherwise reviewed by Advisory, as being complete and accurate in all material respects. Advisory has not verified through independent inspection or examination the specific assets or liabilities of Greater Brazos, Compass or their subsidiary banks. Advisory has assumed that there has been no material changes in the assets, financial condition, results of operations, or business prospects of Greater Brazos and Compass since the date of the last financial statements made available to Advisory. Advisory met with the management of Greater Brazos and conversed with the management of Compass for the purpose of discussing the relevant information that has been provided to Advisory.

     Based on all factors that Advisory deemed relevant and assuming the accuracy and completeness of the information and data provided, Advisory concluded that the financial provisions of the proposed Merger, as outlined herein, are fair, from a financial standpoint, to the common shareholders of Greater Brazos. For its services as an independent financial analyst and advisor to Greater Brazos in connection with the Merger, Greater Brazos paid a retainer fee totaling $4,500 for the preparation of the Confidential Descriptive Memorandum. Additionally, if the Merger with Compass reaches the point of consummation, Greater Brazos Valley has agreed to pay Advisory a "brokerage fee" equal to one and eighty-hundredths percent (1.80%) of the aggregate dollar value of the proposed Merger. Based on the closing price of Compass Common Stock as of December 13, 1996, the aggregate dollar value of the proposed Merger equals $8,275,500 (216,000 shares times $38.3125 per share); therefore, the brokerage fee would equal $148,959. ($8,275,500 times 1.80%). Additionally, Greater Brazos also has agreed to reimburse Advisory for reasonable out-of-pocket expenses.

OPERATIONS AFTER THE MERGERS

     Compass and Greater Brazos intend that following consummation of the Merger, certain subsidiaries of Compass and Greater Brazos will further merge such that (i) GBVD will merge with and into Compass Bancorporation, and (ii) the Bank will merge with and into Compass-Houston. Following the Subsequent Mergers, the separate existences of GBVD and the Bank will cease, and Compass Bancorporation and Compass Bank-Houston will continue as the surviving entities.

OTHER TERMS AND CONDITIONS

     The Merger Agreement contains a number of terms, conditions, representations and covenants which must be satisfied as of the Effective Time, including, but not limited to, the following:

     (i) The receipt of regulatory approvals, which approvals shall not have imposed any condition or requirement which in the judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting periods with respect thereto. SEE "THE MERGER--GOVERNMENT APPROVALS";

     (ii) The consummation of the Merger will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

     (iii) The approval of the Merger Agreement by Greater Brazos' shareholders entitled to vote at the Meeting;

     (iv) The Registration Statement relating to the Compass Common Stock shall be effective under the Securities Act and any applicable state securities or blue sky laws and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or any proceedings under the Commission or applicable state securities authorities rules with respect to the transaction contemplated hereby, shall be pending before or threatened by the Commission or any applicable state securities or blue sky authorities;

     (v) All representations and warranties of Greater Brazos and Compass shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Effective Time;

     (vi) Greater Brazos, Compass and Compass Texas shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in the Merger Agreement to be performed or complied with by them prior to the Effective Time;

     (vii) There shall not have occurred a material adverse effect with respect to Greater Brazos, GBVD or the Bank;

     (viii) The directors of Greater Brazos, GBVD and the Bank shall have delivered to Compass an instrument dated the Effective Time releasing Greater Brazos, GBVD and the Bank from any and all claims of such directors (except as to their deposits and accounts and as to rights of indemnification pursuant to the Articles or Certificate of Association or Incorporation and Bylaws of Greater Brazos, GBVD or the Bank, which rights shall survive the Merger) and shall have delivered to Compass their resignations as directors of Greater Brazos, GBVD and the Bank;

     (ix) The officers of Greater Brazos, GBVD and the Bank who have the title Vice President or above shall have delivered to Compass an instrument dated the Effective Time releasing Greater Brazos, GBVD and the Bank from any and all claims of such officers (except as to deposits and accounts and accrued compensation permitted by their respective agreements with Greater Brazos, GBVD or the Bank and as to the rights of indemnification pursuant to the Articles or Certificate of Incorporation or Association or Bylaws of Greater Brazos, GBVD or the Bank, which rights shall survive the Merger);

     (x) Compass and Greater Brazos shall have received the opinions of counsel to Greater Brazos and Compass acceptable to them as to certain matters;

     (xi) The holders of no more than 5% of the Greater Brazos Common Stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

     (xii) Compass shall have received a letter from KPMG Peat Marwick LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Merger Agreement;

     (xiii)   Greater Brazos shall have no indebtedness;

     (xiv) Compass shall have received from holders of Greater Brazos Common Stock receiving at least 50% of the total Merger Consideration a representation that they have no plan or intention to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger;

     (xv) Compass and the shareholders of Greater Brazos shall have received an opinion of counsel satisfactory to them that the Merger will qualify as a reorganization under Section 368(a) of the Code; SEE "SUMMARY-FEDERAL INCOME TAX CONSEQUENCES" AND "THE MERGER-FEDERAL INCOME TAX CONSEQUENCES";

     (xvi) Greater Brazos shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of Greater Brazos of which Greater Brazos has knowledge from and including the date of the Merger Agreement through the Effective Time;

     (xvii) Compass shall have determined, in its sole judgment, that the liabilities and obligations of Greater Brazos, GBVD and the Bank do not have a material adverse effect;

     (xviii) Greater Brazos and the Bank shall have terminated, in a manner satisfactory to Compass, on or before the Effective Time, certain Executive Supplemental Income Agreements entered into with specified officers of Greater Brazos and the Bank;

     (xix) Greater Brazos shall have terminated, in a manner satisfactory to Compass, on or before the Effective Time, the Commerce National Bank Director's Deferred Compensation Plan and Deferred Compensation Agreements with the directors of Greater Brazos and the Bank;

     (xx) All warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire Greater Brazos Common Stock shall have been exercised or converted, or shall have expired, lapsed or terminated, prior to the Effective Time;

     (xxi) The transactions contemplated by the Agreements Regarding Convertible Securities shall have been, or shall simultaneously with Closing be, consummated;

     (xxii) Greater Brazos, GBVD and the Bank shall have delivered to the directors of Greater Brazos, GBVD and the Bank an instrument dated the Effective Time releasing such directors from any and all claims of Greater Brazos, GBVD and the Bank (except as to indebtedness or other contractual liabilities); provided, however, that such releases shall not release an action against such directors by Compass or Greater Brazos in connection with the transactions contemplated by the Merger Agreement; and

     (xxiii) Compass and Greater Brazos shall have received certificates of the other as to certain items described above.

Any condition to the consummation of the Merger, except the required shareholder and regulatory approvals, may be waived in writing by the party to the Merger Agreement entitled to the benefit of such condition. SEE APPENDIX I.

ADDITIONAL AGREEMENTS

     Each of the directors, executive officers and principal shareholders of Greater Brazos has entered into a Pooling Transfer Restrictions Agreement with Compass and Greater Brazos pursuant to which they have agreed, among other things, (i) not to transfer any of their respective shares of Greater Brazos Common Stock within 30 days prior to the Effective Time, (ii) not to transfer any shares of Compass Common Stock acquired by them in the Merger until the publication of financial results covering at least 30 days of post-Merger combined operations of Greater Brazos and Compass, except for shareholder pledges to secure loans, provided the lender agrees to be bound by the terms of the Pooling Transfer Restrictions Agreement, and (iii) not otherwise to transfer such Compass Common Stock except in compliance with the applicable provisions of the Securities Act and the Exchange Act and the respective rules and regulations thereunder.

     Officers, directors and certain shareholders of Greater Brazos owning 130,265 shares of Greater Brazos Common Stock, comprising approximately 65.0% of the total shares of Greater Brazos Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Voting Agreement, to vote their shares in favor of the Merger.

BUSINESS PENDING EFFECTIVE TIME

     The Merger Agreement imposes certain limitations on the conduct of Greater Brazos' business pending consummation of the Merger. Among other things, Greater Brazos must conduct its businesses only in the ordinary course, consistent with prudent banking practices. SEE "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

AMENDMENT; TERMINATION

     The Merger Agreement may be amended or supplemented at any time, before or after the Meeting, by an instrument in writing duly executed by all the parties thereto. However, no change which reduces the Merger Consideration or which materially and adversely affects the rights of Greater Brazos' shareholders can be made after the Meeting without the required approval of Greater Brazos' shareholders.

     In addition to termination due to pricing issues (SEE "SUMMARY--THE MERGER"; AND "THE MERGER--GENERAL"), the Merger Agreement may be terminated and the Merger abandoned, notwithstanding approval by Greater Brazos shareholders, at any time before the Effective Time by:

     (i) Mutual written consent duly authorized by the Boards of Directors of Compass and Greater Brazos;

     (ii) Compass (a) if Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of Greater Brazos which constitutes a material adverse effect, (b) due to certain unacceptable environmental circumstances pursuant to Section
            6.10 of the Merger Agreement, or (c) if the conditions to the obligations of Compass and Compass Texas to effect the Merger contained in the Merger Agreement are not satisfied or waived in writing by Compass;

     (iii) Greater Brazos (a) if Greater Brazos' conditions to Closing contained in the Merger Agreement are not satisfied or waived in writing by Greater Brazos, or (b) if Greater Brazos learns or becomes aware of a breach or inaccuracy of any representation or warranty of Compass which constitutes a material adverse effect;

     (iv) Compass or Greater Brazos if the Effective Time shall not have occurred on or before May 30, 1997 or such later date agreed to in writing by Compass and Greater Brazos; provided, however, that the Merger shall not be consummate prior to January 1, 1997; or

     (v) Compass or Greater Brazos if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is final and nonappealable. SEE "SUMMARY--CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION"; "THE MERGER-- GENERAL"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

     Upon termination of the Merger Agreement, the Merger Agreement shall be void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the parties are not relieved of liability for any breach of the Merger Agreement.

EXCHANGE OF SHARES

     Prior to the Effective Time, and pursuant to an exchange agreement in the form attached as Exhibit B to the Merger Agreement (the "Exchange Agent Agreement"), Compass shall deposit or cause to be deposited in trust with Continental Stock Transfer & Trust Company (the "Exchange Agent"), cash in an aggregate amount estimated to be sufficient to make cash payments to Greater Brazos shareholders in lieu of fractional shares of Compass Common Stock. Such cash payments shall be made to dissenting shareholders in proportion to the number of shares surrendered.

     Promptly after the Effective Time, the Exchange Agent will furnish each holder of record of Greater Brazos Common Stock as of the Effective Time with transmittal materials for use in exchanging certificates representing Greater Brazos Common Stock for certificates representing Compass Common Stock in accordance with the Exchange Agent Agreement. The transmittal materials will contain information and instructions with respect to the procedure for exchanging such certificates. The certificates for Compass Common Stock will be delivered to the persons entitled thereto within a reasonable time after delivery of Greater Brazos Common Stock certificates for exchange accompanied by the appropriate transmittal materials.

     Under the terms of the Merger Agreement, Compass will not issue certificates representing fractional shares of Compass Common Stock, and in lieu thereof shall pay cash to any holder of Greater Brazos Common Stock otherwise entitled to receive such fractional share. Such cash payment shall be based on the Share Determination Market Value. SEE "SUMMARY-FEDERAL INCOME TAX CONSEQUENCES"; "THE MERGER-FEDERAL INCOME TAX CONSEQUENCES"; AND APPENDIX I.

     Persons who are entitled to receive Compass Common Stock pursuant to the Merger will not be entitled to vote such Compass Common Stock or to receive any dividends thereon until they have properly surrendered their Greater Brazos Common Stock certificates in exchange for Compass Common Stock.

     Upon the Effective Time of the Merger, former Greater Brazos shareholders will cease to have any rights as shareholders of Greater Brazos, and the Greater Brazos shareholders shall have only the right to receive the Merger Consideration specified in the Merger Agreement or, in the case of dissenting shareholders, to exercise their rights under Texas law. SEE "THE MERGER-- DISSENTERS' RIGHTS".

DISSENTERS' RIGHTS

     By following the specific procedures set forth in the Texas Business Corporation Act ("TBCA"), Greater Brazos shareholders have a statutory right to dissent from the Merger. If the Merger is approved and consummated, any Greater Brazos shareholder who properly perfects his dissenters' rights will be entitled, upon consummation of the Merger, to receive an amount of cash equal to the fair value of his shares of Greater Brazos Common Stock rather than receiving the consideration set forth in the Merger Agreement. The following summary is not a complete statement of statutory dissenters' rights of appraisal, and such summary is qualified by reference to the applicable provisions of the TBCA, which are reproduced in full in Appendix II to this Proxy Statement/Prospectus. A shareholder must complete each step in the precise order prescribed by the statute to perfect his dissenter's rights of appraisal.

     Any shareholder who desires to dissent from the Merger shall file a written objection to the Merger with Greater Brazos prior to the Meeting at which a vote on the Merger shall be taken, stating that the shareholder will exercise his right to dissent if the Merger is effective and giving the shareholder's address to which notice thereof shall be sent. A vote against the Merger is not sufficient to perfect a shareholder's dissenter's rights of appraisal. If the Merger is effected, each shareholder who sent notice to Greater Brazos as described above and who did not vote in favor of the Merger will be deemed to have dissented from the Merger ("Dissenting Shareholder"). Failure to vote against the Merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the Merger will constitute such a waiver.

     Compass Texas, as survivor of the Merger, will be liable for discharging the rights of Dissenting Shareholders and shall, within 10 days of the Effective Time, notify the Dissenting Shareholders in writing that the Merger has been effected. Each Dissenting Shareholder so notified must, within 10 days of the delivery or mailing of such notice, make a written demand on Compass Texas at 15 South 20th Street, Birmingham, Alabama 35233, for payment of the fair value of the Dissenting Shareholder's shares as estimated by the Dissenting Shareholder. Such demand shall state the number and class of shares owned by the Dissenting Shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the Meeting, excluding any appreciation or depreciation in anticipation of the Merger. Dissenting Shareholders who fail to make a written demand within the 10 day period will be bound by the Merger and lose their rights to dissent. Within 20 days after making a demand, the Dissenting Shareholder shall submit certificates representing his shares of Greater Brazos Common Stock to Compass for notation thereon that such demand has been made. Dissenting Shareholders who fail to submit their certificates within such 20 day period will be bound by the Merger and lose their rights to dissent.

     Within 20 days after receipt of a Dissenting Shareholder's demand letter as described above, Compass shall deliver or mail to the Dissenting Shareholder written notice (i) stating that Compass accepts the amount claimed in the demand letter and agrees to pay that amount within 90 days after the Effective Time upon surrender of the relevant certificates of Greater Brazos Common Stock duly endorsed by the Dissenting Shareholder, or (ii) containing Compass' written estimate of the fair value of the shares of Greater Brazos Common Stock together with an offer to pay such amount within 90 days after the Effective Time if Compass receives notice, within 60 days after the Effective Time, stating that the Dissenting Shareholder agrees to accept that amount and surrender of the relevant certificates of Greater Brazos Common Stock duly endorsed by the Dissenting Shareholder. In either case, the Dissenting Shareholder shall cease to have any ownership interest in Greater Brazos or Compass following payment of the agreed value.

     If the Dissenting Shareholder and Compass cannot agree on the fair value of the shares within 60 days after the Effective Time, the Dissenting Shareholder or Compass may, within 60 days of the expiration of the initial 60 day period, file a petition in any court of competent jurisdiction in Brazos County, Texas requesting a finding and determination of the fair value of the Dissenting Shareholder's shares. If no petition is filed within the appropriate time period, then all Dissenting Shareholders who have not reached an agreement with Compass on the value of their shares shall be bound by the Merger and lose their rights to dissent. After a hearing concerning the petition, the court shall determine which Dissenting Shareholders have complied with the provisions of the TBCA and have become entitled to the valuation of, and payment for, their shares, and shall appoint one or more qualified appraisers to determine the value of the shares of Greater Brazos Common Stock in question. The appraisers shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of Greater Brazos Common Stock, which judgment shall be binding on Compass and on all Dissenting Shareholders receiving notice of the hearing. The court shall direct Compass to pay such amount, together with interest thereon, beginning 91 days after the Effective Time to the date of judgment, to the Dissenting Shareholders entitled thereto. The judgment shall be payable upon the surrender to Compass of certificates representing shares of Greater Brazos Common Stock duly endorsed by the Dissenting Shareholders. Upon payment of the judgment, the Dissenting Shareholders shall cease to have any interest in Greater Brazos, Compass or the Greater Brazos Common Stock. All court costs and fees of the appraisers shall be allotted between the parties in the manner that the court determines is fair.

     Any Dissenting Shareholder who has made a written demand on Compass for payment of the fair value of his Greater Brazos Common Stock shall not thereafter be entitled to vote or exercise any other rights as a shareholder except the statutory right of appraisal as described herein and the right to maintain an appropriate action to obtain relief on the ground that the Merger would be or was fraudulent. In the absence of fraud in the transaction, a Dissenting Shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the Merger.

     Any Dissenting Shareholder who has made a written demand on Compass for payment of the fair value of his Greater Brazos Common Stock may withdraw such demand at any time before payment for his shares or before a petition has been filed with an appropriate court for determination of the fair value of such shares. If a Dissenting Shareholder withdraws his demand, or if he is otherwise unsuccessful in asserting his dissenters' rights of appraisal, such Dissenting Shareholder shall be bound by the Merger and his status as a shareholder shall be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim. SEE SUMMARY-- DISSENTERS' RIGHTS"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GREATER BRAZOS AND COMPASS--APPRAISAL RIGHTS"; AND APPENDIX II.

     It is a condition to Compass' obligations under the Merger Agreement that not more than 5% of the outstanding shares of Greater Brazos Common Stock shall have been determined to be held by dissenting or potentially dissenting shareholders. If such condition is not met, Compass will be entitled to terminate the Merger Agreement. SEE "THE MERGER AGREEMENT--OTHER TERMS AND CONDITIONS".

     SEE "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES" for a description of the tax consequences of exercising dissenters' rights.

FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Liddell, Sapp, the Merger, if consummated in accordance with the Merger Agreement, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts.

     Liddell, Sapp has relied upon certain assumptions and representations in issuing its opinion, including the following:

     1. The Merger and the Subsequent Mergers will be respected as separate transactions for federal income tax purposes. This matter is discussed in greater detail below.

     2. Greater Brazos shareholders will receive only Compass Common Stock in the Merger and they will not receive or be deemed by the IRS to receive any cash (other than cash paid in lieu of fractional shares of Compass Common Stock or cash paid to dissenters) or other property which would constitute "boot" for federal income tax purposes.

     3. Compass has received representations from certain historic Greater Brazos shareholders who will receive at least 50% of the Compass Common Stock issued in the Merger stating that they have no present intention to dispose of the Compass Common Stock received.

     In such counsel's opinion, the following federal income tax consequences to Greater Brazos shareholders will result from the qualification of the Merger as a reorganization under Section 368(a) of the Code:

     1. A Greater Brazos shareholder will not recognize any gain or loss upon the exchange of his or her Greater Brazos Common Stock solely for Compass Common Stock.

     2. The aggregate tax basis of Compass Common Stock received by a Greater Brazos shareholder in the Merger will be the same as the aggregate basis of the Greater Brazos Common Stock surrendered in exchange therefor. For purposes of allocating this aggregate basis to individual shares of Compass Common Stock received, the IRS position is that each separate block of stock surrendered shall be treated separately. Under this rule, for example, if a Greater Brazos shareholder surrenders two blocks of Greater Brazos Common Stock in the Merger, having an adjusted basis of $1.00 per share for the first block and $2.00 per share for the second block, the Compass Common Stock which he or she receives in exchange for each share of Greater Brazos Common Stock in the first block will have a basis of $1.00, and the Compass Common Stock which he receives in exchange for each share of Greater Brazos Common Stock in the second block will have a basis of $2.00.

     3. The holding period of Compass Common Stock to be received by each Greater Brazos shareholder will include the period during which he or she held the Greater Brazos Common Stock surrendered in exchange therefor, provided that the Greater Brazos Common Stock is held as a capital asset on the date of the exchange.

     4. The payment of cash in lieu of fractional shares of Compass Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Compass. Such cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302 of the Code.

     5. For a Greater Brazos shareholder who dissents from the Merger and receives solely cash in exchange for his or her Greater Brazos Common Stock, such cash will be treated as having been received by such shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. GREATER BRAZOS SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN INCOME OR OTHER TAX LAWS.

     Compass expects to receive a legal opinion from Liddell, Sapp at the Closing that the Merger will qualify as a reorganization under Section 368(a) of the Code in satisfaction of a condition to consummation of the Merger. SEE "THE MERGER--OTHER TERMS AND CONDITIONS".

GOVERNMENT APPROVALS

     Consummation of the Merger is subject to approval by the shareholders of Greater Brazos, the receipt of required regulatory approvals from the Federal Reserve under the BHC Act, and the satisfaction or waiver of a number of other conditions. Consummation of the Subsequent Merger of the Bank into Compass Bank-Houston is subject to approval by the FDIC and the Commissioner. The Federal Reserve, the FDIC and the Commissioner have each issued their respective approvals of the Merger and the Subsequent Mergers of the Bank into Compass Bank-Houston. SEE "THE MERGER--GOVERNMENTAL APPROVALS".

     A formal application under the BHC Act was approved by the Federal Reserve on December 4, 1996, and the 15 day waiting period following such approval during which the transaction could not be consummated has expired. The FDIC approval dated December 16, 1996 was also subject to a 15 waiting period during which the United States Department of Justice ("Justice Department"), pursuant to the Bank Merger Act, could have opposed the Subsequent Merger of the Bank into Compass Bank-Houston under antitrust laws. This waiting period has also expired with no objection or adverse action by the Justice Department.

     The Texas Banking Act allows out-of-state bank holding companies to acquire bank holding companies that own or control state or national banks located within Texas. Approval of the Commissioner was received on December 16, 1996. SEE "SUMMARY--CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS"; "TERMINATION"; AND "SUPERVISION AND REGULATION".

ACCOUNTING TREATMENT

     Compass expects to account for the Merger using the "pooling-of-interests" method of accounting. Compass has received a letter from KPMG Peat Marwick LLP, which will be updated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Under this accounting method, at the Effective Time, Greater Brazos' assets and liabilities will be added at their recorded book values to those of Compass, and its shareholders' equity will be added to Compass' consolidated balance sheet. Income and other financial statements of Compass issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of Greater Brazos and Compass as if the Merger had taken place prior to the periods covered by such financial statements. SEE "SUMMARY--ACCOUNTING TREATMENT"; "SELECTED FINANCIAL DATA"; AND "THE MERGER--OTHER TERMS AND CONDITIONS".


                          SUPERVISION AND REGULATION

GENERAL

     Bank holding companies and banks are regulated extensively under both federal and state law. Compass, Compass Texas and Compass Bancorporation are subject to regulation by the Federal Reserve and their respective bank subsidiaries (the "Subsidiary Banks") are subject to regulation by the Federal Reserve and/or the FDIC and the appropriate state banking departments. The deposits of each of the Subsidiary Banks are insured by the FDIC, and Compass Bank and Compass Bank-Florida are members of the Federal Reserve System. Although the various laws and regulations which apply to Compass and its Subsidiary Banks are intended to insure safe and sound banking practices, they are mainly intended to benefit depositors and the federal deposit insurance fund, not the shareholders of Compass. The following discussion highlights certain laws and regulations affecting Compass and the Subsidiary Banks and should be read in conjunction with the more detailed information incorporated by reference herein. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

COMPASS, COMPASS TEXAS AND COMPASS BANCORPORATION

     Compass, Compass Texas and Compass Bancorporation are bank holding companies within the meaning of the BHC Act and are registered as such with the Federal Reserve. As bank holding companies, Compass, Compass Texas and Compass Bancorporation are required to file with the Federal Reserve an annual report and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may also make examinations of Compass and each of its subsidiaries. Under the BHC Act, bank holding companies are prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaging in activities other than banking or managing or controlling banks or furnishing services to or performing services for their banking subsidiaries. However, the BHC Act authorizes the Federal Reserve to permit bank holding companies to engage in, and to acquire or retain shares of companies that engage in, activities which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     The BHC Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of any such bank. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") permits bank holding companies to acquire banks located in any state without regard to whether the transaction is prohibited under any state law (except that states may establish the minimum age of their local banks (up to a maximum of 5 years) subject to interstate acquisition of out-of-state bank holding companies).

     The Federal Reserve Act generally imposes certain limitations on extensions of credit and other transactions by and between banks which are members of the Federal Reserve and other affiliates (which includes any holding company of which such bank is a subsidiary and any other non-bank subsidiary of such holding company). Banks which are not members of the Federal Reserve are also subject to these limitations. Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or the furnishing of services.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") enacted major regulatory reforms, stronger capital standards for savings associations and stronger civil and criminal enforcement provisions. FIRREA allows the acquisition of healthy and failed savings associations by bank holding companies and imposes no interstate barriers on such bank holding company acquisitions. With certain qualifications, FIRREA also allows bank holding companies to merge acquired savings and loans into their existing commercial bank subsidiaries. FIRREA also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default.

     In December of 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. This act recapitalized the Bank Insurance Fund ("BIF"), of which the Subsidiary Banks are members, substantially revised statutory provisions, including capital standards, restricted certain powers of state banks, gave regulators the authority to limit officer and director compensation and required holding companies to guarantee the capital compliance of their banks in certain instances. Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized", as defined by regulations adopted by the Federal Reserve, the FDIC and the other federal depository institution regulatory agencies. A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in the regulations. The critical capital level must be a level of tangible equity capital equal to not less than 2% of total tangible assets and not more than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     If a depository institution fails to meet regulatory capital requirements, the regulatory agencies can require submission and funding of a capital restoration plan by the institution, place limits on its activities, require the raising of additional capital and, ultimately, require the appointment of a conservator or receiver for the institution. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. If the controlling bank holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the Federal Bankruptcy Code, the FDIC's claim may be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

     An insured depository institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution (including the payment of dividends) if, after making such payment or distribution, the institution would be undercapitalized. FDICIA also restricts the acceptance of brokered deposits by insured depository institutions and contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

     At September 30, 1996, the Subsidiary Banks were "well capitalized", and were not subject to any of the foregoing restrictions, including, without limitation, those relating to brokered deposits. The Subsidiary Banks do not rely upon brokered deposits as a primary source of deposit funding, although such deposits are sold through the Correspondent and Investment Services Division of Compass Bank.

     FDICIA contains numerous other provisions, including reporting requirements, termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches and revised regulatory standards for, among other things, real estate lending and capital adequacy. In addition, FDICIA required the FDIC to establish a system of risk-based assessments for federal deposit insurance, by which banks that pose a greater risk of loss to the FDIC (based on their capital levels and the FDIC's level of supervisory concern) pay a higher insurance assessment.

     The Deposit Insurance Funds of 1996 (the "Fund Act"), which became effective October 8, 1996, requires the FDIC to impose a special assessment on institutions holding deposits subject to assessment by the Savings Association Insurance Fund ("SAIF"). Although the Subsidiary Banks are members of BIF, they hold deposits subject to assessment by SAIF as a result of acquisitions of SAIF deposits or SAIF-insured institutions. Compass' deposit liability under the Funds Act is $7.2 million based upon $1.1 billion of SAIF deposits, after certain discounts and exemptions.

THE SUBSIDIARY BANKS

     In general, federal and state banking laws and regulations govern all areas of the operations of the Subsidiary Banks, including reserves, loans, mortgages, capital, issuances of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments may be deemed to constitute an unsafe and unsound practice. Federal and state banking agencies also have authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent banks from engaging in unsafe or unsound practices.

     Compass Bank and Central Bank of the South are both organized under the laws of the State of Alabama. Compass Bank is a member of the Federal Reserve System. Compass Bank and Central Bank of the South (collectively, the "Alabama Subsidiary Banks") are supervised, regulated and regularly examined by the Alabama State Banking Department and Compass Bank is also regulated and examined by the Federal Reserve. Compass Bank-Florida is organized under the laws of the State of Florida, is a member of the Federal Reserve System and is subject to supervision, regulation and examination by the Florida Department of Banking and Finance and the Federal Reserve. Compass Bank-Houston is organized under the laws of the State of Texas, and is not a member of the Federal Reserve System. Compass Bank-Houston is supervised, regulated and regularly examined by the Texas Department of Banking and the FDIC. The Subsidiary Banks, as participants in the BIF and the Savings Association Insurance Fund of the FDIC, are subject to the provisions of the Federal Deposit Insurance Act and to examination by and regulations of the FDIC.

     The Alabama Subsidiary Banks are governed by Alabama laws restricting the declaration and payment of dividends to 90% of annual net income until its surplus funds equal at least 20% of capital stock. Compass Bank has surplus in excess of this amount. Compass Bank-Houston which is governed by the laws of the State of Texas, is restricted in the declaration and payment of dividends to undivided profits; that is, the portion of equity capital of a state bank equal to the balance of its net profits, income, gains and losses since the date of its formation, less subsequent distributions to shareholders and transfers to surplus or capital under share dividends or by board resolution. Compass Bank-Florida, which is governed by the laws of the State of Florida, may declare and pay dividends not to exceed the current period's net profits combined with the net retained profits of the previous two years--after charging off bad debts, depreciation, and other worthless assets and after making provision for reasonably anticipated future losses on loans and other assets--and may, with the approval of the Florida Department of Banking and Finance, declare and pay dividends from retained net profits which accrued prior to the preceding two years; provided that, prior to declaring any dividend, the bank shall carry 20% of its net profits for such preceding period as is covered by the dividend to its surplus fund until such surplus fund shall at least equal the amount of the bank's common and preferred stock issued and outstanding. As members of the Federal Reserve System, Compass Bank and Compass Bank-Florida are also subject to dividend limitations imposed by the Federal Reserve that are similar to those applicable to national banks.

     Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments may be deemed to constitute an unsafe and unsound practice. Insured banks are prohibited from paying dividends on its capital stock while in default in the payment of any assessment due to the FDIC except in those cases where the amount of the assessment is in dispute and the insured bank has deposited satisfactory security for the payment thereof.

     The Community Reinvestment Act of 1977 ("CRA") and the regulations of the Federal Reserve and the FDIC implementing that act are intended to encourage regulated financial institutions to help meet the credit needs of their local community or communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of such financial institutions. The CRA and such regulations provide that the appropriate regulatory authority will assess the records of regulated financial institutions in satisfying their continuing and affirmative obligations to help meet the credit needs of their local communities as part of their regulatory examination of the institution. The results of such examinations are made public and are taken into account upon the filing of any application to establish a domestic branch, to merge or to acquire the assets or assume the liabilities of a bank. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

OTHER

     Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions, are being considered by the executive branch of the Federal government, Congress and various state governments, including Alabama, Texas and Florida. Certain of these proposals, if adopted, could significantly change the regulations of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted or, if adopted, how these proposals will affect Compass or the Subsidiary Banks.

     The Correspondent and Investment Services Division of Compass Bank is treated as a municipal securities dealer and a government securities dealer for purposes of the federal securities laws and, therefore, is subject to certain reporting requirements and regulatory controls by the Commission, the United States Department of the Treasury and the Federal Reserve. Compass Brokerage, Inc., a wholly-owned subsidiary of Compass Bank, offers discount brokerage services and is registered with the Commission and the National Association of Securities Dealers, Inc. The subsidiary is subject to certain reporting requirements and regulatory control by these agencies. Compass Bancshares Insurance, Inc., a wholly-owned subsidiary of Compass Bank, is a licensed insurance agent or broker for various insurance companies. Such insurance subsidiary and its licensed agents are subject to reporting and licensing regulations of the Alabama Insurance Commission and various other states.

     References under the heading "SUPERVISION AND REGULATION" to applicable statutes are brief summaries of portions thereof, do not purport to be complete and are qualified in their entirety by reference to such statutes.

               DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK

     The following summary of the terms and provisions of the Compass Common Stock and the Compass Preferred Stock ("Compass Preferred Stock") does not purport to be complete and is qualified in its entirety by reference to Compass' Restated Certificate of Incorporation and the Certificates of Amendment thereto, which include the express terms of the Compass Common Stock and the Compass Preferred Stock. Such Certificates are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part. SEE "RECENT DEVELOPMENTS".

COMPASS COMMON STOCK

     Compass is incorporated under the GCL. Compass is authorized to issue 100,000,000 shares of Compass Common Stock, of which 41,626,760 shares were issued and outstanding on January 31, 1997. Compass' Board of Directors may at any time, without additional approval of the holders of Compass Common Stock, issue additional authorized but previously unissued shares of Compass Common Stock.

     DIVIDENDS

     Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under the GCL, Compass may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by its Subsidiary Banks, principally Compass Bank, are the primary source of funds available to Compass for payment of dividends to its shareholders and for other needs. Compass' Board of Directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Compass' earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Compass' Board of Directors deems relevant. SEE "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF GREATER BRAZOS AND COMPASS--DIVIDENDS"; "SELECTED FINANCIAL DATA".

     Compass' principal assets and sources of income consist of investments in its operating subsidiaries, which are separate and distinct legal entities. Federal and state banking regulations applicable to Compass and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. The Alabama Subsidiary Banks are governed by Alabama laws restricting the declaration and payment of dividends to 90% of annual net income until its surplus funds equal at least 20% of capital stock. Compass Bank has surplus in excess of this amount. Compass Bank-Houston, which is governed by the laws of the State of Texas, is restricted in the declaration and payment of dividends to undivided profits; that is, the portion of equity capital of a state bank equal to the balance of its net profits, income, gains and losses since the date of its formation, less subsequent distributions to shareholders and transfers to surplus or capital under share dividends or by board resolution. Compass Bank-Florida, which is governed by the laws of the State of Florida, may declare and pay dividends not to exceed the current period's net profits combined with the net retained profits of the previous two years--after charging off bad debts, depreciation, and other worthless assets and after making provision for reasonably anticipated future losses on loans and other assets--and may, with the approval of the Florida Department of Banking and Finance, declare and pay dividends from retained net profits which accrued prior to the preceding two years; provided that, prior to declaring any dividend, the bank shall carry 20% of its net profits for such preceding period as is covered by the dividend to its surplus fund until such surplus fund shall at least equal the amount of the bank's common and preferred stock issued and outstanding. As members of the Federal Reserve System, Compass Bank and Compass Bank-Florida are also subject to dividend limitations imposed by the Federal Reserve that are similar to those applicable to national banks. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "RISK FACTORS"; "RECENT DEVELOPMENTS"; "SELECTED FINANCIAL DATA"; "MARKET PRICES"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GREATER BRAZOS AND COMPASS--DIVIDENDS"; AND "INFORMATION ABOUT COMPASS".

     PREEMPTIVE RIGHTS

     The holders of Compass Common Stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Compass before such securities are offered to others. The absence of preemptive rights increases Compass' flexibility to issue additional shares of Compass Common Stock in connection with acquisitions, employee benefit plans and for other purposes, without affording the holders of Compass Common Stock a right to subscribe for their proportionate share of those additional securities. Any further issuance of Compass Common Stock after the Effective Time may reduce former Greater Brazos shareholders' proportionate interest in Compass.

     VOTING RIGHTS

     The holders of Compass Common Stock are entitled to one vote per share on all matters presented to shareholders. Holders of Compass Common Stock are not entitled to cumulate their votes in the election of directors. Cumulative voting rights, if provided for, entitle shareholders to a number of votes equal to the product of the number of shares held and the number of directors to be elected and allow shareholders to distribute such votes among any number of nominees for director or cast such votes entirely for one director. Cumulative voting rights tend to enhance the voting power of minority shareholders. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GREATER BRAZOS AND COMPASS--ELECTION OF DIRECTORS".

     LIQUIDATION

     Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass Preferred Stock have been paid in full any sums to which they may be entitled. See "RECENT DEVELOPMENTS".

     COMPASS PREFERRED STOCK

     Compass has authorized 25,000,000 shares of $.10 par value preferred stock. The preferred stock is issuable in one or more series and Compass' Board of Directors, subject to certain limitations, is authorized to fix the number of shares, dividend rate, liquidation prices, redemption, conversion, voting rights, and other terms. Compass' Board of Directors may issue preferred stock without approval of the holders of Compass Common Stock. No shares of preferred stock are outstanding as of the date hereof. SEE "RISK FACTORS"; "RECENT DEVELOPMENTS"; AND "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GREATER BRAZOS AND COMPASS--DIVIDENDS" AND "--LIQUIDATION RIGHTS".

                            COMPARISON OF RIGHTS OF
                  SHAREHOLDERS OF GREATER BRAZOS AND COMPASS

CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK

     Compass' Certificate and Bylaws contain several provisions which may make Compass a less attractive target for an acquisition of control by anyone who does not have the support of Compass' Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered Board of Directors, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. Greater Brazos' Articles of Incorporation and Bylaws do not contain similar restrictions.

     The foregoing summary is qualified in its entirety by reference to Compass' Certificate and Bylaws, which are available upon written request from Compass and which are on file with the Commission, and to the Articles of Incorporation and Bylaws of Greater Brazos, which are available upon request from Greater Brazos. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "RISK FACTORS"; AND "INFORMATION ABOUT COMPASS".

     In addition to the foregoing differences between Greater Brazos' and Compass' charters, as a result of the Merger, Greater Brazos shareholders, whose rights are governed by the TBCA, will become shareholders of Compass, and their rights as shareholders will then be governed primarily by the GCL.

CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF TEXAS AND DELAWARE AND CORRESPONDING CHARTER AND BYLAW PROVISIONS

     Certain differences between the GCL and TBCA, as well as a description of the corresponding provisions contained in Compass' and Greater Brazos' respective charter and By-Laws, as such differences may affect the rights of shareholders, are set forth below. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the TBCA and the GCL and applicable charter and bylaw provisions.

     MERGERS

     Both the TBCA and GCL generally permit a merger to become effective without the approval of the surviving corporation's shareholders if the articles or certificate of incorporation, as the case may be, of the surviving corporation do not change following the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger.

     Where shareholder approval is required under Texas law, a merger must be approved by the holders of two-thirds of the outstanding shares of the Texas corporation entitled to vote thereon, unless there is a class of stock that is entitled to vote as a class, in which event the merger must be approved by the holders of two-thirds of the outstanding shares of stock of each class entitled to vote as a class and by the holders of two-thirds of the outstanding shares otherwise entitled to vote. Where shareholder approval is required under Delaware law, a merger can be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon. Compass' Certificate requires supermajority approval by its Board of Directors and shareholders in certain cases, as described above. SEE "RISK FACTORS" AND "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GREATER BRAZOS AND COMPASS-CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK".

     APPRAISAL RIGHTS

     Shareholders of Texas corporations are entitled to exercise certain dissenters' rights in the event of a sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of the corporation, and, with the exceptions discussed below, a merger or consolidation. Shareholders of a Delaware corporation shall have rights of appraisal in connection with certain mergers or consolidations. In addition, a Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to shareholders in the event of an amendment to the certificate of incorporation, the sale of all or substantially all of the assets of the corporation, or the occurrence of any merger or consolidation regarding which appraisal rights are not otherwise available and in which that Delaware corporation is not the surviving or resulting company. No such provision is included in Compass' Certificate. The rights of a dissenting shareholder of a Texas corporation are set forth in Appendix II. SEE "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER--DISSENTERS' APPRAISAL RIGHTS"; AND APPENDIX II.

     No appraisal rights are available under either Texas or, except as described below, Delaware law for the holders of any shares of a class or series of stock of a Texas or Delaware corporation to a merger if that corporation survives the merger and the merger did not require the vote of the holders of that class or series of such corporation's stock; provided, however, that under Delaware law appraisal rights will be available in any event to shareholders of a Delaware corporation who are required to accept consideration for their shares other than the consideration described below.

     Both Texas and Delaware law have a provision which states that shareholders do not have appraisal rights in connection with a merger where, on the record date fixed to determine the shareholders entitled to vote on the merger or consolidation, the stock of the corporation is listed on a national securities exchange or is held of record by more than 2,000 shareholders, unless any of the following exceptions concerning consideration paid to the shareholder for his shares are met. Under Texas law, a shareholder will be entitled to dissent and be paid for his shares if, notwithstanding the above, the shareholder is required to accept for his shares any consideration other than (a) shares of stock of a corporation which, immediately after the effective date of the merger, are listed on a national securities exchange or are held of record by not less than 2,000 shareholders, and (b) cash in lieu of fractional shares otherwise entitled to be received. The Delaware statute contains a similar consideration provision which is somewhat broader. Appraisal rights will be available to shareholders of a Delaware corporation in the event of a merger or consolidation if such shareholders are required by the terms of an agreement of merger or consolidation to accept for their stock anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof, (b) shares of stock of any other corporation or depository receipts in respect thereof, which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders,
(c) cash in lieu of fractional shares or fractional depository receipts of a corporation described in (a) and (b) above, or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depositary receipts described in (a), (b) and (c) above.

     SPECIAL MEETINGS

     A special meeting of shareholders of a Texas corporation may be called by the holders of shares entitled to cast not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided in the Articles of Incorporation. Shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation's Certificate of Incorporation or Bylaws. Greater Brazos' Bylaws provide that special meetings of shareholders may be called at any time by the President, the Board of Directors or one or more shareholders the aggregate of whose shares comprise not less than one-tenth of all the shares entitled to vote at the meeting. Compass' Certificate prohibits shareholders from calling special meetings. SEE "RISK FACTORS".

     ACTIONS WITHOUT A MEETING

     Under Texas law, the shareholders may act without a meeting if a consent in writing to such action is signed by all shareholders. However, the Articles of Incorporation may provide, and Greater Brazos' Articles of Incorporation do so provide, that the shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting. Delaware law provides that shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the Certificate of Incorporation. Compass' Certificate prohibits shareholder action by written consent except where such action is taken unanimously. SEE "RISK FACTORS".

     ELECTION OF DIRECTORS

     Pursuant to Texas law, unless otherwise provided in the Articles of Incorporation, shareholders shall be entitled to cumulative voting in the election of directors if they provide the secretary of the corporation with written notice prior to the day of the election of their intent to cumulate their votes. Absent such notice, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Greater Brazos' Articles of Incorporation do not limit cumulative voting. Holders of Compass Common stock are not entitled to cumulate their votes in the election of directors. SEE "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK--VOTING RIGHTS".

     VOTING ON OTHER MATTERS

     Under Texas law, an amendment to the Articles of Incorporation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless a different number, not less than a majority, is specified in the Articles of Incorporation. The Articles of Incorporation of Greater Brazos do not so specify. Delaware law provides that amendments to the Certificate of Incorporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, and the holders of a majority of the outstanding stock entitled to vote thereon as a class, unless the Certificate of Incorporation requires the vote of a larger portion of the outstanding stock or any class thereof. Compass' Certificate does not provide for approval of an amendment of the Certificate by more than a majority vote.

     The sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the Articles of Incorporation) of all, or substantially all, the property and assets, with or without the goodwill, of a Texas corporation, if not made in the usual and regular course of its business, requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless the Articles of Incorporation require the vote of a different number, not less than a majority, of the shares outstanding. Greater Brazos' Articles of Incorporation do not provide for a different voting requirement or entitle the shares of any class or series to vote thereon. A Delaware corporation may sell, lease or exchange all or substantially all of its property and assets when and as authorized by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon, unless the Certificate of Incorporation requires the vote of a larger portion of the outstanding stock. Compass' Certificate does not so provide.

     Under Texas law, the voluntary dissolution of a corporation requires the approval of the holders of at least two-thirds of the total outstanding shares of the corporation, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless a different amount, not less than a majority, is specified in the Articles of Incorporation. Each outstanding share of a Texas corporation is entitled to vote on dissolution. The Articles of Incorporation of Greater Brazos do not provide for a different number of shares for approval of dissolution or permit the shares of any class or series to vote thereon. Delaware law requires that dissolution must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, unless the Certificate of Incorporation requires the vote of a larger portion of the outstanding stock. Compass' Certificate does not provide for approval by more than a majority vote.

     PREEMPTIVE RIGHTS

     Under Texas law, shareholders possess preemptive rights as to the issuance of additional or treasury securities by the corporation, unless the corporation's Articles of Incorporation provide otherwise. Greater Brazos' Articles of Incorporation deny preemptive rights and, therefore, Greater Brazos' shareholders do not have preemptive rights as to newly issued and treasury shares. Shareholders of Compass also do not possess such preemptive rights.

     DIVIDENDS

     A Delaware corporation may pay dividends not only out of surplus (the excess of net assets over capital) but also out of net profits for the current or preceding fiscal year if it has no surplus; provided, however, that if the capital of the corporation has been decreased to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock having a preference upon the distribution of assets, no dividends may be declared out of net profits. A Texas corporation may make distributions only out of surplus.

     Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on Preferred Stock, if any is outstanding.

     Greater Brazos' Articles of Incorporation do not contain restrictions as to the ability of the Greater Brazos Board of Directors to declare dividends.

     SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SUMMARY--PARTIES TO THE MERGER"; "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "RECENT DEVELOPMENTS"; "SELECTED FINANCIAL DATA"; "MARKET PRICES"; "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK"; AND "INFORMATION ABOUT GREATER BRAZOS--MARKET PRICE AND DIVIDENDS".

     LIQUIDATION RIGHTS

     Generally under Texas and Delaware corporate law, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets.

     Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass Preferred Stock have been paid in full any sums to which they may be entitled. The Articles of Incorporation of Greater Brazos provide that upon the voluntary liquidation, dissolution or winding up of the affairs of Greater Brazos, the shareholders of Greater Brazos Common Stock are entitled to receive, in proportion to the number of shares held by them, all the assets that remain after any preferential amounts have been distributed to the holders of Greater Brazos Preferred Stock and any other class or series of stock having a preference over the common stock then outstanding. Although Greater Brazos has authorized preferred stock, it currently has none outstanding. See "RECENT DEVELOPMENTS".

     LIMITATION OF LIABILITY AND INDEMNIFICATION

     Both Texas and Delaware corporate law permit a corporation to set limits on the extent of a director's liability. Both Texas and Delaware law permit a corporation to indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification is not allowed under either Texas or Delaware law, absent a court order to the contrary, if an officer, director, employee or agent of the bank or corporation is finally adjudged liable to the corporation.

     Under Compass' Certificate, a director will not be liable to Compass or its shareholders for monetary damages for any breach of fiduciary duty as a director, except (i) for breach of a director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividend or unlawful stock purchase or redemption, or (iv) any transaction from which the director derived an improper personal benefit. Compass' Certificate authorizes indemnification of officers, directors and others to the fullest extent permitted by Delaware law. SEE "AVAILABLE INFORMATION"; "INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS"; AND "INDEMNIFICATION".

     Greater Brazos' Articles of Incorporation provide that a director will not be liable to Greater Brazos or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for (i) a breach of a director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of the duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

     In addition, Greater Brazos shall indemnify and hold harmless any person who was, is, or is threatened to be named a defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding by reason of the fact that he is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or other similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against judgments, penalties (including excise and similar taxes), fines and reasonable expenses (including attorney's fees) actually incurred; provided that (i) he conducted himself in good faith, (ii) reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; and provided further that (i) he was not found liable on the basis that he improperly received a personal benefit, whether or not the benefit resulted from an action taken in the person's official capacity and (ii) he was not found liable to the corporation. A person found liable either to the corporation or on the basis that personal benefit was improperly received by him may only be indemnified for reasonable expenses (including attorneys' fees) actually incurred by the person in connection with the proceeding. However, if that person was found liable for willful or intentional misconduct in the performance of his duty to the corporation, the corporation shall not indemnify him in any respect. Greater Brazos shall indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he was wholly successful, on the merits or otherwise, in the defense of the proceeding. The indemnification of directors and officers by Greater Brazos shall be to the fullest extent authorized or permitted by applicable law, including any future amendments of such law.

     REMOVAL OF DIRECTORS

     A Texas corporation may provide in its Articles of Incorporation or Bylaws, and Greater Brazos' Bylaws do provide, that a director can be removed with or without cause by a vote of the holders of not less than a majority of the shares entitled to vote. A majority of shareholders of a Delaware corporation may remove a director with or without cause, unless the directors are classified and elected for staggered terms, in which case, directors may be removed only for cause. Compass' Certificate of Incorporation provides for a classified board, and any such removal must be for cause after a supermajority vote (80%) of the shareholders.

     INSPECTION OF BOOKS AND RECORDS

     Under Texas law, any person who has been a shareholder of record for at least six months preceding his demand, or who is the holder of at least 5% of all of the outstanding shares of a corporation, is entitled to examine a bank's relevant books and records for any proper purpose. Under Delaware law, any shareholder has such a right.

     ANTITAKEOVER PROVISIONS

     Delaware has enacted antitakeover legislation. Compass has opted out of such provisions as provided thereby. Certain provisions of Compass' charter and Bylaws limiting a takeover without the support of its Board of Directors are described in "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GREATER BRAZOS AND COMPASS--CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK". Texas has not enacted similar legislation.

     Although certain of the specific differences between the voting and other rights of Greater Brazos shareholders and Compass shareholders are discussed above, the foregoing summary is not intended to be a complete statement of the comparative rights of such shareholders under Texas and Delaware law, or the rights of such persons under the respective charters and Bylaws of Compass and Greater Brazos. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The foregoing summary is qualified in its entirety by reference to the particular requirements of the TBCA and the GCL, and the specific provisions of Compass' Certificate and Bylaws, and Greater Brazos' Articles of Incorporation and Bylaws.

                            RESALE OF COMPASS STOCK

     The Compass Common Stock to be issued to holders of Greater Brazos Common Stock upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be an "affiliate" of Greater Brazos within the meaning of Rule 145 under the Securities Act. The directors and executive officers of Greater Brazos, the beneficial owners of 10% or more of Greater Brazos Common Stock and certain of their related interests may be deemed to be affiliates of Greater Brazos. Such affiliates are not permitted to transfer any Compass Common Stock except in compliance with the Securities Act and the rules and regulations thereunder. Such affiliates have delivered to Compass a written agreement in substantially the form of Exhibit A to the Merger Agreement providing that each such affiliate will not (i) sell, pledge, transfer or otherwise dispose of any of such affiliate's Greater Brazos Common Stock within 30 days prior to the Effective Time, (ii) sell, pledge, transfer or otherwise dispose of any shares of Compass Common Stock until the publication of financial results covering at least 30 days of post-Merger combined operations of Greater Brazos and Compass, except for loans to any such affiliates secured by a pledge of all or part of such Compass Common Stock, provided the lender agrees to be bound by the terms of such written agreement, and (iii) transfer any Compass Common Stock except in compliance with the applicable provisions of the Securities Act and the Exchange Act and the respective rules and regulations thereunder. SEE "SUMMARY--ACCOUNTING TREATMENT"; "THE MERGER--ACCOUNTING TREATMENT"; AND APPENDIX I.

     Pursuant to the Merger Agreement, holders of shares of Greater Brazos Common Stock that will be entitled to receive more than 50% of the aggregate Merger Consideration have represented to Compass their intention not to sell or otherwise dispose of the shares of Compass Common Stock received in the Merger. As a condition to consummation of the Merger, the representation from Greater Brazos shareholders receiving at least 50% of the aggregate Merger Consideration that they have no current plan or present intention to sell or otherwise dispose of the shares of Compass Common Stock received pursuant to the Merger must remain true as of the Effective Time. SEE "THE MERGER--OTHER TERMS AND CONDITIONS".

                           INFORMATION ABOUT COMPASS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Certain documents filed by and relating to Compass, including Compass' Annual Report on Form 10-K for the year ended December 31, 1995 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, are incorporated herein by reference. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

INTERESTS OF CERTAIN PERSONS

     No director or executive officer of Compass has any material direct or indirect financial interest in Greater Brazos or the Merger, except as a director, executive officer or shareholder of Compass or its subsidiaries.

                       INFORMATION ABOUT GREATER BRAZOS

     Greater Brazos was organized under the laws of the State of Texas on March 30, 1995, in order for Greater Brazos to indirectly acquire the Bank and become a bank holding company under the BHC Act. Greater Brazos currently conducts no operations other than serving as a bank holding company for the Bank. Greater Brazos derives its revenues primarily from the operations of the Bank in the form of dividends paid from the Bank to GBVD and by GBVD to Greater Brazos. Greater Brazos is subject to regulation by the Federal Reserve.

     The Bank is an independent, community bank located in College Station, Texas with a full service branch located in Bryan, Texas.

     The Bank is a full service bank offering a variety of services to satisfy the needs of the consumer and commercial customers in the area. The principal services offered by the Bank include most types of loans, including agricultural, commercial, consumer and real estate loans. The Bank also offers trust services, safe deposit boxes, a night deposit facility, motor bank, wire transfers and ATM cards.

SERVICES, EMPLOYEES AND PROPERTIES

     On September 30, 1996, the Bank had 14 officers, nine directors, 15 full-time employees and seven part-time employees. Mr. Allan Hanson has resigned as an officer of the Bank effective January 15, 1997. Outside directors of the Bank are compensated for their services. Greater Brazos had three officers and five directors at that date. Directors of Greater Brazos receive no compensation for their services.

     The Bank's main office is located at 2405 Texas Avenue South, College Station, Texas in a three story brick building. The Bank leases 10,683 square feet on the first and third floors. The College Station location includes adequate paved parking, a four lane drive-in facility and an ATM. The Bank's Bryan, Texas branch is located at 1200 Briarcrest Drive in a concrete office building. The branch occupies 5,559 square feet on two floors which are leased by the Bank. The Bryan location also includes adequate paved parking, an eight lane drive-in facility and an ATM. The Bank also has an ATM at 307 University Drive, College Station, Texas.

     SEE "INFORMATION ABOUT GREATER BRAZOS--BENEFICIAL OWNERSHIP OF GREATER BRAZOS COMMON STOCK BY GREATER BRAZOS MANAGEMENT AND PRINCIPAL SHAREHOLDERS".

     COMPETITION

     The Bank considers its service area to be the area encompassing Brazos County, Texas. The activities in which the Bank engages are competitive. Each activity engaged in involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its service area, the Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Additional competition for deposits comes from government and private issuers of debt obligations and other investment alternatives for depositors, such as money market funds. The Bank also competes with suppliers of equipment in furnishing equipment financing and leasing services.

     Greater Brazos also faces competition from a wide variety of depository institutions from other geographical areas which compete for deposits, loans and bank-related services. As deregulation of depository institutions and financial services continues, competition from nonbank financial intermediaries such as savings and loan associations, credit unions, mortgage companies, insurance companies and other financial institutions may be expected to intensify. Greater Brazos and similar institutions have also experienced significant competition for deposits from mutual funds and other money center banks' offerings of high yielding deposit accounts. Some of the institutions with which Greater Brazos competes have capital and resources much larger than those of Greater Brazos, and some are not subject to the same regulatory restrictions.

     LEGAL PROCEEDINGS

     In the normal course of its businesses, Greater Brazos from time to time is involved in legal proceedings. Other than such proceedings incidental to its business, Greater Brazos' management is not aware of any pending or threatened legal proceedings which, upon resolution, would have a material adverse effect upon Greater Brazos' financial condition or results of operations. The continued absence of such proceedings is a condition to Compass' obligation to consummate the Merger. SEE "THE MERGER--OTHER TERMS AND CONDITIONS".

     MARKET PRICE AND DIVIDENDS

     There is no active public trading market for the Greater Brazos Common Stock. As of Fevruary 24, 1997, Greater Brazos Common Stock was held by 135 holders of record. Greater Brazos has never paid dividends on its common stock. Prior to Greater Brazos acquiring the Bank, the Bank paid a dividend to its shareholders of $.30 per share in 1993. SEE "MARKET PRICES"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GREATER BRAZOS AND COMPASS DIVIDENDS"; AND "INFORMATION ABOUT GREATER BRAZOS--BENEFICIAL OWNERSHIP OF GREATER BRAZOS COMMON STOCK BY GREATER BRAZOS MANAGEMENT AND PRINCIPAL SHAREHOLDERS".

     BENEFICIAL OWNERSHIP OF GREATER BRAZOS COMMON STOCK BY GREATER BRAZOS MANAGEMENT AND PRINCIPAL SHAREHOLDERS.

     The following table sets forth, as of the Record Date, the names and addresses of each beneficial owner of more than 5% of Greater Brazos Common Stock known to the Board of Directors of Greater Brazos, showing the amount and nature of such beneficial ownership and the names of each director and executive officer of Greater Brazos, the number of shares of Greater Brazos Common Stock owned beneficially by each director and executive officer and the number of shares of Greater Brazos Common Stock owned beneficially by all directors and executive officers as a group. None of the shareholders listed herein would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of Compass Common Stock.


       Name and Address of                        Amount and Nature
         Beneficial Owner                    of Beneficial Ownership/(1)/    Percent of Class
         ----------------                    ----------------------------    -----------------
James R. Bradley /(2)/                                   27,217                     13.56%
3414 Parkway Terrace
Bryan, Texas  77801

Allan W. Hanson /(3)/                                    14,372                      6.85%
2901 Partridge Circle
Bryan, Texas  77802

W. Paul Huddleston /(4)/                                    210                       *

B. P. Huddleston & Co., Inc.                             30,625                     15.26%
Profit Sharing Plan & Trust
1111 Fannin, Suite 1700
Houston, Texas  77002

Ken Martin                                               14,175                      7.06%
1500 Brook Hollow
Bryan, Texas  77801

Bill C. Presnal /(5)/                                    23,677                     11.80%
1605 Brookhollow
Bryan, Texas  77802

Henry L. Presnal, D.V.M./(6)/                            29,687                     14.79%
3101 Camelot
Bryan, Texas  77802

James K. Presnal /(7)/                                   31,033                     15.46%
2848 FM 2776
Bryan, Texas 77808

The Will and Marjorie Presnal Family Trust               11,524                      5.74%
c/o Dr. Henry L. Presnal
3101 Camelot
Bryan, Texas  77802

All directors and executive officers
as a group (5 persons) /(3)(5)(6)(7)/                   102,519                     48.86%

________________

*     Less than 1%.

/(1)/ Unless otherwise indicated, each individual is the record owner of, and has sole voting and investment power with respect to, all shares of Greater Brazos Common Stock of which he or she is the beneficial owner. Unless otherwise indicated, all percentages are based upon 200,674 shares of Greater Brazos Common Stock issued and outstanding.

/(2)/ Mr. Bradley serves as Secretary, Treasurer and a director of Greater
      Brazos.


/(3)/ Mr. Hanson serves as President and a director of Greater Brazos. Includes
      655 shares held in the name of Allan W. Hanson - IRA Rollover, 53 shares held in the name of Allan W. Hanson, Trustee for Chris A. Hanson, 53 shares held in the name of Allan W. Hanson, Trustee for Kelly A. Hanson, and 130 shares held in the name of Jeannie M. Hanson - IRA Rollover. Jeannie M. Hanson is Mr. Hanson's spouse. Also includes 9,130 shares of Greater Brazos Common Stock which may be acquired upon the exercise of options granted pursuant to the Greater Brazos Incentive Stock Option Plan, and 3,138 shares of Greater Brazos Common Stock held by the KSOP (as defined below) that are allocated to the account of Mr. Hanson. Percentage is based upon 209,804 shares of Greater Brazos Common Stock issued and outstanding upon the exercise of Mr. Hanson's Incentive Stock Options.

/(4)/ Mr. Huddleston serves as a director of Greater Brazos.

/(5)/ Includes 11,523 shares held in the name of Billy C. and/or Cecille D.
      Presnal, Joint Tenants with Right of Survivorship, 210 shares held in the name of Billy C. Presnal, Trustee for James Scott Presnal, 210 shares held in the name of Billy C. Presnal, Trustee for Stephen Earl Presnal, and 210 shares held in the name of Billy C. Presnal, Trustee for Deanna K. Tinsley. Also includes 11,524 shares held by The Will and Marjorie Presnal Family Trust, of which Mr. Presnal serves as Co-Trustee.

/(6)/ Dr. Presnal serves as Chairman of the Board and a director of Greater
      Brazos. Includes 210 shares held in the name of Henry L. Presnal, Trustee for Jeffery L. Presnal, 210 shares held in the name of Henry L. Presnal, Trustee for Bradley P. Presnal, 210 shares held in the name of Henry L. Presnal, Trustee for Justin J. Presnal, 210 shares held in the name of Henry L. Presnal, Trustee for Tara C. Presnal and 17,023 shares held in the name of Henry L., and /or Lou B. Presnal, Joint Tenants with Rights of Survivorship. Also includes 11,524 shares held by The Will and Marjorie Presnal Family Trust, of which Dr. Presnal serves as Co-Trustee. Also includes 75 shares held in the name of Lou B. Presnal, P.O.D. Bradley Paul Presnal, 75 shares held in the name of Lou B. Presnal, P.O.D. Jeffrey L. Presnal, 75 shares held in the name of Lou B. Presnal, P.O.D. Justin Presnal and 75 shares held in the name of Lou B. Presnal, P.O.D. Tara Presnal, over which Mrs. Presnal has voting control. Lou Presnal is Dr. Presnal's spouse.

/(7)/ Mr. Presnal serves as a director of Greater Brazos. Includes 210 shares held in the name of James K. Presnal, Trustee for Carol Ann Lemmon, 210 shares held in the name of James K. Presnal, Trustee for Forest D.

      Cook, 210 shares held in the name of James K. Presnal, Trustee for James
      K. Presnal, Jr., and 150 shares held in the name of Jean R. Presnal, Mr. Presnal's spouse.

_______________

     The persons listed above will receive the same Merger Consideration described in "THE MERGER--GENERAL" as the other Greater Brazos shareholders for each share of Greater Brazos Common Stock held at the Effective Time.

     The directors and officers of Greater Brazos control, with the power to vote, an aggregate of 93,389 shares of Greater Brazos Common Stock, representing approximately 46.5% of the total shares of Greater Brazos Common Stock issued and outstanding. SEE "INTRODUCTION"; "SUMMARY--SHAREHOLDER VOTES REQUIRED"; AND "THE MERGER--GENERAL".


     Officers, directors and certain shareholders of Greater Brazos owning 130,265 shares of Greater Brazos Common Stock, comprising approximately 65.0% of the total shares of Greater Brazos Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Voting Agreement, to vote their shares in favor of the Merger.

     THE KSOP

     Greater Brazos is the sponsor of the Greater Brazos Valley Bancorp, Inc. Employee Stock Ownership Plan (with 401(k) provisions) (the "KSOP"). The primary purpose of the KSOP is to enable participating employees ("Participants") to share in the growth and prosperity of Greater Brazos through employer contributions to the KSOP and to provide the participating employees of Greater Brazos or the Bank with an opportunity to accumulate capital for their future economic security.

     The KSOP is administered by a board of trustees (the "Trustees"), composed of individuals appointed by the Board of Directors of Greater Brazos. Messrs. James R. Bradley and Allan W. Hanson and Dr. Henry V. Presnal currently serve as the Trustees for the Plan. The Trustees have authority and responsibility for the management and investment of the KSOP assets. Under applicable law, the KSOP is required to invest principally in securities of Greater Brazos or any parent or subsidiary of Greater Brazos. The KSOP currently owns 9,040 shares, or 4.50%, of the Greater Brazos Common Stock issued and outstanding.

     Applicable law generally provides that the Trustees have the authority to vote the shares held by the KSOP, whether such shares are allocated to Participants or unallocated. With respect to such corporate matters as a corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business or similar transactions, including the Merger, however, each Participant is entitled to direct the Trustee as to the exercise of any voting rights attributable to the Participant. Any allocated shares of Greater Brazos Common Stock with respect to which voting instructions are not received from Participants may not be voted by the Trustees, and all shares of Greater Brazos Common Stock that is not allocated is to be voted in the manner determined by the Trustees. As of the Record Date, all of the 9,040 shares of Greater Brazos Common Stock held by the KSOP are allocated to the accounts of Participants.


      Simultaneously with the mailing of this Proxy Statement/Prospectus to the shareholders of record on the Record Date, Greater Brazos will mail to each of the Participants a copy of this Proxy Statement, together with a form for the Participants to give instructions to the Trustees as to the voting of such shares.

     As a shareholder of Greater Brazos, the KSOP will participate in the Merger and will receive the same consideration as the other shareholders of Greater Brazos.

     STOCK OPTION PLAN

     Effective September 1, 1994, the Bank adopted an Incentive Stock Option Plan and authorized the issuance of a maximum of 20,090 shares of stock of the Bank under the Plan. During 1994, the Board of Directors of the Bank authorized and granted stock options to certain officers (one of which is also a director of Greater Brazos) of the Bank to acquire an aggregate of 20,090 shares of common stock of the Bank. Subsequently, such options were assumed by Greater Brazos. Such options are exercisable at a price of $15.00 per share beginning in September 1995. Accordingly, there are currently options to acquire 20,090 shares of Greater Brazos Common Stock outstanding. The Merger Agreement provides for the exchange of all outstanding options to acquire Greater Brazos Common Stock directly for shares of Compass Common Stock. The option holders will not be required to exercise their options or to make any cash payment for the shares of Compass Common Stock they will receive. See "THE MERGER--GENERAL".


     The holders of the options and the respective number of shares of Greater Brazos Common Stock each is entitled to purchase upon exercise of such options are as follows: Allan Hanson, 9,130 shares; Thomas H. Aughinbaugh, III, 5,480 shares; Marsha K. Baker, 2,740 shares; and Karen S. Urban, 2,740 shares.

    PHANTOM STOCK PLAN

     Effective March 1993, the Bank adopted a Phantom Stock Plan for the benefit of certain key employees of the Bank, and authorized the award of phantom stock in an amount not to exceed 15% of the total outstanding capital stock of the Bank. The Bank subsequently awarded a total of 1,575 shares of phantom stock. The shares of phantom stock do not represent shares of Greater Brazos Common Stock outstanding, but represent the right of the persons who have received such phantom shares to receive capital stock or an equivalent amount of cash upon termination of such person's employment, subject to certain vesting requirements. The shares of phantom stock have no voting rights. The Merger Agreement provides for the exchange of all outstanding shares of phantom stock for shares of Compass Common Stock. SEE "THE MERGER--GENERAL."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GREATER BRAZOS VALLEY BANCORP, INC.

     The following discussion provides certain information regarding the financial condition and results of operations of Greater Brazos. This discussion should be read in conjunction with Greater Brazos' Financial Statements and Notes to Financial Statements presented elsewhere in this Proxy
Statement/Prospectus. SEE "INDEX TO GREATER BRAZOS FINANCIAL STATEMENTS". The historical data of Greater Brazos has been restated to give effect to the acquisition of the Bank during 1995.

RESULTS OF OPERATIONS

     GENERAL

     The earnings of Greater Brazos depend primarily on Greater Brazos' net interest income (i.e., the difference between the income earned on Greater Brazos' loans and investments and the interest paid on its deposits and other borrowed funds). Among the factors affecting net interest income are the type and volume of its deposits and other borrowed funds, and the relative sensitivity of its interest-earning assets and its interest-bearing liabilities to changes in market interest rates.

     Greater Brazos' income is also affected by fees it receives from other banking services, by its provisions for loan losses and by the level of its operating expenses. All aspects of Greater Brazos' operations are affected by general market, economic and competitive conditions.

     Greater Brazos' reported net income of $164,000 for the nine month period ended September 30, 1996, a decline of $118,000 from net income of $282,000 for the nine month period ended September 30, 1995. Pretax income was $343,000 for the nine months ended September 30, 1996, a $25,000 decrease from the $368,000 earned during the nine months ended September 30, 1995. Greater Brazos had net income of $317,000 for the year ended December 31, 1995, $283,000 for the year ended December 31, 1994 and $268,000 for the year ended December 31, 1993. Changes occurring in the major components of Greater Brazos' income statement for such periods are discussed below.

     NET INTEREST INCOME

     Net interest income is the primary source of income for Greater Brazos and represents the amount by which interest generated by earning assets exceed the cost of funds, primarily interest paid to Greater Brazos' depositors on interest-bearing accounts. Net interest income was $1,749,000 for the nine months ended September 30, 1996, an 11.5% increase from net interest income of $1,569,000 for the nine months ended September 30, 1995. Average rates earned on interest-bearing assets increased to 7.82% as of September 30, 1996 from 7.78% as of September 30, 1995. Average loans of $34 million for the nine months ended September 30, 1996, increased 6.6% over average loans of $32 million for the same period in 1995. Average deposits for the nine months ended September 30, 1996 were $54 million, an increase of 4% over average deposits of $52 million for the same period in 1995.

     Net interest income was $2,103,000 for the year ended December 31, 1995, an 8.3% increase from net interest income of $1,942,000 for 1994. Average loans of $31 million for year ended December 31, 1995 decreased 4.6% over average loans of $32.5 million for the same period in 1994. Average interest-bearing deposits for the year ended December 31, 1995 were $42 million, an increase of 2.9% over average interest-bearing deposits of $40.7 million for the same period in 1994.

     For the year ended December 31, 1995, net interest income increased $161,000, or 8.3%, over net interest income for the year ended December 31, 1994. Net interest income increased $302,000 in 1994, or 18.4%, over 1993 net interest income of $1,640,000. These increases were primarily due to an increase in loan volume and total earning assets.

     The following table sets forth for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities. The rates earned and paid on each major type of asset and liability account are set forth beside the average level in the account for the period, and the average yields on all interest-bearing liabilities are also summarized.

                                                                          (Dollars in Thousands)
                                                         Nine Months                                        Nine Months
                                                     Ended September 30,                                Ended September 30,
                                                            1996                                                1995
                                             ---------------------------------------     ---------------------------------------

                                              Average             Interest   Yield/         Average       Interest     Yield/
                                              Balance              Inc/Exp    Rate          Balance        Inc/Exp      Rate
                                             ----------         ----------  --------     --------------  ----------   ----------
ASSETS

Interest-earning assets:
Loans(1)                                     $   33,857         $    2,308     9.08%   $    31,753      $   2,139     9.03%
Securities-Available for sale                    16,479                700     5.66%        15,933            663     5.58%
Federal funds sold                                2,849                114     5.34%         2,688            122     6.06%
                                             ----------         ----------  --------   -----------      ---------   -------
  Total interest-earning assets/interest
   income/average yield                          53,184              3,123     7.82%        50,375          2,924    7.78.%

Non-interest earning assets:
Cash and due from banks                           1,986                                      2,033
Other assets                                      2,794                                      2,833
Allowance for possible loan losses                 (127)                                      (152)
                                             ----------                                -----------
  Total                                      $   57,838                                $    55,089
                                             ==========                                ===========

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Interest bearing liabilities:
NOW, money market and savings                $   19,226         $      359     2.49%   $    17,358      $     318     2.46%
Certificates of deposit                          24,725              1,014     5.46%        24,714          1,022     5.54%
Federal funds purchased                               6                 --     5.61%           332             15     6.19%
                                             ----------         ----------  --------   -----------      ---------   -------
  Total interest-bearing liabilities/interest
   expense/rate                                  43,956              1,373     4.16%        42,404          1,355     4.28%

Noninterest bearing demand deposits              10,194                                      9,342
Other liabilities                                   415                                        393
                                             ----------                                -----------
  Total liabilities                              10,609                                      9,735
Stockholders' equity                              3,273                                      2,951
                                             ----------                                -----------
  Total                                      $   57,838                                $    55,090
                                             ==========         ----------             ===========      ---------
Net interest income                                             $    1,750                              $   1,569
                                                                ==========  --------                    =========   -------
Net yield on interest earning assets                                           3.29%                                  3.11%
                                                                            ========                                =======

(1) Includes non-accrual loans. See notes to Financial Statements of Greater Brazos.

                                                              (Dollars in Thousands)

                                                             Year Ended December 31,
                                           1995                            1994                              1993
                            ---------------------------------    --------------------------   ----------------------------------
                              Average       Interest  Yield/    Average    Interest  Yield/      Average       Interest  Yield/
                              Balance       Inc/Exp    Rate     Balance    Inc/Exp    Rate       Balance       Inc/Exp    Rate
                            -----------    --------- --------   --------  ---------  ------   ------------     --------  -------
ASSETS

Interest-earning assets:
Loans (1)                  $    31,447    $    2,832    9.01%  $  28,458   $  2,369    8.33%  $  19,960    $    1,752    8.78%
Securities                      15,879           896    5.64%     16,293        841    5.16%     17,731           940    5.30%
Federal funds sold               3,430           203    5.91%      1,446         64    4.41%      2,034            60    2.95%
                           -----------    ----------  -------  ---------   --------  -------  ---------    ----------  -------
Total interest-earning
  assets/interest income/
  average yield                 50,755         3,930    7.74%     46,197      3,274    7.09%     39,725         2,752    6.93%
Non-interest earning
 assets:
Cash and due from banks          2,050                             2,040                          1,698
Other assets                     2,807                             2,704                          2,516
Allowance for possible
 loan losses                      (148)                             (147)                          (135)
                            ----------                         ---------                      ---------

  Total                     $   55,464                         $  50,795                      $  43,804
                            ==========                         =========                      =========

LIABILITIES AND
 STOCKHOLDERS' EQUITY

Interest bearing
 liabilities:
NOW, money market and
 savings                   $    17,233    $      420    2.44%  $  18,958   $    450    2.37%  $  17,432    $      436    2.50%
Certificates of deposit         25,024         1,392    5.56%     19,409        876    4.51%     15,812           669    4.23%
Subordinated debt                   --            --      --          30          2    6.07%        125             8    6.00%
Federal funds purchased            251            16    6.09%        112          5    4.06%         17             1    3.39%
                           -----------    ----------  -------  ---------   --------  -------  ---------    ----------  -------
Total interest bearing
 liabilities/interest
 expense/ rate                  42,509         1,828    4.30%     38,510      1,332    3.46%     33,386         1,112    3.33%

Noninterest bearing demand
 deposits                        9,519                             9,431                          7,926
Other liabilities                  437                               291                            233
                           -----------                         ---------                      ---------

Total liabilities               52,484                            48,232                         41,544
Stockholders' equity             2,999                             2,563                          2,260
                           -----------                         ---------                      ---------

  Total                    $    55,464                         $  50,795                      $  43,804
                           ===========    ----------           =========  ---------           =========    ----------

Net interest income                       $   2,102                        $  1,942                        $    1,640
                                          ==========                       ========                        ==========
Net yield on interest                               --------                       --------                           --------
 earning assets                                         4.14%                          4.20%                             4.13%
                                                    ========                       ========                           ========

     (1)  Includes Nonaccrual loans.

     The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and rate.

                                                               (Dollars in Thousands)

                                         Nine Months Ended                     Year Ended                           Year Ended
                                        September 30, 1996                 December 31, 1995                     December 31, 1994
                                      ----------------------           -------------------------               ---------------------

                             Change                           Change                                Change
                              1996       Attributed to         1995          Attributed to           1994          Attributed to
                                      ----------------------          --------------------------               ---------------------
                               to                               to                                    to
                              1995    Volume    Rate     Mix   1994    Volume    Rate       Mix      1993   Volume     Rate      Mix
Interest Income:

  Loans                       $ 169     $144    $ 13     $12    $ 463    $ 212    $ 268   $ 17     $ 617    $ 706   $ (130)   $ (41)

  Securities                     37       33      10      (6)      55      (23)      77      1       (99)     (74)     (23)      (2)

Federal funds sold               (8)       8     (17)      1      139      117       52     --         4      (26)      21        1

                              -----     ----    ----     ---    -----    -----     ----   ----     -----    -----   -------   ------

Increase (decrease) in
 interest income              $ 198     $185    $  6     $ 7    $ 657    $ 306    $ 397   $ 18     $ 522    $ 606    $(312)   $ (42)
                              =====     ====    ====     ===    =====    =====    =====   ====     =====    =====   =======   ======


Interest expense:
  Savings, NOW & MMDA         $  41     $ 35    $  4     $ 2     $(30)    $(43)    $ 12   $  1        15    $  37   $  (24)   $   2
  Time deposits                  (8)       2      (9)     (1)     516      313      263    (60)      207      163       55      (11)
  Federal funds purchased        (9)      (8)     (1)     --       10        6        4     --         4        3        1       --
  Subordinated debt              --       --      --      --       (2)      (2)      --     --        (6)      (6)      --       --
                              -----     ----    ----     ---    -----    -----    -----  -----     -----    -----   -------   ------

Increase (decrease) in
 interest expense             $  24     $ 29    $ (6)    $ 1    $ 494    $ 274    $ 279   $(59)    $ 220    $ 197   $   32    $  (9)
                              =====     ====    ====     ===    =====    =====    =====   =====    =====    =====   =======   ======

     Changes in interest income and interest expense can result from variances in both volume and rate. Greater Brazos has an asset and liability management strategy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities to attempt to maximize interest margins, and to provide adequate liquidity for anticipated needs .

     PROVISION FOR LOAN LOSSES

     Greater Brazos' allowance for loan losses is established through charges to operating income in the form of the provision for loan losses. Actual loan losses or recoveries of loan losses are charged or credited directly to the allowance for loan losses.

     Greater Brazos recorded a $212,000 provision for loan losses for the nine months ended September 30, 1996 and a $61,000 provision for loan losses for the nine months ended September 30, 1995. The allowance for loan losses expressed as a percentage of outstanding loans net of unearned interest was .78% and .49% as of September 30, 1996 and September 30, 1995, respectively. The increase in the provision was primarily due to concerns regarding the Bank's indirect loan portfolio and increasing concerns with consumer credits. The consumer indirect portfolio constituted $2.8 million of the Bank's total loan portfolio as of September 30, 1996.

     Greater Brazos recorded a $99,000 provision for loan losses for the year ended December 31, 1995, a $33,000 provision for loan losses for the year ended December 31, 1994 and a $15,000 provision for loan losses for the year ended December 31, 1993. Greater Brazos' allowance for loan losses as a percentage of outstanding loans net of unearned interest was .43% as of December 31, 1995,
 .43% as of December 31, 1994, and .69% as of December 31, 1993.

     Non-accrual loans increased $483,000 for the period ended September 30, 1996. This increase was primarily due to the addition of three Small Business Administration ("SBA") loans. For the years ended December 31, 1995, 1994 and 1993, total non-accrual, past due greater than 90 days and restructured loans were $167,000, $270,000 and $0, respectively. The non-accruals of government guaranteed loans have some impact on interest income, but are not considered significant in credit risk because of the government guarantee.

     NON-INTEREST INCOME

     Non-interest income, which includes all service charges and fees, decreased 16.8% from $967,000 for the nine months ended September 30, 1995 to $804,000 for the nine months ended September 30, 1996. The $163,000 decrease was due to the decision not to sell SBA guaranteed loans and student loans in 1996 as had been the practice in 1995.

     Non-interest income increased 11.3% from $1,164,000 for the year ended December 31, 1994 to $1,295,000 for the year ended December 31, 1995. This increase was primarily due to increased business activity of the premium sale of government guaranteed loans.

     Non-interest income increased 10.8% from $1,051,000 for the year ended December 31, 1993 to $1,164,000 for the year ended December 31, 1994. This increase was primarily due to increased business activity and the premium sale of government guaranteed loans.

     NON-INTEREST EXPENSE

     Non-interest expense include expenses which Greater Brazos incurs in the course of operations such as employee compensation and benefits, occupancy expense, data processing charges, communication expense, professional fees, advertising, supplies and depreciation and amortization of furniture and equipment. These expenses decreased $208,000, or 5%, from $2,207,000 for the nine months ended September 30, 1995 to $1,999,000 for the nine months ended September 30, 1996. The decrease was mainly attributable to a decline in employee salaries and benefits which decreased $14,000 for the nine months ended September 30, 1995 from the same period in 1996 and a decline in total other expenses of $108,000 through cost controls for the same period.

     Operating expenses for the year ending December 31, 1995 increased by $108,000 or 4% for the year ended December 31, 1994. Comparing years 1994 to 1993, operating expenses increased by $596,000 or 27%. These increases are primarily due to the addition of Greater Brazos' Bryan Branch location which opened the end of 1993.

      FEDERAL INCOME TAXES

     Greater Brazos' provision for income taxes was $179,000 and $86,000 for the nine month periods ended September 30, 1996 and 1995, respectively. The increase was primarily due to an underaccrual in 1995 which was corrected in 1996.

     Greater Brazos' provision for income taxes was $93,000 for year end 1995, $9,000 for the year ended 1994 and $223,000 for year end 1993. The high federal tax paid in 1993 was due to a taxable gain on the sale of the bank's building for that year. The low effective tax rate in 1994 was attributed to a large portfolio of municipal securities, which were subsequently sold in 1995 due to FAS 115 revisions.

CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION

     CAPITAL RESOURCES

     The Federal Reserve and the OCC have adopted risk-based and leverage capital measures to assist in the assessment of the capital adequacy of the holding companies and banks they regulate. The Federal Reserve regulations apply to Greater Brazos and the OCC regulations apply to the Bank. Although there are differences between these regulations, in general the Federal Reserve and the OCC regulations employ uniform capital ratios and consistent capital frameworks. The principal objectives of the risk-based measures are to: (i) make regulatory capital requirements more sensitive to differences in risk profiles among financial institutions; (ii) factor off-balance sheet exposures into the assessment of capital adequacy; (iii) minimize disincentives to holding liquid, low-risk assets; and (iv) achieve greater consistency in the evaluation of the capital adequacy of financial institutions.

     The risk-based capital guidelines include both a definition of capital and a framework for calculating risk weighted assets by assigning assets and off-balance sheet items to broad risk categories. The financial institution's risk-based capital ratio is calculated by dividing its qualifying capital (the numerator of the ratio) by its risk weighted assets (the denominator).

     The risk-based capital ratio focuses principally on broad categories of credit risk and, effective in January of 1997, market risk. The risk-based ratio does not, however, incorporate other factors that can affect a bank's financial condition. These factors include overall interest rate exposure, liquidity, funding risks, the effectiveness of loan and investment policies, and management's ability to monitor and control financial and operating risks.

     A financial institution's qualifying total capital consists of two types of capital components: "core capital elements" (comprising Tier 1 capital) and "supplementary capital elements" (comprising Tier 2 capital). Certain assets are deducted from a financial institution's capital for the purpose of calculating the risk-based capital ratio.

     Assets and credit equivalent amounts of off-balance sheet items are assigned to one of four risk categories, according to certain criteria. The aggregate dollar value of the amount in each category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are added together, and this sum is the financial institution's total risk weighted assets that comprise the denominator of the risk-based capital ratio. Assets deducted from a bank's capital in determining the numerator of the risk-based capital ratio are not included as part of the financial institution's risk weighted assets.

     Risk weights for off-balance sheet items are determined by a two-step process. First, the "credit equivalent amount" of off-balance sheet items is determined, in most cases by multiplying the off-balance sheet items by a credit conversion factor. Second, in most cases, the credit equivalent amount is assigned to the appropriate risk category according to designated criteria.

     Financial institutions are required to maintain a minimum risk-based capital ratio of total capital (after deductions) to risk weighted assets of 8%. In general, 50% of this ratio must consist of Tier 1 capital. Certain restrictions and limitations also apply regarding the calculation of Tier 1 capital. Tier 2 capital elements that are not used as part of Tier 1 capital generally will qualify for inclusion in a financial institutions capital base up to a maximum of 100% of the financial institution's Tier 1 capital. As of September 30, 1996, Greater Brazos' Tier 1 risk-based capital ratio was 11.1% and the Bank's Tier 1 risk-based capital ratio was 11.1% and the total risk-based capital ratio was 12.0%. As of year end 1995, Greater Brazos' Tier 1 capital ratio was 11.7% and its total risk-based capital ratio was 11.8%, and the Bank's Tier 1 capital ratio was 11.7% and its total risk-based capital ratio was 11.8%.

     In addition, the Federal Reserve and the OCC have promulgated capital leverage guidelines designed to supplement the risk-based capital guidelines. The principal objective of the leverage ratio is to address the extent to which a financial institution could leverage its equity capital base. The Federal Reserve and the OCC require their regulated institutions to meet a minimum leverage capital requirement of Tier 1 capital to total assets of not less than 3% for an institution that is not anticipating or experiencing significant growth and is highly rated (i.e., a composite examination rating of 1 on a scale of 1 to 5). Institutions that the Federal Reserve and the OCC determine are anticipating or experiencing significant growth or that are not highly rated must meet a minimum leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.

     Greater Brazos' leverage ratio was 5.8% for year end 1995 and 5.3% for year end 1994. Currently, as of September 30, 1996, the leverage ratio is 5.7%. The Bank's leverage ratio was 5.8% for year end 1995 and 5.3% for year end 1994. Currently, as of September 30, 1996, the leverage ratio is 5.7%.

     LIQUIDITY

     Greater Brazos' asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements, and otherwise sustain operations. Greater Brazos accomplishes this through management of the maturities of its interest-earning assets and interest-bearing liabilities. Liquidity is monitored and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar "gap" data. Greater Brazos believes its present position to be adequate to meet its current and future liquidity needs.

     The liquidity of Greater Brazos is maintained in the form of readily marketable investment securities, demand deposits with commercial banks, vault cash and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, Greater Brazos' management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan portfolio, deposits and anticipated loan findings. In addition to the liquidity provided by the foregoing, Greater Brazos has correspondent relationships with other institutions with available secured lines of credit to purchase overnight funds totaling $3,000,000 should additional liquidity be needed. These lines are subject to restrictions such as the financial strength of Greater Brazos and the lenders ability to facilitate credit.

     On January 1, 1994, Greater Brazos adopted the provisions of FAS 115. The opening balance of shareholder's equity was decreased by $171,000 to reflect the net unrealized holding losses on securities classified as available for sale which were previously carried at amortized cost. As of September 30, 1996, Greater Brazos' portfolio totaled $14,443,000 of which all of the securities are classified as available for sale.

     Average non-interest bearing demand deposits were $10,194,000 for the nine months ended September 30, 1996, an increase of $852,000 over the average balance for the same period in 1995. Average interest bearing deposits were $43,950,000 for the nine months ended September 30, 1996 compared to $42,072,000 for the same period in September 30, 1995.

     Average non-interest bearing demand deposits were $8,790,000, $9,572,000 and $8,671,000 for the years ended December 1995, 1994 and 1993, respectively. Average interest bearing deposits for the same years were $43,875,000, $40,692,000 and $35,755,000, respectively.

     Net cash generated by operating activities was $585,000, $132,000 and $276,000 as of the end of 1995, 1994 and 1993, respectively. Proceeds from sales, principal paydowns, and maturities of investment securities were $10,637,000, $5,523,000 and $10,424,000 for the same periods. Proceeds from the sale of assets during 1995, 1994 and 1993 were $192,000, $232,000 and
$1,674,000, respectively. Greater Brazos utilized these funds to originate loans and purchase investment securities. Greater Brazos purchased investment securities of $12,922,000 in 1995, $991,000 in 1994 and $16,002,000 in 1993.

     Net cash provided by operating activities was $279,000 for the nine months ended September 30, 1996 and $444,000 for the nine months ended September 30, 1995. A net increase in deposit accounts of $3,681,000 was realized during the nine months ended September 30, 1996 compared to an increase of $1,182,000 for the same period in 1995. For the nine months ended September 30, 1996, Greater Brazos utilized funds to originate loans. For the same period in 1995 funds were utilized to originate loans and purchase securities totaling $9,661,000.

     Funds utilized for the purchase of bank premises and equipment were $37,000, $557,000 and $686,000 during 1995, 1994 and 1993. The funds utilized for 1993 was the opening of Greater Brazos' Bryan banking center and in 1994 for the restoration of its College Station banking center.

     INTEREST RATE SENSITIVITY

     Interest rate sensitivity refers to the relationship between market interest rates and net interest income resulting from the repricing of certain assets and liabilities. Interest rate risk arises when an earning asset matures or when its rate of interest changes in a time frame different from that of the supporting interest-bearing liability. One way to reduce the risk of significant adverse effects on net interest income of market rate fluctuations is to minimize the difference between rate sensitive assets and liabilities, referred to as "gap", by maintaining a similar interest rate sensitivity position if the assets and liabilities within a particular time frame.

     Maintaining an equilibrium between rate sensitive assets and liabilities will reduce some of the risk associated with diverse changes in market rates, but it will not guarantee a stable net interest spread because yields and rates may change simultaneously and by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched. If more assets than liabilities reprice within a given period, an asset sensitive position or "positive gap" is created. During a positive gap, a decline in market rates will have a negative impact on net interest income. Alternatively, where more liabilities than assets reprice in a given period, a liability sensitive position or "negative gap" is created (rate sensitivity ratio is less than 100%) and a decline in interest rates will have a positive impact on net interest income.

     The following table shows interest sensitivity gaps for these different intervals as of September 30, 1996.

                    ESTIMATED PERIOD OF POTENTIAL REPRICING
                             (DOLLARS IN THOUSANDS)

                                                                             Over
                                               One Day to      Over       Six Months
                                                 Three     Three to Six     to One    Over One
                                                Months        Months         Year       Year     Total
                                                ------        ------         ----       ----     -----
     INTEREST SENSITIVE ASSETS ("ISA")
       Loans
         (Fixed rate)                             $ 2,095       $ 4,230      $16,761   $ 1,353   $24,439
         (Floating rate)                            8,406         1,478          463        --    10,617
       Investment securities (fixed rate)           2,006            --        7,051     3,404    12,461
       Investment securities (floating rate)        1,868            --           --        --     1,868
       Fed funds sold                               2,990            --           --        --     2,990
       Time deposits in banks                          --            --           --        --        --
                                                  -------       -------      -------   -------   -------

             TOTAL INTEREST SENSITIVE ASSETS       17,365         5,978       24,275     4,757    52,375

     INTEREST SENSITIVE LIABILITIES ("ISL")

       Interest bearing deposits                       --            --           --        --        --
         Savings accounts                             775            --        3,100        --     3,875
         Money market checking                      1,663            --        6,652        --     8,315
         Certificates of deposit                    4,211        12,038        8,219        --    24,468
                                                  -------       -------      -------   -------   -------

             TOTAL INTEREST SENSITIVE ASSETS        6,649        12,038       17,971        --    36,658

     PERIODIC GAP                                 $10,716       $(6,060)     $ 6,304   $ 4,757   $15,717
                                                  =======      =========     =======   =======   =======

     CUMULATIVE GAP                               $10,716       $ 4,656      $10,960   $15,717
                                                  =======      =========     =======   =======

     Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis. These prepayments may have significant effects on Greater Brazos' net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of Greater Brazos' exposure to changes in interest rates.

     INVESTMENT SECURITIES

     Set forth is a distribution of Greater Brazos' investment securities by contractual maturity dates at September 30, 1996 (mortgage-backed securities are classified in the period of final maturity):

                                                                   (DOLLARS IN THOUSANDS)
                               --------------------------------------------------------------------------------------------
                                                                               Maturing
                                                       After One But        After Five But
                               WITHIN ONE YEAR       WITHIN FIVE YEARS     WITHIN TEN YEARS     After Ten Years      Total
                               ----------------     ------------------    ------------------   -----------------     -----

                              Amount      Yield      Amount      Yield     Amount      Yield     Amount     Yield     Amount
                              ------      -----     --------     -----     ------      -----     ------     -----     ------
Securities available for
sale: /(1)/
  U.S. Treasury                $2,006      5.20%      $3,929     5.45%     $   --        --     $   --         --    $ 5,936
  Government agency                --         --       3,122     6.20%      1,247     6.48%        832      7.23%      5,201
  Collateralized mtg oblig         --         --          --        --         --        --      3,194      6.69%      3,194
  Other investments                --         --          --        --         --        --        113      5.17%        113
                               ------       ----      ------     -----     ------     -----     ------      -----    -------
Total securities
available for sale             $2,006      5.20%      $7,051     5.78%     $1,247     6.48%     $4,138      6.76%    $14,443
                               ======      =====      ======     =====     ======     =====     ======      =====    =======

     (1) Greater Brazos and subsidiaries have no tax-exempt securities and no securities which are classified as held to maturity.

DEPOSITS

     The daily average balances and average rates paid by category of deposit at the dates shown below are as follows:

                                                      (Dollars in Thousands)
                    As of September 30, 1996            As of December 31,
                    ------------------------      ------------------------------
                                                        1995            1994
                                                        ----            ----
                     Amount            Rate        Amount   Rate   Amount   Rate
                    --------          ------      -------- ------ -------- ------
Demand              $10,194             --        $ 9,519    --   $ 9,431     --
NOW accounts          7,249           1.90%         6,941  1.88%    7,399   1.88%
Money market          8,151           3.12%         6,560  3.09%    7,600   2.83%
Savings               3,825           2.25%         3,732  2.33%    3,960   2.42%
Time                 24,725           5.46%        25,024  5.56%   19,409   4.51%
                    =======           =====       =======  =====  =======   =====

 TOTAL              $54,145           3.38%       $ 51,776 3.50%  $47,799   2.77%
                    =======           =====       =======  =====  =======   =====

     The scheduled maturities of certificates of deposit in denominations of $100,000 or more at September 30, 1996 and December 31, 1995, including public funds, are shown below:

                                                   (Dollars in Thousands)
                                           September 30, 1996    December 31, 1995
                                         ----------------------  -----------------
          Due in three months or less                    $1,357             $  825

          Due in over three to six                        1,015              1,000
            months

          Due in over six to twelve                       1,776              1,925
            months

          Due in over twelve months                       2,300              3,300

                                         ----------------------  -----------------
                  Total                                  $6,448             $7,050
                                         ======================  =================

     LOANS

     The following table classifies the Bank's loans according to type as of the dates shown:

                                                                (Dollars in Thousands)
                                                                     December 31,
                                                            --------------------------------------------
                                            September 30,
                                                 1996           1995            1994           1993
                                            --------------  -------------  --------------  -------------
     Real estate
       Construction and land development          $   905         $   568         $ 1,012        $   891
       Mortgage loans                               6,421           6,255           5,969          4,081
       Other                                        6,559           5,092           4,195          3,197
     Installment                                   13,672          13,073          15,210         10,727
     Commercial                                     8,149           6,553           6,299          3,367
     Less unearned discounts                          (53)            (98)           (139)          (239)
                                            --------------  -------------  --------------  -------------
            Total                                 $35,653         $31,433         $32,546        $22,024
                                            ==============  =============  ==============  =============

     Disclosure of loan maturity balances is excluded due to the information not being readily accessible.

     Total loans net of unearned income and allowance for possible loan losses decreased 3.4% in 1995 from 1994 levels. At December 31, 1994, total loans exceeded year end 1993 levels by 47.7%. This increase was primarily attributed to increases in commercial SBA loans, purchases of automotive installment loans and mortgage refinancings. At September 30, 1996, total loans exceeded year end 1995 loans by 13.0%.

     ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENTS

     The provision for loan losses represents a determination by Greater Brazos' management of the amount necessary to be charged to operating income and transferred to the allowance for loan losses to maintain a level which it considers adequate in relation to the risk of future losses inherent in the loan portfolio. It is Greater Brazos' policy to provide for exposure to losses of specifically identified credits, and a general allowance for the remainder of the loan portfolio, and, while it is also Greater Brazos' policy to charge off in the current period those loans in which a loss is deemed to exist, risks of future losses also exist which cannot be quantified precisely or attributed to particular loans or classes of loans.

     In assessing the adequacy of its allowance for loan losses, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of individually significant loans and of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers, the senior credit officer, the Chief Executive Officer and the Board of Directors, and also those of bank regulatory agencies that review the loan portfolio as part of their regular examination of Greater Brazos.

     In evaluating the allowance for loan losses, management also considers Greater Brazos' loan loss experience, the amount of past due and non-performing loans, current and anticipated economic conditions, changes in lending and collection procedures, changes in loan volumes and quality of the Greater Brazos' loan review system.

     The allowance for loan losses at September 30, 1996 was $279,000, compared to $135,000 at December 31, 1995 and $140,000 at December 31, 1994. Although additional losses may occur, management believes the allowance for loan losses to be adequate as of the date presented.

                                                                           (Dollars in Thousands)


                                                       As of and for
                                                          the Nine         As of and for the Years
                                                       Months Ended                Ended
Transaction in allowance for possible loan losses      September 30,             December 31,
-------------------------------------------------      -------------   ------------------------------------
                                                           1996           1995         1994         1993
                                                       -------------   ----------   ----------   ----------
Balance at beginning of period                               $ 135        $ 140        $ 151        $ 129
Charge-offs
-----------
 Commercial                                                    117          146          118           --
 Real estate                                                    --           --           --           10
 Installments                                                   --            7           --           --
                                                       -------------   ----------   ----------   ----------
     Total charge-offs                                         117          153          118           10

Recoveries
----------
 Commercial                                                     49           48           67           14
 Real estate                                                    --           --            7            2
 Installment loans                                              --           --           --            1
                                                       -------------   ----------   ----------   ----------
     Total recoveries                                           49           48           74           17

 Net charge-offs (recoveries)                                   68          105           44           (7)
 Provision charged to expense                                  212           99           33           15
                                                       -------------   ----------   ----------   ----------
 Balance at end of period                                    $ 279        $ 135        $ 140        $ 151
                                                       =============   ==========   ==========   ==========
 Net charge-offs (recoveries) as a percentage of
 average loans (annualized for 1996)                         0.27%         0.33%        0.15%        0.04%

     NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

     The following is an analysis of non-performing assets as of the dates shown:

                                                                 (Dollars in Thousands)
                                                         September 30,                   December 31,
                                                                        -------------------------------------------
                                                             1996           1995           1994           1993
                                                         -------------  -------------  -------------  -------------

Loans accounted for on a nonaccrual basis                $         650  $         167  $         270             --
Accruing loans which are contractually past
   due 90 days or more as to principal or
   interest payments                                                37            382             14             15
Troubled debt restructuring                                         78             --             --             --
        Total
                                                         -------------  -------------  -------------  -------------
Interest income included in net income for period        $         765  $         549  $         284  $          15
Foregone interest on nonaccrual loans



     The accrual of interest on a loan is discontinued when, in the opinion of management (based upon such criteria as default in payment, asset deterioration, decline in cash flow, recurring operating loss, declining sales, bankruptcy and other financial conditions which could result in default), the borrower's financial condition is such that the collection of interest is doubtful. As of September 30, 1996, loans totaling $650,000 or 1.8% of total net loans outstanding, were on a non-accrual basis, therefore, no income was being recognized. As of year end 1995, loans totaling $167,000, or .53% of total net loans outstanding, were on a non-accrual basis and, therefore, no income was being recognized. Management believes the risks of collection of the principal amounts of these loans not to be significant. The non-accruals, for the most part, are in the bank's SBA portfolio, which has a significant portion of principal guaranteed by the U.S. government.

     Placing a loan on non-accrual status has a two-fold impact on net interest income. First, it causes an immediate charge against earnings with respect to that particular loan. Second, it eliminates future interest earnings with respect to that particular loan. Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status.

     Non-accrual loans increased by $426,000 to $650,000 at September 30, 1996, from $224,000 at September 30, 1995. The increase was primarily due to the addition of three SBA loans.

     RETURN ON EQUITY AND ASSETS

     The return on equity and return on assets for the periods shown below are as follows:

                                          For the Nine
                                          Months Ended        For the Years Ended
                                          September 30,           December 31,
                                          -------------   ----------------------------
                                              1996            1995           1994
                                          -------------   -------------  -------------
Return on Average Assets                      0.38%            0.57%          0.56%
Return on Average Equity                      5.01%           10.57%         11.04%
Average Equity to Average Assets Ratio        5.66%            5.41%          5.05%
Dividend Payout Ratio                           --               --             --

                   RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS

     Compass' Board of Directors appointed KPMG Peat Marwick LLP as independent auditors for Compass for the year ending December 31, 1996. KPMG Peat Marwick LLP has served as Compass' independent auditors continuously since 1971.

     Greater Brazos' Board of Directors appointed Fisk & Robinson, a Professional Corporation, as independent auditors for Greater Brazos for the year ending December 31, 1996. Fisk & Robinson, P.C., has served as Greater Brazos' and the Bank's independent auditors continuously since 1994.

     Compass and Greater Brazos have been advised by KPMG Peat Marwick LLP and Fisk & Robinson, P.C., that neither KPMG Peat Marwick LLP nor Fisk & Robinson, P.C., has any direct financial interest or any material indirect financial interest in Compass, Greater Brazos, or their affiliates other than arising from that firm's employment as auditors for Compass and Greater Brazos, respectively.

                                    EXPERTS

     The consolidated financial statements of Compass as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing. KPMG Peat Marwick LLP's report refers to changes in the method of accounting for income taxes and in the method of accounting for certain investments in debt and equity securities.

     The consolidated financial statements of Greater Brazos as of and for the years ended December 31, 1995 and 1994 have been included herein and in the Registration Statement in reliance upon the report by Fisk & Robinson, P.C., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Jerry W. Powell, Esquire, General Counsel, Secretary and an employee of Compass, has rendered an opinion concerning the validity of the securities being offered pursuant to this Proxy Statement/Prospectus and certain other matters. As of September 30, 1996, Mr. Powell was the beneficial owner of an aggregate of approximately 55,494 shares of Compass Common Stock. Liddell, Sapp has passed upon, among other things, certain federal income tax consequences of the Merger, and the receipt by Compass of its opinion as to such federal income tax consequences of the Merger is a condition to the Closing of the Merger. Jenkens and Gilchrist, a Professional Corporation, and Liddell, Sapp are also expected to render legal opinions as to certain matters acceptable to Greater Brazos and Compass, respectively.


                                INDEMNIFICATION

     Compass' Bylaws contain provisions similar to those of Section 145 of the GCL, which authorize Compass to indemnify its officers, directors, employees and agents to the full extent permitted by law. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GREATER BRAZOS AND COMPASS--CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF TEXAS AND DELAWARE AND CORRESPONDING CHARTER AND BY-LAW PROVISIONS--LIMITATION OF LIABILITY AND INDEMNIFICATION".

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Compass, Compass has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                 OTHER MATTERS

     Greater Brazos' Board of Directors does not know of any matters to be presented at the Meeting other than those set forth above. If any other matters are properly brought before the Meeting or any adjournment thereof, the enclosed proxy will be voted in accordance with the recommendations of Greater Brazos' Board of Directors unless "Authority Withheld" is indicated in the appropriate box on the proxy. SEE "INTRODUCTION".



H1995A/81870-18

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                       OF
                      GREATER BRAZOS VALLEY BANCORP, INC.
                                AND SUBSIDIARIES

================================================================================

                                                                            PAGE
                                                                            ----
1.   Auditors' Reports regarding the December 31, 1995 and 1994
     Consolidated Financial Statements.                                      F-3

2.   Consolidated Balance Sheet as of December 31, 1995
     and 1994.                                                               F-5

3.   Consolidated Statement of Income for the three years
     ended December 31, 1995.                                                F-6

4.   Consolidated Statement of Changes in Stockholders'
     Equity for the three years ended December 31, 1995.                     F-7

5.   Consolidated Statement of Cash Flows for the three
     years ended December 31, 1995.                                          F-8

6.   Notes to Consolidated Financial Statements.                            F-10

7.   Consolidated Balance Sheet as of September 30, 1996
     and 1995 (unaudited).                                                  F-33

8.   Consolidated Statement of Income for the Nine Months
     Ended September 30, 1996 and 1995 (unaudited).                         F-34

9.   Consolidated Statement of Cash Flows for the Nine
     Months Ended September 30, 1996 and 1995 (unaudited).                  F-35

10.  Selected Notes to Unaudited Consolidated Financial
     Statements.                                                            F-37

                      GREATER BRAZOS VALLEY BANCORP, INC.
                               AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                 DECEMBER 31, 1995, 1994 AND 1993 (UNAUDITED)

                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

[LOGO OF FISK ROBINSON APPEARS HERE]


                         Independent Auditors' Report
                         ----------------------------


The Board of Directors
Greater Brazos Valley Bancorp, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheet of Greater Brazos Valley Bancorp, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Greater Brazos Valley Bancorp, Inc. and Subsidiaries as of December 31, 1995 and 1994, the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", effective January 1, 1994.

As discussed in note 5 to the consolidated financial statements, effective January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118.

The 1993 financial statement data is presented for comparative purposes only. We have not audited, reviewed, or compiled the financial statement data, and, accordingly, express no opinion or any other form of assurance on that information.



March 9, 1995                                     /s/ Fisk & Robinson P. C.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheet

                          December 31, 1995 and 1994

                     (In Thousands Except Per Share Data)

                                                    1995       1994
                                                  ---------  ---------
ASSETS
------

Cash and due from banks                            $ 1,823    $ 2,803

Federal funds sold                                   1,160        234
                                                   -------    -------

      Total cash and cash equivalents                2,983      3,037

Investment securities:
  Available for sale (at market value)              17,037      2,929
  Held to maturity (market values of
    $0 and $10,939, respectively)                        -     11,826

Loans held for sale                                  7,278      7,191

Loans, net of allowance for loan losses
  of $135 and $140 in 1995 and 1994                 24,030     25,215

Bank premises and equipment, net                     1,021      1,142

Accrued interest receivable                            425        365

Other real estate owned, net                           278        483

Other assets                                         1,179      1,068
                                                   -------    -------

      Total assets                                 $54,231    $53,256
                                                   =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Deposits:
  Noninterest bearing                              $ 8,790    $ 9,572
  Interest bearing                                  41,875     40,692
                                                   -------    -------

      Total deposits                                50,665     50,264

Other liabilities                                      493        347
                                                   -------    -------

      Total liabilities                             51,158     50,611
                                                   -------    -------

Commitments and contingencies                            -          -

Stockholders' equity:
  Common stock; $1 and $5 par value; 1,000,000
    and 500,000 shares authorized; 200,390 and
    197,553 shares issued and outstanding at
    December 31, 1995 and 1994, respectively           200        988
  Paid-in capital                                    1,903      1,070
  Retained earnings                                  1,060        743
  Net unrealized loss on available for sale
    securities, net of tax of $46 and $80
    at December 31, 1995 and 1994,
    respectively                                   (    90)   (   156)
                                                   -------    -------

      Total stockholders' equity                     3,073      2,645
                                                   -------    -------

         Total liabilities and stockholders'
           equity                                  $54,231    $53,256
                                                   =======    =======

         See accompanying notes to consolidated financial statements.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES

                       Consolidated Statement of Income

                  For the Three Years Ended December 31, 1995

                     (In Thousands Except Per Share Data)


                                                                       1993
                                                   1995     1994    (Unaudited)
                                                   ----     ----   -------------
Interest income:
  Interest and fees on loans                     $  2,832 $  2,369    $  1,752
  Federal funds sold                                  169       64          60
  Interest and dividends on
    investment securities:
      Taxable                                         793      696         913
      Nontaxable                                      137      145          41
                                                 -------- --------    --------

                                                      930      841         940
                                                 -------- --------    --------

         Total interest income                      3,931    3,274       2,752
                                                 -------- --------    --------

Interest expense:
  Deposit accounts, including interest expense
    on certificates of deposit of $100,000
    and over of $409, $248 and $185 in
    1995, 1994 and 1993, respectively               1,813    1,326       1,104
  Short term borrowings                                15        6           8
                                                 -------- --------    --------

      Total interest expense                        1,828    1,332       1,112
                                                 -------- --------    --------

Net interest income                                 2,103    1,942       1,640

Provision for possible loan losses                     99       33          15
                                                 -------- --------    --------

Net interest income after provision for
  possible loan losses                              2,004    1,909       1,625
                                                 -------- --------    --------

Noninterest income:
  Service charges on deposit accounts                 664      653         637
  Gain on sales of investment securities               20       13          64
  Premium on sales of loans                           326      257         180
  Gain on sale of other real estate owned              17       39           1
  Other                                               268      202         169
                                                 -------- --------    --------

      Total noninterest income                      1,295    1,164       1,051
                                                 -------- --------    --------

Noninterest expense:
  Salaries and employee benefits                    1,222    1,172         948
  Occupancy of bank premises                          264      250         117
  Furniture and equipment                             140      156          96
  Data processing                                     270      295         262
  Other                                               993      908         762
                                                 -------- --------    --------

      Total noninterest expense                     2,889    2,781       2,185
                                                 -------- --------    --------

Income before income tax expense                      410      292         491

Income tax expense                                     93        9         223
                                                 -------- --------    --------

Net income                                       $    317 $    283    $    268
                                                 ======== ========    ========

Weighted average common shares outstanding        198,972  183,777     170,000
                                                 ======== ========    ========


Earnings per common share                        $   1.59 $   1.54    $   1.58
                                                 ======== ========    ========

         See accompanying notes to consolidated financial statements.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES

                Consolidated Statement of Stockholders' Equity

                  For the Three Years Ended December 31, 1995

                     (In Thousands, Except Share Amounts)

                                                      Common Stock;
                                                      $1 and $5 Par
                                                    Value; 1,000,000
                                                       and 500,000                                             Net
                                                    Shares Authorized                                      Unrealized
                                                     at December 31,                                         Loss on
                                                    1995 and 1994 and                       Retained        Available
                                                   1993, Respectively          Paid-in      Earnings        For Sale
                                                  Shares        Amount         Capital      (Deficit)      Securities       Total
                                                  ------        ------         -------      ---------      ----------       -----
Balances January 1, 1993 (unaudited)              170,000     $     850        $    850     $     387      $     -       $   2,087

Net income                                           -              -               -             268            -             268

Cash dividends paid                                  -              -               -             (51)           -             (51)
                                                  -------     ---------        --------     ---------      ----------    ---------
Balances December 31, 1993 (unaudited)            170,000           850             850           604            -           2,304

Conversion of subordinated debentures              12,500            62              63           -              -             125

5% stock dividend                                   9,134            46              98          (144)           -             -

KSOP stock purchases                                5,919            30              59           -              -              89

Adoption of SFAS 115                                 -              -               -             -                15           15

Net income                                           -              -               -             283            -             283

Change in unrealized depreciation on
  available for sale securities                      -              -               -             -              (171)        (171)
                                                  -------     ---------        --------     ---------      ----------    ---------
Balances December 31, 1994                        197,553           988           1,070           743            (156)       2,645

KSOP stock purchases                                2,837            14              31           -              -              45

Changes in unrealized depreciation on
  available for sale securities                      -              -               -             -                66           66

Formation of holding company                         -             (802)            802           -              -             -

Net income                                           -              -               -             317            -             317
                                                  -------     ---------        --------     ---------      ----------    ---------
Balances December 31, 1995                        200,390     $     200        $  1,903     $   1,060      $      (90)  $    3,073
                                                  =======     =========        ========     =========      ==========    =========

         See accompanying notes to consolidated financial statements.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES

                     Consolidated Statement of Cash Flows

                  For the Three Years Ended December 31, 1995

                     (In Thousands Except Per Share Data)

                                                                           1993
                                                   1995       1994     (Unaudited)
                                                   ----       ----     -----------
Cash flows from operating activities:
  Net income                                     $    317   $    283   $      268
    Adjustments to reconcile net income
      to net cash provided by operating
      activities:
         Depreciation                                 144        150           95
         Provision for possible loan
           losses                                      99         33           15
         Net amortization of investment
           securities                                  14         35           90
         Gain on sale of investment
           securities                                 (20)       (13)         (64)
         Gain on sales of other real
           estate owned                               (17)       (39)          (1)
         (Increase) in other assets                   (98)      (381)        (201)
         Increase in other liabilities                146         64           74
                                                 --------   --------   ----------

             Net cash provided by operating
               activities                             585        132          276
                                                 --------   --------   ----------

Cash flows from investing activities:
  Proceeds from sales, maturities, and
    paydowns of securities available
    for sale                                       10,637      3,872            -
  Purchases of securities available for sale      (12,922)         -            -
  Proceeds from maturities and paydowns
    of securities held to maturity                      -      1,651       10,424
  Purchases of securities held to
    maturity                                            -       (991)     (16,002)
  Net loan repayments (originations)                1,045    (10,478)      (2,306)
  Net capital expenditures                            (37)      (557)        (687)
  Proceeds from sale of other real
    estate owned                                      173        220           32
  Proceeds from sales of bank premises
    and equipment                                      19         12        1,642
                                                 --------   --------   ----------

             Net cash used by investing
               activities                          (1,085)    (6,271)      (6,897)
                                                 --------   --------   ----------

         See accompanying notes to consolidated financial statements.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES

                     Consolidated Statement of Cash Flows

                  For the Three Years Ended December 31, 1995

                     (In Thousands Except Per Share Data)

                                                                        1993
                                                 1995       1994     (Unaudited)
                                               ---------  ---------  -----------
Cash flows from financing activities:
  Net (decrease) increase in demand
    deposits, NOW and savings accounts           (2,344)    10,905        2,295
  Net proceeds from (payments for)
    certificates of deposit                       2,745     (5,067)       2,498
  Issuance of common stock                           45         89            -
                                               --------   --------     --------

             Net cash provided by financing
               activities                           446      5,927        4,793
                                               --------   --------     --------

Net (decrease) increase in cash and cash
  equivalents                                       (54)      (212)      (1,828)

Cash and cash equivalents at beginning
  of year                                         3,037      3,249        5,077
                                               --------   --------     --------

Cash and cash equivalents at end of year       $  2,983   $  3,037     $  3,249
                                               ========   ========     ========

         See accompanying notes to consolidated financial statements.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                 December 31, 1995, 1994 and 1993 (Unaudited)



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    ------------------------------------------

The accounting and reporting policies of Greater Brazos Valley Bancorp, Inc. (Bancorp) and its wholly-owned subsidiaries (collectively referred to as Company) conform to generally accepted accounting principles and to general practices within the banking industry. The following is a description of the more significant of those policies.

Basis of presentation
---------------------

The accompanying consolidated financial statements include the accounts of Greater Brazos Valley Bancorp, Inc. (GBVB) and its wholly-owned subsidiary, Greater Brazos Valley Delaware Bancorp, Inc. (GBVDB), and its wholly-owned subsidiary, Commerce National Bank (CNB).

During 1995, GBVB (a Texas corporation) and GBVDB (a Delaware corporation) were formed. On November 1, 1995, a transaction was consummated whereby the stockholders of CNB effectively exchanged all of their outstanding shares (198,803) for 198,803 shares of GBVB. Following the consummation of this transaction the Bank became a wholly-owned subsidiary of the Delaware company which in turn, became a wholly-owned subsidiary of GBVB. Because the stockholder group both before and after the exchange were substantially the same, the transaction was accounted for in a manner similar to a pooling of interests. Because the formation of these holding companies occurred subsequent to December 31, 1994 the accounts included in the accompanying financial statements as of and for the periods ending December 31, 1994 and 1993 include only Commerce National Bank.

All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and cash equivalents
-------------------------

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Federal funds are normally sold for one-day periods. The Company normally considers all highly liquid investments with an initial maturity less than ninety days to be cash equivalents.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES



Investment securities
---------------------

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). In accordance with SFAS 115, the Bank classifies its investments as either held to maturity, when the Bank has positive intent and ability to hold securities to maturity, or available for sale. Securities classified held to maturity are recorded in the financial statements at amortized cost. Securities classified as available for sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. As a result of the accounting change, investment securities and stockholders' equity reflect unrealized losses of approximately $236,000 and $156,000 (net of tax), respectively at December 31, 1994.

Realized gains and losses for securities classified as available for sale and held to maturity are reported in earnings in the year of sale.

Prior to adoption of SFAS 115, all investment in securities were classified as held to maturity and were carried at cost, adjusted for amortization or premiums and accretion of discounts under methods approximating the interest method over the remaining period to contractual maturity. In the case that these securities were sold, gains and losses were computed under the specific identification method.

Loans held for sale
-------------------

Small Business Administration (SBA) and student loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans and allowance for possible loan losses
--------------------------------------------

Loans are stated net of participations sold without recourse, allowance for possible loan losses and unearned income. Unearned income on installment loans is taken into income over the term of the loan by the sum-of-the-periodic balances method. The effect of not using the interest method is not material to the financial statements.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES



Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to principal or interest. Generally when a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income. Income on such loans is then recognized to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

The allowance for possible loan losses represents provisions for possible loan losses charged to earnings, less loan charge-offs net of recoveries. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The provision for possible loan losses charged to earnings is the amount which is necessary to establish the allowance at a level management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of any specific problem loans and current economic conditions that may affect the borrowers' ability to repay.

Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future provisions for loan losses may be necessary based on changes in economic conditions. In addition, the Office of the Comptroller of the Currency (OCC), as an integral part of its examination process, periodically reviews the Bank's allowance for loan losses. The OCC may require the Bank to recognize provisions for loan losses based on its judgement of information available at the time of examination.

Fees and costs associated with originating loans
------------------------------------------------

Fees and costs associated with originating loans are generally recognized in income in the period in which fees were received and/or costs were incurred. Under generally accepted accounting principles, such fees and costs generally are deferred and recognized over the life of the loan as an adjustment of the yield. Management believes the effect of not deferring such fees and costs and amortizing them over the life of the related loans is not material to the financial statements.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES



Bank premises and equipment
---------------------------

Bank premises and equipment are stated at cost less accumulated depreciation. Provisions for depreciation are computed using the straight-line method.
Average useful lives used for depreciation with respect to major classifications of property are as follows:

    Buildings                              30 years
    Leasehold improvements                 2 to 10 years
    Furniture, fixtures and equipment      2 to 15 years
    Automobiles                            3 years

Maintenance and repairs are charged to expense; betterments and renewals are capitalized. Upon retirement or replacement, the cost of the asset and the related allowance for depreciation are eliminated with the resulting gain or loss included in the statement of income.

Other real estate owned
-----------------------

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in gain or loss on foreclosed real estate.

Federal income taxes
--------------------

Bancorp files a consolidated income tax return with its subsidiaries. Federal income tax expense or benefit has been allocated on a separate return basis.

Effective January 1, 1993, the Company prospectively adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". The Company determined that there was no cumulative effect of that change in the method of accounting for income taxes in its 1993 statement of income. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period together with the change during the period in deferred tax assets and liabilities.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES



Pursuant to the deferred method under APB Opinion 11, which was applied in years prior to 1993, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable in the year of calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

Financial instruments
---------------------

The Company has not acquired or issued any derivative financial instruments.

In the ordinary course of business the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair values of financial instruments
------------------------------------

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

    CASH AND SHORT TERM INSTRUMENTS

    The carrying amounts of cash and short term instruments approximate their fair value.

    AVAILABLE FOR SALE AND HELD TO MATURITY SECURITIES

    Fair values for securities excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

    LOANS

    For variable-rate loans that reprice frequently and have significant changes in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES



    DEPOSIT LIABILITIES

    The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit (CD's) approximate their fair values at the reporting date. Fair values for fixed-rate CD's are estimated using discounted cash flow calculation that apply interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

    ACCRUED INTEREST

    The carrying amounts of accrued interest approximate their fair values.

    OFF BALANCE SHEET INSTRUMENTS

    Fair values for off balance sheet lending commitments are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties' credit standings.

Earnings per share
------------------

Earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during each year presented.

Estimates
---------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Reclassifications
-----------------

Certain amounts previously reported have been reclassified to conform to the current format.


2.  STATEMENT OF CASH FLOWS
    -----------------------

The Company has chosen to report its cash flows by the indirect method and has chosen to report on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, and loans made to customers and principal collections on those loans.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES



Supplemental information on cash flows and non-cash transactions for the three years ended December 31, 1995 is as follows (in thousands):

                                                                  1993
                                            1995        1994   (Unaudited)
                                            ----        ----   -----------
    Cash transactions:
     Interest income received              $  3,758  $  3,569  $  2,178
                                           ========  ========  ========


     Interest expense paid                 $  1,731  $  1,294  $  1,027
                                           ========  ========  ========


     Federal income taxes paid             $     39  $     37  $    223
                                           ========  ========  ========


    Noncash transactions:
     Net unrealized depreciation on
       securities available for sale       $    100  $    156  $  -
                                           ========  ========  ========


     Conversion of subordinated
       debentures                          $  -      $    125  $  -
                                           ========  ========  ========


     Reclassification of securities
       held to maturity to available
       for sale                            $ 10,932  $  -      $  -
                                           ========  ========  ========


3.  INVESTMENT SECURITIES
    ---------------------

Investment securities, classified in accordance with provisions of SFAS 115, and their approximate unrealized gains and losses and related estimated fair values at December 31, 1995 and 1994 are as follows (in thousands):

                                                     1995
                                         --------------------------------
                                         Amortized  Unrealized     Fair
                                                    ----------
    Securities Available for Sale         Cost      Gain  Loss    Value
    -----------------------------        ---------  ----  -----  --------

    U.S. Treasury securities             $ 9,833    $  -   $  9   $ 9,824

    Pass-through certificates
      guaranteed by FNMA and
      FHLMC                                3,767       3     33     3,737
    Privately issued collateralized
      mortgage obligations                 3,460       -     97     3,363
    Other                                    113       -      -       113
                                         -------    ----   ----   -------

    Total available for sale             $17,173      $3   $139   $17,037
                                         =======    ====   ====   =======

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES

                                                               1994
                                         ----------------------------------------------
                                         Amortized          Unrealized            Fair
                                                            ----------
    Securities Available for Sale           Cost         Gain         Loss        Value
    -----------------------------        ---------       ----         ----        -----
    Pass-through certificates
      guaranteed by FNMA and FHLMC       $     314    $    -      $       8     $    306
    Privately issued collateralized
      mortgage obligations                   2,851         -            228        2,623
                                         ---------    --------    ---------     --------
    Total available for sale             $   3,165    $    -      $     236     $  2,929
                                         =========    ========    =========     ========

                                                               1994
                                         ----------------------------------------------
                                         Amortized          Unrealized            Fair
                                                            ----------
    Securities Held to Maturity            Cost          Gain         Loss        Value
    ---------------------------          ---------       ----         ----        -----
    U.S. Treasury securities             $     751    $    -      $      64     $    687
    State and political
      subdivisions                           3,110         -            252        2,858
    Pass-through certificates
      guaranteed by FNMA and FHLMC           7,853         -            572        7,282
    Other                                      112         -           -             112
                                         ---------    --------    ---------     --------
    Total held to maturity               $  11,826    $    -      $     888     $ 10,939
                                         =========    ========    =========     ========

During 1995 and, in connection with the issuance of "A Guide to Implementation of SFAS No. 115," (Guide) by the Financial Accounting Standards Board in November 1995, management reassessed the appropriateness of the classification of securities held and, as allowed by the Guide, reclassified securities in the held-to-maturity category to the available-for-sale category. The securities transferred had an amortized cost and fair value of approximately $10,932,000 and $10,735,000, respectively. The related unrealized appreciation of $197,000 was included as a component of stockholders' equity.

Proceeds from sales of securities available for sale were approximately $9,615,000 and $3,845,000 for the years ended December 31, 1995 and 1994, respectively. Proceeds from sales of investment securities during 1993 were approximately $10,424,000. Gains and losses of approximately $20,000, $109,000 and $64,000 and $13,000, $14,000 and $-0-, respectively were recorded on those sales for the years ended December 31, 1995, 1994, and 1993, respectively.

Investment securities with an amortized cost of approximately $3,500,000 and $2,565,000 were pledged to secure a federal funds line with a financial institution at December 31, 1995 and 1994, respectively.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES


The amortized cost and estimated market value of debt securities at December 31, 1995, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  Available for Sale
                                                  ------------------
                                               Amortized         Fair
                                                  Cost           Value
                                               ---------         -----
    Due in one year or less                   $    5,051      $    5,046
    Due from one year to five years                4,782           4,778
                                              ----------      ----------

                                                   9,833           9,824

    Pass-through certificates guaranteed
      by FNMA and FHLMC and privately
      issued collateralized mortgage
      obligations                                  7,227           7,100
    Other                                            113             113
                                              ----------      ----------

       Total                                  $   17,173      $   17,037
                                              ==========      ==========

4.  LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES
    --------------------------------------------

Loans and allowance for possible loan losses at December 31, 1995 and 1994 consist of the following (in thousands):

                                                 1995          1994
                                                 ----          ----
    Commercial and industrial                $     3,456    $      3,462
    Real estate - construction and
      development                                    568           1,012
    Real estate - mortgage                        11,354          10,163
    Installment loans                              1,071           1,608
    Other consumer loans                           7,814           9,249
                                             -----------    ------------

       Total loans                                24,263          25,494

    Unearned income                                  (98)           (139)
    Allowance for possible loan losses              (135)           (140)
                                             -----------    ------------

       Net loans                             $    24,030    $     25,215
                                             ===========    ============

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES



The Bank extends commercial and consumer credit primarily to customers in the state of Texas. At December 31, 1995, and 1994 substantially all of the Bank's loans were collateralized with real estate, inventory, accounts receivable, equipment, marketable securities and/or other assets. Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region.

Loans on which the accrual of interest has been discontinued at December 31, 1995, 1994 and 1993 amounted to approximately $167,000, $270,000 and $0, respectively. If interest had been accrued on these loans, such income would have been approximately $6,000, $8,000 and $0, during 1995, 1994 and 1993, respectively.

At December 31, 1995, 1994 and 1993, loans on which the Bank was accruing interest that were contractually delinquent ninety days and over amounted to approximately $382,000, $14,000 and $15,000, respectively.

An analysis of the allowance for possible loan losses for the three years ended December 31, 1995 is as follows (in thousands):

                                                                               1993
                                                1995            1994        (Unaudited)
                                                ----            ----        -----------
    Balance at beginning of the year         $      140      $     151      $     129
    Provision for possible loan losses               99             33             15
    Loans charged to the allowance                 (153)          (118)           (10)
    Recoveries on loans previously
     charged-off                                     49             74             17
                                             ----------      ---------       --------

    Balance at the end of the year           $      135      $     140      $     151
                                             ==========      =========       ========

In May 1993, the Financial Accounting Standards Board issued Statement 114 which was subsequently revised by Statement 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". These Statements collectively require creditors to account for impaired loans (as defined in the Statements) at the net present value of expected future cash flows discounted at the loan's original effective interest rate, the observable market price, or the fair value of the collateral of a collateral-dependent loan. These Statements also provide guidance for income and expense recognition associated with impaired loans. These Statements became effective for fiscal years beginning after December 15, 1994.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES



Impairment of loans having recorded investments of approximately $167,000 at December 31, 1995 has been recognized in conformity with SFAS No. 114 as amended by SFAS No. 118. The average recorded investment in impaired loans during 1995 was approximately $219,000. The total allowance for loan losses related to these loans was approximately $31,000. No significant amount of interest income on impaired loans was recognized for cash payments received in 1995.


5.  BANK PREMISES AND EQUIPMENT
    ---------------------------

Bank premises and equipment at December 31, 1995 and 1994 consist of the following (in thousands):


                                              1995                1994
                                              ----                ----
    Furniture, fixtures and equipment     $       1,006       $        975
    Leasehold improvements                          549                546
    Automobiles                                      51                 70
                                          -------------       ------------

                                                  1,606              1,591

    Less accumulated depreciation and
      amortization                                  585                449
                                          -------------       ------------

                                          $       1,021       $      1,142
                                          =============       ============

6.  OTHER REAL ESTATE OWNED
    -----------------------

Other real estate owned at December 31, 1995 and 1994 consisted of foreclosed properties in the approximate amounts of $278,000 and $483,000, respectively.

For the three years ended December 31, 1995, management believed that the carrying values of other real estate owned properties approximated their related fair market values. Therefore, there was no allowance for possible losses on other real estate or changes related thereto.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES



7.  DEPOSITS
    --------

Deposits at December 31, 1995 and 1994 are summarized as follows (in thousands):

                                       1995                    1994
                                       ----                    ----
                                Amount       Percent    Amount       Percent
                                ------       -------    ------       -------
   Noninterest bearing
     demand accounts          $     8,790      17.3%  $    9,572       19.0%
   Interest bearing
     demand accounts                6,933      13.7        6,812       13.6
   Passbook savings
     accounts                       3,508       6.9        3,654        7.3
   Limited access money
     market accounts                6,127      12.1        7,664       15.2
   Certificates of deposit,
     less than $100,000            18,257      36.0       16,864       33.6
   Certificates of deposit,
     $100,000 and greater           7,050      14.0        5,698       11.3
                              -----------     -----   ----------      -----

                              $    50,665     100.0%  $   50,264      100.0%
                              ===========     =====   ==========      =====

Included in deposits at December 31, 1995 and 1994 were public fund deposits of approximately $70,000 and $156,000, respectively.

The weighted average interest rate on deposits at December 31, 1995 and 1994 was approximately 3.1% and 3.3%, respectively.


8.  INCOME TAXES
    ------------

Income tax expense (benefit) for the three years ended December 31, 1995 consists of the following (in thousands):

                                                                    1993
                                            1995        1994     (Unaudited)
                                            ----        ----     -----------
    Current                               $   145   $      39    $    305
    Deferred (benefit)                        (52)        (30)        (82)
                                          -------   ---------    --------
                                          $    93   $       9    $    223
                                          =======   =========    ========

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES



As discussed in note 1, the Company adopted SFAS No. 109 as of January 1, 1993. The cumulative effect of this accounting change as of January 1, 1993 was not material. Prior years' consolidated financial statements have not been restated to apply the provisions of SFAS No. 109. The consolidated federal income tax expense for the years presented differs from "expected" consolidated federal income tax for these years, computed by applying the statutory U.S. federal corporate tax rate of 34% to income before income tax expense as follows (in thousands):

                                                                         1993
                                                1995        1994      (Unaudited)
                                                ----        ----      -----------
    Computed "expected" income tax expense    $    139    $     99    $    167
    Increase (decrease) resulting from:
      Tax exempt interest                          (39)        (41)        (13)
      Other                                         (7)        (49)         69
                                              --------    --------    --------

                                              $     93    $      9    $    223
                                              ========    ========    ========

Significant components of deferred income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993 are as follows (in thousands):

                                                                              1993
                                                  1995         1994        (Unaudited)
                                                  ----         ----        -----------
    Provision for possible loan losses
      for books in excess of tax                $    (31)    $    (11)     $      (7)
    Other real estate owned losses for
      tax in excess of books                           -           36              -
    Bank premises and equipment deductions
      for tax in excess of (less than) books           5            9            (74)
    Other                                            (26)         (64)            (1)
                                                --------     --------      ---------
                                                $    (52)    $    (30)     $     (82)
                                                ========     ========      =========

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES



Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1995 and 1994 are as follows (in thousands):

                                                  1995                1994
                                                  -----               -----
    Deferred tax assets:
      Net unrealized depreciation on
       securities available for sale          $           46      $           80
      Basis of other real estate owned
       for tax in excess of book                          16                  16
      Allowance for loan losses for
       book in excess of tax                              59                  28
      Deferred compensation deducted
       for books in excess of tax                         18                   3
      Other                                               11                -
                                              --------------      --------------

           Total deferred tax assets                     150                 127

    Deferred tax liabilities:
      Bank premises and equipment basis
       for book in excess of tax                          22                  17
                                              --------------      --------------

           Total deferred tax
             liabilities                                  22                  17
                                              --------------      --------------

           Net deferred tax asset             $          128      $          110
                                              ==============      ==============

As of December 31, 1995 and 1994, the Company had a net deferred federal income tax asset of approximately $128,000 and $110,000, respectively. As of December 31, 1995 and 1994, the Company had a current federal income tax payable of approximately $109,000 and a current federal income tax receivable of approximately $2,000, respectively.

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES



9.   EMPLOYEE BENEFITS
     -----------------

Effective in March 1993, the Bank adopted a long-term deferred compensation plan, known as the Performance Share Plan, for the benefit of certain key employees. Performance shares are equivalent in value to shares of capital stock of the Bank at book value and entitle the participants to defer compensation in amounts equivalent to dividends, but do not entitle the participants to voting rights. Participants become 100% vested at the end of six years from the date of award or upon retirement, death, total disability, or a change in ownership of the Bank. Rights to performance shares are forfeited if the participant is discharged for cause, engages in competition with the bank within a two year period following termination of employment, or for acts of willful malfeasance or gross negligence. The maximum number of performance shares to be awarded may not exceed 15% of the total outstanding capital stock of the Bank. Benefit payments will be made in cash or capital stock of the Bank only after participants terminate their employment with the Bank and have satisfied the vesting requirements. As of December 31, 1995, 1,575 performance shares have been granted.

Effective September 1, 1994, the Bank adopted an Incentive Stock Option Plan and authorized the issuance of a maximum of 20,090 shares under the plan. Options for 20,090 shares were granted by the Board of Directors to the officers during 1994. The Options are exercisable at a price of $15.00 per share beginning in September 1995 and expiring in September 2004, provided the officers remain employed with the Bank.

Effective January 1, 1994, the Bank's Employee Savings Plan was amended and restated and became an Employee Stock Ownership Plan (KSOP) and provides for "before-tax" employee contributions through salary reduction contributions under
Section 401(K) of the Internal Revenue Code. A participant may choose a salary reduction from 1% to 15% of compensation, not to exceed $9,240 annually. The participant may increase or decrease the percentage of compensation to be contributed, subject to a 1% minimum and 15% maximum, effective as of January 1, or July 1, of any Plan year. The KSOP allows the Bank to make 401(K) matching contributions of up to 100% of the participant's salary reduction contributions not to exceed 6% of such participant's annual compensation as well as discretionary contributions as determined by the Board of Directors. Employee contributions are 100% vested. 50% of the Bank's matching contributions are 100% vested, with the remaining 50% and any discretionary contributions vested over a five year period. During 1995 and 1994, the Company made 401(K) matching contributions vested over a five year period. During 1995 and 1994, the Company made 401(K) matching contributions of

              GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES


approximately $18,000 and $17,000, respectively. Contributions are used to purchase shares of the Company's capital stock. 8,746 shares of Company stock are owned by the KSOP at December 31, 1995. Distributions of vested interests to participants upon termination of their participation in the KSOP may be made in cash or stock. Stock distributed will be subject to a put option under which the Bank can be required for a period of time to repurchase the stock at fair market value.

The Bank has Director Deferred Compensation Plan (DDC Plan), a nonqualified deferred compensation plan, which provides deferral of all or part of directors' fees earned by DDC Plan participants. The deferral period is until retirement. The Company has purchased life insurance policies to fund future DDC Plan obligations. These policies had an aggregate cash surrender value of approximately $315,000 and $24,000 at December 31, 1995 and 1994, respectively, and are included in other assets in the accompanying consolidated balance sheets. The recorded obligation for the DDC Plan was $37,000 and $5,000 at December 31, 1995 and 1994, respectively, and is included in other liabilities in the accompanying consolidated balance sheets.

The Bank has an Executive Supplemental Income Plan (ESI Plan), a nonqualified defined benefit plan, which provides death and retirement benefits to certain employees. The benefits are based on years of service and the employee's compensation. The Bank has purchased life insurance policies to fund future ESI Plan obligations. These policies had an aggregate cash surrender value at December 31, 1995 and 1994, respectively, of approximately $251,000 and $133,000 which are included in other assets in the accompany consolidated balance sheets. The recorded obligation for the ESI Plan was approximately $19,000 and $3,000 at December 31, 1995 and 1994, respectively, and are included in other liabilities in the accompanying consolidated balance sheets.


10.  COMMITMENTS AND CONTINGENCIES
     -----------------------------

The Company leases its office facilities, certain equipment and an automobile under noncancelable operating lease agreements. The College Station lease expires in 2003 and is renewable for two ten year periods at the then current market rate. The Bryan lease expires in 1998 and is renewable for two five year periods at the then current market rate. Rental expense for the years ended December 31, 1995, 1994 and 1993 amounted to approximately $160,000, $76,000 and $76,000, respectively.

              GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES


Future minimum lease payments under the leases are as follows (in thousands):

            Year                                  Amount
            ----                                  ------

            1996                                $    183
            1997                                     185
            1998                                     176
            1999                                     147
            2000                                     147
            Thereafter                               223
                                                --------

                                                $  1,061
                                                ========

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, 1995 and 1994, the approximate amounts of these financial instruments were as follows (in thousands):

                                             1995     1994
                                            -------  -------

    Financial instruments whose contract
      amounts represent credit risk:
       Commitments to extend credit          $5,768   $8,901
       Standby letters of credit                177       54
                                             ------  -------

                                             $5,945   $8,955
                                             ======  =======

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash

              GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES


requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company is involved in certain legal actions arising from normal business activities. Management believes that the outcome of such proceedings will not materially affect the financial position or results of operations of the Company.

The Company does not anticipate any material losses as a result of the commitments and contingent liabilities.


11.  RELATED PARTY TRANSACTIONS
     --------------------------

In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings, with its directors and their affiliates. In the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons. The aggregate amount of such loans was approximately $587,000 and $480,000 at December 31, 1995 and 1994, respectively. During 1995 and 1994, repayments of loans totaled approximately $151,000 and $169,000, respectively, and new loans funded totalled approximately $258,000 and $256,000, respectively.


12.  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
     -----------------------------------------------

Most of the Company's business activity is with customers located within Texas. Such customers are normally also depositors of the Company.

The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

              GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES


The contractual amounts of credit related financial instruments such as commitments to extend credit, credit card arrangements, and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.


13.  STOCKHOLDERS' EQUITY AND REGULATORY MATTERS
     -------------------------------------------

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $1.00 per share. The Board of Directors is authorized to determine the terms and conditions associated with the preferred stock at the time of issuance. There have been no shares issued as of December 31, 1995.

Under federal banking law, there are legal restrictions limiting the amount of dividends the Bank can declare. Subject to other limiting factors, approval of the OCC is required if dividends declared exceed the net profits for that year combined with the retained net profits for the two preceding years. The calculation of the amount available for payment of dividends, under this formula, is based on the net profits determined in accordance with regulatory accounting principles, reduced by the amount of dividends declared. As of January 1, 1996, dividends available under the above formula for further distribution would be approximately $456,000. Therefore, subject to regulatory capital requirements and certain other limiting factors, the Bank may declare dividends in 1996 up to $456,000 plus 1996 retained net profits to the date of dividend declaration without receiving OCC approval.

Further, the OCC may prohibit the payment of dividends at anytime if it determines that certain circumstances exist in the Bank, including those relating to the financial condition of the Bank, such that the payment of dividends would be considered an unsafe and unsound practice.

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

              GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES


Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1995, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1995, the Bank's regulatory capital ratios exceeded those levels necessary to be categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk based, Tier I risk based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are presented in the following table (in thousands):

                                                                                                              To Be Well
                                                                                                            Capitalized Under
                                                                        For Capital                         Prompt Corrective
                                       Actual                         Adequacy Purposes                     Action Provisions
                                  ----------------               -------------------------              --------------------------
                                  Amount     Ratio               Amount               Ratio             Amount               Ratio
                                  ------     -----               -------              -----             -------             ------
As of December 31, 1995:
 Total capital (to risk weighted
   assets)                        $ 3,262   11.8%   GREATER THAN $ 2,205  GREATER THAN 8.0% GREATER THAN $  2,756 GREATER THAN 10.0%
 Tier I capital (to risk weighted
   assets)                          3,128   11.7%   GREATER THAN   1,102  GREATER THAN 4.0% GREATER THAN    1,378 GREATER THAN 6.0%
 Tier I capital (to average assets) 3,128    5.8%   GREATER THAN   2,148  GREATER THAN 4.0% GREATER THAN    2,685 GREATER THAN 5.0%

              GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES


14.  SUPPLEMENTARY INCOME AND EXPENSE INFORMATION
     --------------------------------------------

The following amounts are included in other noninterest income and noninterest expense in the accompanying consolidated statements of income for the three years ended December 31, 1995 (in thousands):

                                                          1993
                                         1995   1994   (Unaudited)
                                         -----  -----  -----------

    Noninterest income
    ------------------

      Rental income - other real
         estate owned                    $  54  $  50       $  65
      All other                            214    152         104
                                         -----  -----       -----

                                         $ 268  $ 202       $ 169
                                         =====  =====       =====

    Noninterest expense
    -------------------

      Legal and professional             $ 146  $ 148       $  93
      Miscellaneous losses                 112     22           6
      Postage and delivery                  92     94          84
      Supplies and stationary               81     98          89
      Advertising                           67     63          81
      FDIC assessment                       65    104          97
      Service contracts                     58     55          39
      Other real estate owned expense       52     63          61
      Dues and subscriptions                47     45          36
      All other                            273    216         176
                                         -----  -----       -----

                                         $ 993  $ 908       $ 762
                                         =====  =====       =====

              GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES


15.  FAIR VALUES OF FINANCIAL INSTRUMENTS
     ------------------------------------

The estimated fair value of the Company's financial instruments were as follows at December 31, 1995 (in thousands):

                                             Carrying   Fair
                                              Amount    Value
                                             --------  -------

    Financial assets:
      Cash and due from banks                 $ 1,823  $ 1,823
      Federal funds sold                        1,160    1,160
      Securities available for sale            17,037   17,037
      Loans held for sale                       7,278    7,350
      Loans, net                               24,030   23,850

    Financial liabilities:
      Noninterest bearing demand deposits       8,790    8,790
      Interest bearing accounts                14,276   14,276
      Savings accounts                          3,508    3,508
      Time deposits                            24,091   25,783

    Unrecognized financial instruments:
      Commitments                                   -        -
      Credit card lines                             -        -
      Standby letters and financial
       guarantees                                   -        -

                      GREATER BRAZOS VALLEY BANCORP, INC.
                               AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                          SEPTEMBER 30, 1996 AND 1995

                                  (UNAUDITED)

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheet

                          September 30, 1996 and 1995

                                  (Unaudited)

                     (In Thousands, Except Per Share Data)


                                                          1996      1995
                                                          -----     -----
ASSETS
------

Cash and due from banks                                 $  2,169  $  2,581
Federal funds sold                                         2,990     2,001
                                                        --------  --------

          Total cash and cash equivalents                  5,159     4,582

Investment securities:
  Available for sale (at market value)                    14,443     6,072
  Held to maturity (market value of $10,728 in 1995)           -    10,975

Loans held for sale                                            -    10,247

Loans, net of allowance for loan losses of $279
  in 1996 and $151 in 1995)                               35,367    20,148

Bank premises and equipment, net                             968     1,039

Accrued interest receivable                                  520       403

Other real estate owned, net                                 278       278

Other assets                                               1,149     1,108
                                                        --------  --------

          Total assets                                  $ 57,884  $ 54,852
                                                        ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Deposits:
  Noninterest bearing                                   $ 10,629  $  9,514
  Interest bearing                                        43,717    41,896
                                                        --------  --------

          Total deposits                                  54,346    51,410

Other liabilities                                            332       463
                                                        --------  --------

          Total liabilities                               54,678    51,873
                                                        --------  --------

Commitments and contingencies                                  -         -

Stockholders' equity:
  Common stock; $1 and $5 par value; 1,000,000
        and 500,000 shares authorized; 200,674 and
        200,390 shares issued and outstanding at
        September 30, 1996 and 1995, respectively            200       995
  Paid-in capital                                          1,907     1,083
  Retained earnings                                        1,224     1,025
  Unrealized loss on available for sale
        securities                                       (   125)  (   124)
                                                        --------  --------

          Total stockholders' equity                       3,206     2,979
                                                        --------  --------

          Total liabilities and stockholders' equity    $ 57,884  $ 54,852
                                                        ========  ========

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES

                       Consolidated Statement of Income

             For the Nine Months Ended September 30, 1996 and 1995

                                  (Unaudited)

                     (In Thousands, Except Per Share Data)


                                                            1996     1995
                                                           ------- --------
Interest income:
  Interest and fees on loans                              $  2,308 $  2,139
  Federal funds sold                                           108      122
  Interest and dividends on investment securities:
        Taxable                                                707      554
        Nontaxable                                               -      109
                                                          -------- --------

                                                               707      663
                                                          -------- --------

          Total interest income                              3,123    2,924
                                                          -------- --------

Interest expense:
  Deposit accounts including interest expense on
        certificates of deposit of $100,000 and over
        of $295 and $301 in 1996 and 1995, respectively      1,373    1,340
  Short term borrowings                                          -       15
                                                          -------- --------

          Total interest expense                             1,373    1,355
                                                          -------- --------

Net interest income                                          1,750    1,569

Provision for possible loan losses                             212       61
                                                          -------- --------

Net interest income after provision
  for possible loan losses                                   1,538    1,508
                                                          -------- --------

Noninterest income:
  Service charges on deposit accounts                          526      495
  Gain on sales of investment securities                        15        1
  Premium on sales of loans                                     40      246
  Gain on sale of other real estate owned                        -       17
  Other                                                        223      208
                                                          -------- --------

          Total noninterest income                             804      967
                                                          -------- --------

Noninterest expense:
  Salaries and employee benefits                               914      908
  Occupancy of bank premises                                   203      210
  Furniture and equipment                                      101      113
  Data processing                                              214      211
  Other                                                        567      665
                                                          -------- --------

          Total noninterest expense                          1,999    2,107
                                                          -------- --------

Income before income tax expense                               343      368

Income tax expense                                             179       86
                                                          -------- --------

Net income                                                $    164 $    282
                                                          ======== ========

Weighted average common shares outstanding                 200,532  198,972
                                                          ======== ========

Earnings per common share                                 $    .82 $   1.42
                                                          ======== ========

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES

                     Consolidated Statement of Cash Flows

             For the Nine Months Ended September 30, 1996 and 1995

                                  (Unaudited)

                     (In Thousands, Except Per Share Data)

                                                         1996              1995
                                                         ----              ----
Cash flows from operating activities:
  Net income                                          $     164         $      282
       Adjustments to reconcile net income
         to net cash provided by operating
         activities:
          Depreciation and amortization                     108                128
          Provision for possible loan losses                212                 61
          Net amortization of investment securities           9                 11
          Gain on sale of investment securities       (      15)        (        1)
          Gain on sale of other real estate owned             -         (       17)
          Increase in other assets                    (      65)        (       94)
          (Decrease) increase in other liabilities    (     161)               116
                                                    -----------       ------------

             Net cash provided by operating
              activities                                    252                486
                                                    -----------       ------------

Cash flows from investing activities:
  Proceeds from sales of securities available
   for sale                                               8,551              7,978
  Purchases of securities available for sale          (   5,986)        (   10,232)
  Net (originations) paydowns of loans                (   4,271)             1,950
  Net capital expenditures                            (      55)        (       25)
  Proceeds from sale of other real estate owned               -                222
                                                    -----------       ------------

             Net cash used by investing
              activities                              (   1,761)        (      107)
                                                    -----------       ------------

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES

             For the Nine Months Ended September 30, 1996 and 1995

                                  (Unaudited)

                     (In Thousands, Except Per Share Data)

                                                      1996             1995
                                                      ----             ----
Cash flows from financing activities:
  Net increase (decrease) in demand deposits, NOW
   and savings accounts                                   4,519     (     1,670)
  Net (payments for) proceeds from certificates
   of deposits                                     (        838)          2,816
  Issuance of common stock                                    4              20
                                                  -------------   -------------

          Net cash provided by financing
           activities                                     3,685           1,166
                                                  -------------   -------------

Net increase (decrease) in cash and cash
 equivalents                                              2,176           1,545

Cash and cash equivalents at beginning of period          2,983           3,037
                                                  -------------   -------------

Cash and cash equivalents at end of period        $       5,159   $       4,582
                                                  =============   =============

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES

              Selected Notes to Consolidated Financial Statements

                          September 30, 1996 and 1995

                                  (Unaudited)



1. BASIS OF PRESENTATION
   ---------------------

The accompanying unaudited interim consolidated financial statements as of and for the nine month periods ended September 30, 1996 and 1995, respectively, reflect all adjustments which are, in the opinion of management, necessary to represent a fair statement of the results for such periods presented. Management has determined that all such adjustments are of a normal recurring nature.


2. STATEMENT OF CASH FLOWS
   -----------------------

The Company has chosen to report its cash flows by the indirect method and has chosen to report on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, and loans made to customers and principal collections on those loans.

Supplemental information on cash flows and noncash transactions for the nine months ended September 30, 1996 and 1995 (unaudited) is as follows (in thousands):

                                               1996           1995
                                               ----           ----
   Cash transactions:
    Interest income received               $        612   $        625
                                           ============   ============


    Interest expense paid                  $      1,380   $      1,256
                                           ============   ============


    Federal income taxes paid              $        305   $         39
                                           ============   ============


   Noncash transactions:
    Net (increase) decrease in
      unrealized loss on securities
      available for sale                   $         53   $         48
                                           ============   ============

             GREATER BRAZOS VALLEY BANCORP, INC. AND SUBSIDIARIES



3. IMPAIRMENT OF LOANS
   -------------------

Impairment of loans having a recorded investment of approximately $650 at September 30, 1996 has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment in impaired loans during the nine months ended September 30, 1996 was approximately $325. The total allowance for loan losses related to these loans amounted to approximately $31 at September 30, 1996. There was no significant interest income on impaired loans recognized for the nine months ended September 30, 1996.

================================================================================




                         AGREEMENT AND PLAN OF MERGER


                                BY AND BETWEEN


                           COMPASS BANCSHARES, INC.


                                      AND

                      GREATER BRAZOS VALLEY BANCORP, INC.



                          Dated as of October 2, 1996




================================================================================

                               TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
ARTICLE I..........................................................................................................  1
        THE MERGER.................................................................................................  1
                SECTION 1.1     The Merger.........................................................................  1
                                ----------
                SECTION 1.2     Effective Time.....................................................................  1
                                --------------
                SECTION 1.3     Certain Effects of the Merger......................................................  2
                                -----------------------------
                SECTION 1.4     Certificate of Incorporation and By-Laws...........................................  2
                                ----------------------------------------
                SECTION 1.5     Directors and Officers.............................................................  2
                                ----------------------
                SECTION 1.6     Conversion of Shares...............................................................  2
                                --------------------
                SECTION 1.7     Shareholders' Meeting..............................................................  3
                                ---------------------
                SECTION 1.8     Registration of the Compass Common Stock...........................................  4
                                ----------------------------------------
                SECTION 1.9     Closing............................................................................  4
                                -------

ARTICLE II.........................................................................................................  5
        DISSENTING SHARES; EXCHANGE OF SHARES......................................................................  5
                SECTION 2.1     Dissenting Shares..................................................................  5
                                -----------------
                SECTION 2.2     Exchange of Shares.................................................................  5
                                ------------------

ARTICLE III........................................................................................................  7
        REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................................................  7
                SECTION 3.1     Organization and Qualification.....................................................  7
                                ------------------------------
                SECTION 3.2     Company Capitalization.............................................................  7
                                ----------------------
                SECTION 3.3     Subsidiary Capitalization; Other Securities........................................  8
                                -------------------------------------------
                SECTION 3.4     Authority Relative to the Agreement................................................  8
                                -----------------------------------
                SECTION 3.5     No Violation.......................................................................  9
                                ------------
                SECTION 3.6     Consents and Approvals.............................................................  9
                                ----------------------
                SECTION 3.7     Regulatory Reports................................................................. 10
                                ------------------
                SECTION 3.8     SEC Status; Securities Issuances................................................... 10
                                --------------------------------
                SECTION 3.9     Financial Statements............................................................... 10
                                --------------------
                SECTION 3.10    Absence of Certain Changes......................................................... 11
                                --------------------------
                SECTION 3.11    Company Indebtedness............................................................... 13
                                --------------------
                SECTION 3.12    Litigation......................................................................... 13
                                ----------
                SECTION 3.13    Tax Matters........................................................................ 14
                                -----------
                SECTION 3.14    Employee Benefit Plans............................................................. 14
                                ----------------------
                SECTION 3.15    Employment Matters................................................................. 17
                                ------------------
                SECTION 3.16    Leases, Contracts and Agreements................................................... 18
                                --------------------------------
                SECTION 3.17    Related Company Transactions....................................................... 18
                                ----------------------------
                SECTION 3.18    Compliance with Laws............................................................... 19
                                --------------------
                SECTION 3.19    Insurance.......................................................................... 19
                                ---------
                SECTION 3.20    Loans.............................................................................. 19
                                -----
                SECTION 3.21    Fiduciary Responsibilities......................................................... 19
                                --------------------------
                SECTION 3.22    Patents, Trademarks and Copyrights................................................. 20
                                ----------------------------------
                SECTION 3.23    Environmental Compliance........................................................... 20
                                ------------------------
                SECTION 3.24    Regulatory Actions................................................................. 21
                                ------------------
                SECTION 3.25    Title to Properties; Encumbrances.................................................. 22
                                ---------------------------------
                SECTION 3.26    Shareholder List................................................................... 22
                                ----------------

                SECTION 3.27    Proxy Statement...................................................................  23
                                ---------------
                SECTION 3.28    Dissenting Shareholders...........................................................  23
                                -----------------------
                SECTION 3.29    Section 368 Representations.......................................................  23
                                ---------------------------
                SECTION 3.30    Employee Stock Options............................................................  24
                                ----------------------
                SECTION 3.31    Accounting Matters................................................................  25
                                ------------------
                SECTION 3.32    Representations Not Misleading....................................................  25
                                ------------------------------

ARTICLE IV........................................................................................................  25
        REPRESENTATIONS AND WARRANTIES OF COMPASS.................................................................  25
                SECTION 4.1     Organization and Authority........................................................  25
                                --------------------------
                SECTION 4.2     Authority Relative to Agreement...................................................  25
                                -------------------------------
                SECTION 4.3     Financial Reports.................................................................  26
                                -----------------
                SECTION 4.4     Capitalization....................................................................  27
                                --------------
                SECTION 4.5     Consents and Approvals............................................................  27
                                ----------------------
                SECTION 4.6     Proxy Statement...................................................................  28
                                ---------------
                SECTION 4.7     Availability of Compass Common Stock..............................................  28
                                ------------------------------------
                SECTION 4.8     Regulatory Approvals..............................................................  28
                                --------------------
                SECTION 4.9     Representations Not Misleading....................................................  28
                                ------------------------------

ARTICLE V.........................................................................................................  29
        COVENANTS OF THE COMPANY..................................................................................  29
                SECTION 5.1     Affirmative Covenants of the Company..............................................  29
                                ------------------------------------
                SECTION 5.2     Negative Covenants of the Company.................................................  30
                                ---------------------------------

ARTICLE VI........................................................................................................  33
        ADDITIONAL AGREEMENTS.....................................................................................  33
                SECTION 6.1     Access To, and Information Concerning, Properties and Records.....................  33
                                -------------------------------------------------------------
                SECTION 6.2     Filing of Regulatory Approvals....................................................  34
                                ------------------------------
                SECTION 6.3     Miscellaneous Agreements and Consents.............................................  34
                                -------------------------------------
                SECTION 6.4     Company Indebtedness..............................................................  34
                                --------------------
                SECTION 6.5     Best Good Faith Efforts...........................................................  34
                                -----------------------
                SECTION 6.6     Exclusivity.......................................................................  34
                                -----------
                SECTION 6.7     Public Announcement...............................................................  35
                                -------------------
                SECTION 6.8     Employee Benefit Plans............................................................  35
                                ----------------------
                SECTION 6.9     Merger of Bank....................................................................  36
                                --------------
                SECTION 6.10    Environmental Investigation; Right to Terminate Agreement.........................  36
                                ---------------------------------------------------------
                SECTION 6.11    Proxies...........................................................................  39
                                -------
                SECTION 6.12    Cooperation on Texas Receipts.....................................................  40
                                -----------------------------
                SECTION 6.13    Exchange Agreement................................................................  40
                                ------------------
                SECTION 6.14    Exercise of Convertible Securities................................................  40
                                ----------------------------------
                SECTION 6.15    Employee Bonuses..................................................................  40
                                ----------------
                SECTION 6.16    Director and Officer Insurance and Indemnification................................  40
                                --------------------------------------------------
                SECTION 6.17    Section 368 Certificates..........................................................  41
                                ------------------------

ARTICLE VII.......................................................................................................  41
        CONDITIONS TO CONSUMMATION OF THE MERGER..................................................................  41
                SECTION 7.1     Conditions to Each Party's Obligation to Effect the Merger........................  41
                                ----------------------------------------------------------
                SECTION 7.2     Conditions to the Obligations of Compass and Compass Texas to Effect the Merger...  41
                                -------------------------------------------------------------------------------
                SECTION 7.3     Conditions to the Obligations of  the Company to Effect the Merger................  44
                                ------------------------------------------------------------------

ARTICLE VIII......................................................................................................  44
        TERMINATION; AMENDMENT; WAIVER............................................................................  44
                SECTION 8.1     Termination.......................................................................  44
                                -----------
                SECTION 8.2     Effect of Termination.............................................................  45
                                ---------------------
                SECTION 8.3     Amendment.........................................................................  45
                                ---------
                SECTION 8.4     Extension; Waiver.................................................................  46
                                -----------------

ARTICLE IX........................................................................................................  46
        SURVIVAL..................................................................................................  46
                SECTION 9.1     Survival of Representations and Warranties........................................  46
                                ------------------------------------------

ARTICLE X.........................................................................................................  46
        MISCELLANEOUS.............................................................................................  46
                SECTION 10.1    Expenses..........................................................................  46
                                --------
                SECTION 10.2    Brokers and Finders...............................................................  46
                                -------------------
                SECTION 10.3    Entire Agreement; Assignment......................................................  46
                                ----------------------------
                SECTION 10.4    Further Assurances................................................................  47
                                ------------------
                SECTION 10.5    Enforcement of the Agreement......................................................  47
                                ----------------------------
                SECTION 10.6    Severability......................................................................  47
                                ------------
                SECTION 10.7    Notices...........................................................................  47
                                -------
                SECTION 10.8    Governing Law.....................................................................  49
                                -------------
                SECTION 10.9    Descriptive Headings..............................................................  49
                                --------------------
                SECTION 10.10   Parties in Interest...............................................................  49
                                -------------------
                SECTION 10.11   Counterparts......................................................................  49
                                ------------
                SECTION 10.12   Incorporation by References.......................................................  49
                                ---------------------------
                SECTION 10.13   Certain Definitions...............................................................  49
                                -------------------

ATTACHMENTS

     EXHIBITS

          A.   Pooling Transfer Restrictions Agreement

          B.   Exchange Agent Agreement

          C.   Pooling of Interest Criteria

          D.   Voting Agreement and Irrevocable Proxy

          E-1  Agreement Regarding Convertible Securities (Incentive Stock
               Options)

          E-2  Agreement Regarding Convertible Securities (Phantom Shares)

          F.   Opinion of Counsel for the Company, GBVD and the Bank

          G.   Opinion of Counsel for Compass and Compass Texas

          H.   Compass Texas Representations Certificate

LIST OF SCHEDULES

Schedule 3.2        Terms of the Undesignated Preferred Stock; Company
                    Capitalization

Schedule 3.3        Subsidiary Capitalization; List of Equity Ownership

Schedule 3.5        Violations of Law; Conflicts of Interest; Share Litigation;
                    Termination of Existence

Schedule 3.6        Company Prior Consents

Schedule 3.7        Regulatory Reports

Schedule 3.10       Absence of Material Changes or Adverse Effects

Schedule 3.12       Company Legal Proceedings

Schedule 3.13       Tax Liabilities

Schedule 3.14(a)    Employee Welfare Benefit Plans

Schedule 3.14(b)    Employee Pension Benefit Plans

Schedule 3.14(c)    Deferred Compensation, Bonus and Stock Purchase Plans

Schedule 3.14(l) Additional Payments Due Under Deferred Compensation, Bonus, Employee Welfare Benefit Plans and Employee Pension Benefit Plans

Schedule 3.15       Employment Contracts and Collective Bargaining Agreements

Schedule 3.16 Leases, Subleases, Contracts and Agreements; Participations; Default of Contracts; Marketable Title

Schedule 3.17       Related Company Transactions

Schedule 3.18       Compliance with Laws

Schedule 3.19       Insurance Policies

Schedule 3.20       Loans Exceeding Legal Lending Limit, Troubled Loans

Schedule 3.22       Patents, Trademarks and Copyrights

Schedule 3.23       Environmental Compliance

Schedule 3.24       Regulatory Actions; Agreements

Schedule 3.25       Title to Properties; Title Policies; Property

Schedule 3.29       Company Shareholders Disposing of Stock

Schedule 3.30       Stock Option Plans

Schedule 4.2        Compass Prior Consents

Schedule 5.1(d)     Insurance Policies to be Maintained

Schedule 5.1(j)     List of Accounts and Safe Deposit Boxes

Schedule 5.1(k) List of Liabilities and Obligations of the Company, GBVD and the Bank

Schedule 6.11       List of Proxy Holders Voting Affirmatively for the Agreement

Schedule 6.10       List of Environmental Properties

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of October 2, 1996, by and between Compass Bancshares, Inc. a Delaware corporation ("Compass"), and Greater Brazos Valley Bancorp, Inc., a Texas corporation ("Company").

    WHEREAS, Compass desires to affiliate with the Company and its wholly owned subsidiaries, Greater Brazos Valley Delaware Bancorp, Inc., a Delaware corporation ("GBVD"), and Commerce National Bank, a national banking association (the "Bank"), and the Company, GBVD and the Bank desire to affiliate with Compass in the manner provided in this Agreement;

     WHEREAS, Compass and the Company believe that the Merger (as defined herein) of the Company with an existing or to-be-formed subsidiary ("Compass Texas") of Compass incorporated under the laws of the State of Delaware to be added as a party to this Agreement after the date hereof in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective institutions and shareholders; and

     WHEREAS, the respective boards of directors of the Company and Compass have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                  ARTICLE I.
                                  THE MERGER

     SECTION 1.1   The Merger.  Upon the terms and subject to the conditions
                   ----------
hereof, and in accordance with the Texas Business Corporation Act (the "TBCA") and the General Corporation Law of the State of Delaware (the "GCL"), the Company shall be merged with and into Compass Texas (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Following the Merger, Compass Texas shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Company shall cease. Compass shall not be deemed a party to the Merger for the purposes of Article 5.06 of the TBCA or the GCL.

     SECTION 1.2   Effective Time.  The Merger shall be consummated by the
                   --------------
filing by the Texas Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the TBCA, and by the filing by the Delaware Secretary of State of a Certificate of Merger in the form required by and executed in accordance with the relevant provisions of the GCL and by the issuance of a Certificate of Merger by the Secretary of State of Texas. (The date of such issuance and filing or such other time and date as may be specified in the Articles and Certificate of Merger shall be the "Effective Time").

     SECTION 1.3   Certain Effects of the Merger.  The Merger shall have the
                   -----------------------------
effects set forth in Article 5.06 of the TBCA and in the GCL.

     SECTION 1.4   Certificate of Incorporation and By-Laws.  The Certificate
                   ----------------------------------------
of Incorporation and the By-Laws of Compass Texas, in each case as in effect at the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

     SECTION 1.5   Directors and Officers.  The directors and officers of
                   ----------------------
Compass Texas at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

     SECTION 1.6   Conversion of Shares.  (a) Each share of the Company's common
                   --------------------
stock, par value $1.00 per share ("Company Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 2.1) ("Common Shares Outstanding"), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such Share. At the Closing, the Company shall calculate and certify to Compass the Common Shares Outstanding.

     (b) Each holder of Company Common Stock for each share of Company Common Stock so held shall receive Merger Consideration equal to the quotient of 216,000 shares of Compass common stock, $2.00 par value per share ("Compass Common Stock") less such number of shares of Compass Common Stock ("Option Shares") issued to the holders of Convertible Securities (as defined in Section 6.14) pursuant to, and as defined in, Section 6.14 and the Agreements Regarding Convertible Securities, divided by the Common Shares Outstanding. In the event the average closing sale price of the Compass Common Stock as reported by the NASDAQ National Market System for the five days of trading preceding the fifth business day prior to the Effective Time (the "Share Determination Market Value") is less than $30.00 per share, Compass may either (i) terminate this Agreement (the "Pricing Termination Option") by written notice to the Company within three business days after the Share Determination Market Value of less than $30.00 per share is capable of being determined, or (ii) agree to issue an aggregate number of shares of Compass Common Stock (including the Option Shares) equal to the quotient of $6,480,000 divided by the Share Determination Market Value ("New Shares"). In such event, each holder of Company Common Stock for each share so held shall receive Merger Consideration equal to the quotient of the New Shares less the Option Shares divided by the Common Shares Outstanding. In the event Compass exercises its Pricing Termination Option pursuant to the preceding sentence within the specified three business day period, this Agreement shall be terminated, but the Company shall have the right to reject such termination of the Agreement by Compass (the "Termination Rejection") by agreeing to accept an aggregate of 216,000 shares of Compass Common Stock (including the Option Shares). Such Termination Rejection shall be exercised by a notice to Compass within two business days following the date on which the Company receives notice of Compass' exercise of the Pricing Termination Option. In the event the Company fails to notify Compass of its exercise of the Termination Rejection within the two business day period after the receipt of notice from Compass of its exercise of the Pricing Termination Option, the Company shall be deemed to have agreed to accept an aggregate of 216,000 shares of Compass Common Stock (including the Option Shares) and each holder of Company Common Stock shall receive for each share so held the per share Merger Consideration set forth in the first sentence of this subsection 1.6(b). The aggregate number of shares of Compass Common Stock to be exchanged for each Share, respectively, shall be adjusted appropriately to reflect any stock dividends or splits with respect to Compass Common Stock, when the record date or payment occurs prior to the Effective Time.

     (c) Compass will not issue any certificates for any fractional shares of Compass Common Stock otherwise issuable pursuant to the Merger. In lieu of issuing such fractional shares, Compass shall pay cash to any holder of Shares otherwise entitled to receive such fractional share. Such cash payment shall be based on the Share Determination Market Value.

     (d) Each share of capital stock of Compass Texas issued and outstanding immediately before the Effective Time shall not be converted or exchanged by virtue of the Merger and shall remain outstanding as one share of capital stock of the Surviving Corporation.

     SECTION 1.7   Shareholders' Meeting.  The Company, acting through its Board
                   ---------------------
of Directors, shall, in accordance with applicable law:

     (a) duly call, give notice of, convene and hold a meeting (the "Shareholders' Meeting") of its shareholders as soon as practicable for the purpose of approving and adopting this Agreement;

     (b) require no greater than the minimum vote required by applicable law of each class of the Shares in order to approve the Merger;

     (c) include in the Proxy Statement (defined in paragraph (d) below) the unanimous recommendation of its Board of Directors that the shareholders of the Company vote in favor of the approval and adoption of this Agreement, unless the Board of Directors shall have determined, in good faith after consultation with special outside securities counsel, that so to recommend at the time of the mailing of the Company's proxy statement to the Company's shareholders will breach the directors' legal duties, including fiduciary duties, to the Company and the Company's shareholders; and

     (d) use its best efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the date of this Agreement, and (ii) to obtain the approval and adoption of the Merger by shareholders holding at least the minimum number of Shares of each class of the Shares entitled to vote at the Shareholders' Meeting to approve the Merger under applicable law. The letter to shareholders, notice of meeting, proxy statement and form of proxy to be distributed to shareholders in connection with the Merger shall be in form and substance reasonably satisfactory to Compass and the Company, and are collectively referred to herein as the "Proxy Statement."

     SECTION 1.8   Registration of the Compass Common Stock.
                   ----------------------------------------

     (a) Compass shall file a registration statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("Securities Act"), covering the shares of Compass Common Stock to be issued to Company shareholders in the Merger.

     (b) Within 30 days after the date hereof, the Company shall enter into and cause each Company shareholder who is an "affiliate" (as defined in SEC Rule
405) of the Company to enter into with Compass a written agreement in substantially the form of Exhibit A attached hereto.

     SECTION 1.9   Closing.  Upon the terms and subject to the conditions
                   -------
hereof, as soon as practicable after the vote of the shareholders of the Company in favor of the approval and adoption of this Agreement has been obtained, and the satisfaction or waiver, if permissible, of the conditions set forth in
Article VII hereof, the Company and Compass Texas shall execute and deliver the

Articles of Merger and the Certificate of Merger, as described in Section 1.2, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the office of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. in Houston, Texas (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

                                  ARTICLE II.
                     DISSENTING SHARES; EXCHANGE OF SHARES

     SECTION 2.1   Dissenting Shares.  Notwithstanding anything in this
                   -----------------
Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger and who shall have delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided in Section 1.6 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

     SECTION 2.2   Exchange of Shares.
                   ------------------

     (a) Compass shall deposit or cause to be deposited in trust with River Oaks Trust Company, Houston, Texas (the "Exchange Agent"), pursuant to an exchange agent agreement in substantially the form attached hereto as Exhibit B (the "Exchange Agreement"), prior to the Effective Time cash in an aggregate amount estimated to be sufficient to make the cash payments in lieu of fractional shares of Compass Common Stock pursuant to Section 1.6 hereof and to make the appropriate cash payments, if any, to holders of Dissenting Shares (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions jointly given by the Company and Compass, promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of Shares in accordance with Section 2.2(b). Payments to dissenting shareholders shall be made as required by Article 5.12 of the TBCA. Subject to holding sufficient cash to make prompt payments to holders of Shares, the Exchange Agent shall invest the Exchange Fund in The Starburst Government Money Market Fund, managed by Compass Bank, Birmingham, Alabama, an affiliate of Compass. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented Shares (the "Certificates"), a form letter of transmittal approved by the Company and Compass (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash and Compass Common Stock in the amount provided in Section 1.6, and such Certificate shall forthwith be canceled. Compass shall provide the Exchange Agent with certificates for Compass Common Stock, as requested by the Exchange Agent, in the amounts provided in
Section 1.6 hereof. No interest will be paid or accrued on the cash payable upon surrender of the Certificate and no dividend will be disbursed with respect to the shares of Compass Common Stock until the holder's Shares are surrendered in exchange therefor. If payment or delivery of Compass Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

     (c) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Article II.

     (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Compass, and the holders of Shares not theretofore presented to the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

                                 ARTICLE III.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby makes the representations and warranties set forth in this Article III to Compass. The Company has delivered to Compass the Schedules to this Agreement referred to in this Article III prior to the date hereof. The Company agrees at the Closing to provide Compass and Compass Texas with supplemental Schedules reflecting any changes thereto between the date of such Schedules and the date of the Closing.

     SECTION 3.1   Organization and Qualification.  The Company is a Texas
                   ------------------------------
corporation and a bank holding company under the Bank Holding Company Act of 1956, as amended, ("BHCA") and is duly organized, validly existing and in good standing under the laws of the State of Texas and all laws, rules, and regulations applicable to bank holding companies. GBVD is a Delaware corporation and a bank holding company under the BHCA and is duly organized, validly existing and in good standing under the laws of the State of Delaware and all laws, rules and regulations applicable to bank holding companies. The Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and is a member of the Federal Reserve System. Each of the Company, GBVD, and the Bank has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Except as set forth on Schedule 3.17, the Company does not own or control any Affiliate (as defined in Section 3.17) or Subsidiary (as defined in Section 10.13(a)) other than GBVD and the Bank. True and correct copies of the Articles of Incorporation or Association and Bylaws of the Company, GBVD and the Bank, with all amendments thereto through the date of this Agreement, have been delivered by the Company to Compass. The Bank is duly qualified or licensed to do business and is in good standing in the State of Texas. The nature of the business of the Company, GBVD and the Bank and their respective activities, as currently conducted, do not require them to be qualified to do business in any jurisdiction other than the State of Texas.

     SECTION 3.2   Company Capitalization.  As of the date hereof, the
                   ----------------------
authorized capital stock of the Company consists solely of (a) 1,000,000 shares of Company Common Stock, of which 200,674 shares are issued and outstanding, and none of which are held in treasury and (b) 1,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding and none of which are held in treasury. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind issued or granted by, or binding upon, the Company or its Subsidiaries to purchase or otherwise acquire any security of or equity interest in the Company or its Subsidiaries.

Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities or other agreements or commitments obligating the Company to issue any shares of the Company, or to the knowledge of the Company, irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the Shares that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. There are no restrictions applicable to the payment of dividends on the Shares except pursuant to the TBCA and applicable banking laws and regulations and all dividends declared prior to the date hereof have been paid.

     SECTION 3.3   Subsidiary Capitalization; Other Securities. All of the
                   -------------------------------------------
issued and outstanding shares of the capital stock of the GBVD and the Bank (i) are duly authorized, validly issued, fully paid and, except as provided in the National Bank Act, nonassessable, (ii) except as referred to in Schedule 3.3 are free and clear of any liens, claims, security interests and encumbrances of any kind, and (iii) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights, or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of, or otherwise relating to any of such shares of capital stock to any person. The Company owns, directly, all of the issued and outstanding capital stock of GBVD. GBVD owns, directly, all of the issued and outstanding capital stock of the Bank. Set forth on Schedule 3.3 hereto is a list of all equity ownership by the Company, GBVD or the Bank for the account of the Company, GBVD or the Bank in any other person other than the Bank (the "Other Securities"). The Company, GBVD or the Bank owns each Other Security free and clear of any lien, encumbrance, security interest or charge.

     SECTION 3.4   Authority Relative to the Agreement.  The Company has full
                   -----------------------------------
corporate power and authority, and, except for the approval by the Company's shareholders, no further proceedings on the part of the Company are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby which have been duly and validly authorized by its Board of Directors. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding and enforceable obligation of the Company, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over the Company as may be required by statute or regulation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the respective Articles of

Incorporation or Association or By-Laws of the Company or its Subsidiaries or any agreement, document or instrument by which the Company or its Subsidiaries is obligated or bound.

     SECTION 3.5   No Violation.  Except as set forth on Schedule 3.5, neither
                   ------------
the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, following the receipt of such approvals as may be required from the Company's shareholders, the SEC, the Office of the Comptroller of the Currency ("OCC"), the Federal Deposit Insurance Corporation ("FDIC"), the Board of Governors of the Federal Reserve System ("FRB"), and the Banking Commissioner of Texas ("Commissioner") will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Company or its Subsidiaries or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Company or its Subsidiaries pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Company or its Subsidiaries is a party or by which any of their assets or properties are subject or bound. Except as set forth on Schedule 3.5, there are no proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened, against the Company, its Subsidiaries or involving the Shares, at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to Compass or Compass Texas upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 3.5, or as contemplated hereby, the corporate existence, business organization, assets, licenses, permits, authorizations and contracts of the Company and its Subsidiaries will not be terminated or impaired by reason of the execution, delivery or performance by the Company of this Agreement or consummation by the Company of the transactions contemplated hereby, assuming the receipt of required shareholder and regulatory approvals.

     SECTION 3.6   Consents and Approvals.  The Company's Board of Directors (at
                   ----------------------
a meeting called and duly held) has unanimously determined that the Merger is fair to the Company's shareholders and has unanimously resolved to recommend approval and adoption of this Agreement by the Company's shareholders. Except as described in Schedule 3.6 hereto, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby or the resulting change of control of its Subsidiaries, except the filing of the Articles of Merger under the TBCA, the Certificate of Merger under the GCL, and such approvals as may be required from the SEC, the FRB, the OCC, the FDIC and the Commissioner and holders of Shares under the TBCA.

     SECTION 3.7   Regulatory Reports.  Except as set forth on Schedule 3.7, the
                   ------------------
Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FRB, the OCC, the Commissioner, the FDIC, or any other regulatory authority having jurisdiction over any such persons, other than plans, reports or information listed on Schedule 3.7.

     SECTION 3.8   SEC Status; Securities Issuances.  The Company is not subject
                   --------------------------------
to the registration provisions of Section 12 of the Exchange Act nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and its Subsidiaries have been registered under the Securities Act, the Securities Act of the State of Texas, the National Bank Act, the Texas Banking Act, and all other applicable laws or were exempt from any such registration requirements.

     SECTION 3.9   Financial Statements.  The Company has provided Compass with
                   --------------------
a true and complete copy of the audited consolidated statement of financial position of the Company and its Subsidiaries as of December 31, 1995, and the related consolidated statements of income, shareholders' equity and changes in cash flows for the years ended December 31, 1994 and 1995, plus consolidating financial statements of its Subsidiaries, and the consolidated statements of financial position of the Company and its Subsidiaries as of March 31 and June 30, 1996 and the related consolidated statements of income, shareholders' equity and changes in cash flows for the three- and six- month periods ended March 31 and June 30, 1995 and 1996, and promptly following their availability the Company will provide Compass with the Company's audited consolidated statement of financial position of the Company and its Subsidiaries as of December 31, 1996 and the related consolidated statements of income, shareholders' equity and changes in cash flow for the year ended December 31, 1996 (such consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and changes in cash flows are collectively referred to herein as the "Consolidated Financial Statements"), plus all consolidating financial statements for the Company's Subsidiaries (collectively, with the Consolidated Financial Statements and the notes and schedules thereto, referred to as the "Financial Statements"). Except as described in the notes to the Consolidated Financial

Statements, the Consolidated Financial Statements, including the consolidated statement of financial position and the related consolidated statements of income, shareholders' equity and changes in cash flows (including the related notes thereto) of the Company and its Subsidiaries, fairly present the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and changes in consolidated financial position of the Company and its Subsidiaries for the periods then ended, in conformity with Generally Accepted Accounting Principles ("GAAP") applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Consolidated Financial Statements accurately and fairly reflect in all material respects the transactions of the Company and its Subsidiaries. As of their dates, the Consolidated Financial Statements conformed, or will conform when delivered, in all material respects with all applicable rules and regulations promulgated by the FRB, the OCC, the Commissioner, and the FDIC. Neither the Company nor its Subsidiaries have any liabilities or obligations of a type which should be included in or reflected on the Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Financial Statements. The Company will provide Compass with the Company's and its Subsidiaries' monthly board reports, which reports contain statements of financial position of the Company and its Subsidiaries as of the end of each month hereafter, prepared on a basis consistent with prior periods and promptly following their availability, the Company will provide Compass with the Reports of Condition and Statements of Income ("Call Reports") of the Bank for all periods ending after June 30, 1996. The Company and its Subsidiaries have no off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

     SECTION 3.10  Absence of Certain Changes.  Except as and to the extent set
                   --------------------------
forth on Schedule 3.10, since June 30, 1996 (the "Balance Sheet Date") neither the Company nor any of its Subsidiaries has:

     (a) made any amendment to its Articles of Incorporation or Association or Bylaws or changed the character of its business in any material manner;

     (b)  suffered any Material Adverse Effect (as defined in Section 10.13(b));

     (c) entered into any agreement, commitment or transaction except in the ordinary course of business and consistent with prudent banking practices;

     (d) except in the ordinary course of business and consistent with prudent banking practices, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise);

     (e) permitted or allowed any of its property or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent) except in the ordinary course of business and consistent with prudent banking practices;

     (f) except in the ordinary course of business and consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its properties or assets;

     (g) disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright, or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

     (h) except as set forth on Schedule 3.10, as provided in Section 6.15, and except for regular salary increases granted in the ordinary course of business within the Company's or its Subsidiaries' 1996 budget and consistent with prior practices, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan, program or agreement maintained by the Company or its Subsidiaries, for the directors, employees or former employees of the Company or its Subsidiaries ("Employee Benefit Plan");

     (i) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities, except for dividends paid to the Company by GBVD and to GBVD by the Bank;

     (j) organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose the Company or its Subsidiaries to any liability from the business, operations or liabilities of such person);

     (k) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

     (l) made any or acquiesced with any change in any accounting methods, principles or practices;

     (m) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

     (n) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section
3.10 in the future so that any such representation would not be true in all material respects as of the Closing.

     SECTION 3.11  Company Indebtedness.  The Company has delivered to Compass
                   --------------------
true and complete copies of all loan documents ("Company Loan Documents") related to indebtedness of the Company and its Subsidiaries, including GBVD and the Bank, if any, other than deposits ("Company Indebtedness"), and made available to Compass all material correspondence concerning the status of Company Indebtedness.

     SECTION 3.12  Litigation.  Except as set forth on Schedule 3.12, there are
                   ----------
no actions, suits, claims, investigations, reviews or other proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or its Subsidiaries or involving any of their respective properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity ("Proceeding"). The Company will notify Compass immediately in writing of any Proceedings against the Company or its Subsidiaries.

     SECTION 3.13  Tax Matters.  The Company and its Subsidiaries have duly
                   -----------
filed all tax returns required to be filed by them involving a tax liability or other material potential detriment for failure to file (the "Filed Returns"). The Company and its Subsidiaries have paid, or have established adequate reserves for the payment of, all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes required to be paid with respect to the periods covered by the Filed Returns. With respect to the periods for which returns have not yet been filed, the Company and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes. Except as described in Schedule 3.13, the Company and its Subsidiaries have no direct or indirect liability for the payment of federal income taxes, state and local income taxes, and franchise, property, sales, employment or other taxes in excess of amounts paid or reserves established. Except as set forth on Schedule 3.13, the Company has not entered into any tax sharing agreement or other agreement regarding the allocation of the tax liability of the Company or its Subsidiaries or similar arrangement with its Subsidiaries. Set forth on Schedule 3.13 are the dates of filing of all Filed Returns for all fiscal years since and including January 1, 1990 and any amendments thereto which relate to federal or state income or franchise taxes. Neither the Company nor its Subsidiaries have filed any Internal Revenue Service ("IRS") Forms 1139 (Application for Tentative Refund). Except as set forth on
Schedule 3.13, there are no pending questions raised in writing by the IRS or other taxing authority for taxes or assessments of the Company or its Subsidiaries, nor are there any outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company or its Subsidiaries for any period. The Company and its Subsidiaries have withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes and related governmental charges and any interest or penalties payable in connection with the payment of taxes.

     SECTION 3.14  Employee Benefit Plans.  With respect to all employee
                   ----------------------
benefit plans and programs in which employees of the Company or its Subsidiaries participate the following are true and correct:

     (a) Schedule 3.14(a) lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or its Subsidiaries or to which the Company or its Subsidiaries contribute or is required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit

Plans") and sets forth (i) the amount of any liability of the Company or its Subsidiaries for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing and (ii) the annual cost attributable to each of the Welfare Benefit Plans; no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA;

     (b) Schedule 3.14(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by the Company or its Subsidiaries or to which the Company or its Subsidiaries contribute or is required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans");

     (c) Schedule 3.14(c) lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, restricted stock, excess benefit plan, incentive compensation, stock bonus, cash bonus, severance pay, golden parachute, life insurance, all nonqualified deferred compensation arrangements, rabbi trusts, cafeteria plans, dependent care plans, all unfunded plans and any other employee benefit plans or programs, agreements, arrangements or commitments not required under a previous subsection to be listed (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company or its Subsidiaries (referred to as ("Other Programs");

     (d) All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past, in all material respects, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

     (e) Each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in compliance in all material respects with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed;

     (f) On and after January 1, 1975, neither the Company, its Subsidiaries nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

     (g) Neither the Company, its Subsidiaries nor any corporation or other trade or business controlled by or under common control with the Company (as determined under Sections 414(b) and 414(c) of the Code) ("Common Control Entity") is, or has been within the past five years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has the Company, its Subsidiaries or a Common Control Entity maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, neither the Company, nor its Subsidiaries nor a Common Control Entity (i) is a party to a collective bargaining agreement, (ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in
Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

     (h) True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program, related trust agreements or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the Internal Revenue Service with respect to each Pension Benefit Plan and Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the two most recent plan years, have been furnished to Compass;

     (i) All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans, (whether expressed, implied, oral or written) except as required by
Section 4980B of the Code and Sections 601-608 of ERISA;

     (j) There are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans;

     (k) No action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

     (l) Except as otherwise set forth in Schedule 3.14(l), neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment to be made by the Company or its Subsidiaries (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program.

     SECTION 3.15  Employment Matters.  Except as disclosed on Schedule 3.15,
                   ------------------
neither the Company nor its Subsidiaries is a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against the Company or its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company or its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor its Subsidiaries is engaged in any unfair labor practice.

     SECTION 3.16  Leases, Contracts and Agreements.  Schedule 3.16 sets forth
                   --------------------------------
an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound which obligate or may obligate the Company or its Subsidiaries in the aggregate for an amount in excess of $25,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate the Company or its Subsidiaries in the aggregate for an amount in excess of $25,000 over the entire term of such related contracts (the "Contracts"). The Company has delivered to Compass true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of, agreements with Bank customers for trust services, or deposits by the Company or its Subsidiaries, but does include unfunded loan commitments and letters of credit issued by the Company or its Subsidiaries where the borrowers' total direct and indirect indebtedness to Company or its Subsidiaries is in excess of $25,000. Except as set forth in Schedule 3.16, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of the Company or its Subsidiaries. All of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 3.16, all rent and other payments by the Company and its Subsidiaries under the Contracts are current, there are no existing defaults by the Company or its Subsidiaries under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. Each of the Company and its Subsidiaries has a good and marketable leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests.

     SECTION 3.17  Related Company Transactions.  Except as set forth on
                   ----------------------------
Schedule 3.17, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among the Company, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA), and any of its Affiliates (including its Subsidiaries). The term "Affiliate" as used in this Agreement means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

     SECTION 3.18  Compliance with Laws.  Except as set forth on Schedule 3.18,
                   --------------------
neither the Company nor its Subsidiaries is in default in respect to or is in violation of (i) any judgment, order, writ, injunction or decree of any court or
(ii) any statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) capital and FRB reserve requirements, capital ratios and loan limitations of the FRB, the OCC, the FDIC or the Commissioner; and the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Company or its Subsidiaries. The Company and its Subsidiaries have all permits, licenses, and franchises from governmental agencies required to conduct their businesses as they are now being conducted.

     SECTION 3.19  Insurance.  The Company and its Subsidiaries have in effect
                   ---------
the insurance coverage (including fidelity bonds) described in Schedule 3.19 and have had similar insurance in force for the last 5 years. There have been no claims under such bonds within the last 5 years and neither the Company nor its Subsidiaries is aware of any facts which would form the basis of a claim under such bonds. Neither the Company nor its Subsidiaries has any reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms.

     SECTION 3.20  Loans.  Each loan reflected as an asset in the Financial
                   -----
Statements is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles; provided, however, that no representation or warranty is made as to the collectibility of the loans. Its Subsidiaries does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 3.20, its Subsidiaries has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

     SECTION 3.21  Fiduciary Responsibilities.  The Company and its Subsidiaries
                   --------------------------
have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

     SECTION 3.22  Patents, Trademarks and Copyrights.  Except as set forth in
                   ----------------------------------
Schedule 3.22, neither the Company nor its Subsidiaries require the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of the Company or its Subsidiaries. The Company and its Subsidiaries own or are licensed or otherwise have the right to use the items listed in Schedule 3.22.

     SECTION 3.23  Environmental Compliance.  Except as set forth in Schedule
                   ------------------------
3.23:

     (a) The Company, its Subsidiaries and any property owned or operated by any of them are in compliance with all applicable Environmental Laws (as defined in Section 10.13(c)) and have obtained and are in compliance with all permits, licenses and other authorizations (individually a "Permit," and collectively, "Permits") required under any Environmental Law. There is no past or present event, condition or circumstance that could reasonably be expected to (1) interfere with the conduct of the business of the Company or its Subsidiaries in the manner now conducted relating to such entity's compliance with Environmental Laws, (2) constitute a violation of any Environmental Law or (3) have a Material Adverse Effect upon the Company or its Subsidiaries;

     (b) Neither the Company nor any Subsidiary currently leases, operates, owns, or exercises managerial functions at nor has formerly leased, operated, owned, or exercised managerial functions at any facility or real property that is subject to any actual, potential, or, to the knowledge of the Company or its Subsidiaries, threatened Proceeding under any Environmental Law;

     (c) There are no Proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or its Subsidiaries under any Environmental Law, or relating to the release, threatened release, management, treatment, storage or disposal of, or exposure to Polluting Substances (as defined in Section 10.13(d)), and neither the Company nor its Subsidiaries have received any notice (whether from any regulatory body or private person) of any claim under, or violation, or potential or threatened violation of, any Environmental Law;

     (d) There are no actions or Proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened under any Environmental Law involving the release or threat of release of any Polluting Substances at, on or under any property where Polluting Substances generated by the Company or its Subsidiaries have been disposed, treated or stored;

     (e) There is no Property for which the Company or its Subsidiaries are or was required to obtain any Permit under an

Environmental Law to construct, demolish, renovate, occupy, operate, or use such Property or any portion of it;

     (f) Neither the Company nor its Subsidiaries have generated any Polluting Substances for which it was required under an Environmental Law to execute any waste disposal manifest or receipt;

     (g) There has been no release of Polluting Substances at or under any Property in violation of any Environmental Laws or which would require any remediation or report or notification to any governmental or regulatory authority;

     (h) There are no underground or above ground storage tanks on or under any Property which are not in compliance with Environmental Laws and any Property previously containing such tanks has been remediated for any releases in compliance with all Environmental Laws;

     (i) There is no asbestos containing material present in any Controlled Property (as defined below) or any Collateral Property (as defined below); and

     (j) The Company and its Subsidiaries have fully complied with the guidelines issued by the Comptroller of the Currency and contained in Section
213.1 of the Comptroller's Handbook for National Bank Examiners, and any other governmental authority with jurisdiction over its Subsidiaries, that directs banks to implement programs to reduce the potential for banks to incur liability under, or to assess the compliance of borrowers or Collateral Property with, Environmental Laws;

     (k) For purposes of this Section 3.23 and Section 6.10, "Property" includes (1) any property (whether real or personal) which the Company or its Subsidiaries currently or in the past have leased, operated or owned or managed in any manner including without limitation any property acquired by foreclosure or deed in lieu thereof ("Controlled Property") and (2) property now held as security for a loan or other indebtedness by the Company or its Subsidiaries or property currently proposed as security for loans or other credit the Company or its Subsidiaries are currently evaluating whether to extend or has committed to extend ("Collateral Property").

     SECTION 3.24  Regulatory Actions.  Except as set forth on Schedule 3.24,
                   ------------------
there are no actions or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or its Subsidiaries by or before the FRB, the OCC, the FDIC, the Commissioner, the Environmental Protection Agency, the Texas Natural Resource Conservation Commission, or any other nation or government, any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except as set forth on Schedule 3.24, neither Company nor the its Subsidiaries are subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over such entity. Neither the Company nor its Subsidiaries have taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any required regulatory approval. Except as set forth in Schedule 3.24, the Company and its Subsidiaries have not received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of the Company and its Subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

     SECTION 3.25  Title to Properties; Encumbrances.  Except as set forth on
                   ---------------------------------
Schedule 3.25, each of the Company and its Subsidiaries have unencumbered, good, legal, and indefeasible title to all its properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practice since the date of the Financial Statements. Except as set forth on Schedule 3.25, the Company has a title policy in full force and effect from a title insurance company which, to the best of Company's knowledge, is solvent, insuring good and indefeasible title to all real property owned by the Company and its Subsidiaries in favor of the Company or its Subsidiaries, whichever is applicable. The Company has made available to Compass all of the files and information in the possession of the Company or its Subsidiaries concerning such properties, including any title exceptions which might affect indefeasible title or value of such property. The Company and its Subsidiaries each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted. Except as set forth on Schedule 3.25, the Company and its Subsidiaries own all furniture, equipment, art and other property used to transact business presently located on its premises. Except as set forth on
Schedule 3.25, no Property has been deed recorded or otherwise been identified in public records or should have been recorded or so identified as containing Polluting Substances.

     SECTION 3.26  Shareholder List.  The Company has provided to Compass prior
                   ----------------
to the date of this Agreement a list of the holders of Shares and the holders of any outstanding warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares as of March 1, 1996 containing the names, addresses and number of Shares or such other securities held of record, which is accurate in all respects as of such date, and the Company will promptly, and in any event prior to the mailing of the Proxy Statement, advise Compass of any significant changes thereto.

     SECTION 3.27  Proxy Statement.  None of the information supplied or to be
                   ---------------
supplied by the Company or its Subsidiaries, or, to the knowledge of the Company or its Subsidiaries, any of their respective directors, officers, employees or agents for inclusion in:

     (a)  the Proxy Statement; or

     (b) any registration statement or other documents to be filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated hereby, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of Company;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that the Company or its Subsidiaries is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

     SECTION 3.28  Dissenting Shareholders.  The Company and its Subsidiaries,
                   -----------------------
and their respective directors, have no knowledge of any plan or intention on the part of any Company shareholders to make written demand for payment of the fair value of such Shares in the manner provided in Article 5.12 of the TBCA.

     SECTION 3.29  Section 368 Representations.  (a) There is no plan or
                   ---------------------------
intention by any Company shareholder who is anticipated to receive one percent (1%) or more of the total Merger Consideration ("1% Shareholder") and, to the knowledge of the Company, its Subsidiaries, and their respective directors, there is no plan or intention by any of the remaining Company shareholders, to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger that would reduce all such shareholders' holdings to a number of shares having a total fair market value at the Effective Time of less than fifty percent (50%) of the total fair market value of all of the Company's capital stock outstanding immediately prior to the Effective Time. For purposes of this Section 3.29, shares of the Company's capital stock surrendered by dissenting shareholders and shares of the Company's capital stock sold, redeemed or otherwise disposed of prior or subsequent to and as a part of the overall transaction contemplated by the Merger will be considered to be capital stock of the Company outstanding immediately prior to the Merger.

     (b) The Company has set forth on Schedule 3.29 all knowledge of the Company and its Subsidiaries and their respective directors about the plans or intentions of any other Company shareholders to sell or otherwise dispose of the Compass Common Stock to be received pursuant to the Merger.

     (c) Neither Compass nor Compass Texas will assume any debts or obligations of the holders of the Shares as part of the Merger.

     (d) Except as set forth on Schedule 3.29, there have not been any sales or redemptions of the Company's capital stock in contemplation of the Merger.
Schedule 3.29 sets forth all transactions in the capital stock of the Company since June 30, 1995.

     (e) The liabilities of the Company assumed by Compass or Compass Texas as a part of the Merger and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business or as disclosed in the Financial Statements.

     (f) The Company and its shareholders will pay their own expenses which are incurred in connection with the Merger.

     (g) The Company has not disposed of any assets (either as a dividend or otherwise) constituting more than 10% of the fair market value of all of its assets (ignoring any liabilities) at any time either during the past twelve months or in contemplation of the Merger.

     (h) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (i) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     SECTION 3.30  Employee Stock Options.  Except as set forth on Schedule
                   ----------------------
3.30, there are no Company employee stock option plans or provisions in any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or its Subsidiaries.

     SECTION 3.31  Accounting Matters.  Neither the Company nor any of its
                   ------------------
Affiliates has taken or agreed to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto.

     SECTION 3.32  Representations Not Misleading.  No representation or
                   ------------------------------
warranty by the Company in this Agreement, nor any statement, summary, exhibit or schedule furnished to Compass or Compass Texas by the Company or its Subsidiaries under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE IV.
                        REPRESENTATIONS AND WARRANTIES
                                  OF COMPASS

     Compass hereby makes the representations and warranties set forth in this
Article IV to the Company.

     SECTION 4.1   Organization and Authority.
                   --------------------------

     (a) Compass is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.

     (b) Compass is a bank holding company under BHCA, and in good standing under all laws, rules and regulations applicable to bank holding companies. Compass is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification where it owns or leases properties or conducts business.

     SECTION 4.2   Authority Relative to Agreement.  Compass has full corporate
                   -------------------------------
power and authority and no further corporate proceedings on the part of Compass are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by Compass' Board of Directors. This Agreement has been duly executed and delivered by Compass and is a duly authorized, valid, legally binding and enforceable obligation of Compass, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass as may be required by statute or regulation. Compass is not in violation of or default under its Certificate of Incorporation or By-Laws or any agreement, document or instrument under which Compass is obligated or bound, or any law, order, judgment, injunction, award, decree, statute, rule, ordinance or regulation applicable to Compass or any of its Subsidiaries, the violation or breach of which could have a Material Adverse Effect on Compass and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.2, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all the transactions contemplated hereby, following the receipt of such approvals as may be required from the SEC, the OCC, the FRB, the FDIC, and the Commissioner will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass, or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Compass pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Compass is a party or by which any of its assets or properties are bound. Except as set forth on Schedule 4.2, there are no proceedings pending or, to the knowledge of Compass, threatened, against Compass, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to the Company or its Subsidiaries on the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 4.2, or as contemplated hereby, the corporate existence, business, organization, assets, licenses, permits, authorizations and contracts of Compass will not be terminated or impaired by reason of the execution, delivery or performance by Compass of this Agreement or consummation by Compass of the transactions contemplated hereby, assuming receipt of the required regulatory approvals.

     SECTION 4.3   Financial Reports.  Compass has previously furnished the
                   -----------------
Company a true and complete copy of (i) the 1995 Annual Report to Shareholders, which report (the "Compass 1995 Annual Report") includes, among other things, consolidated balance sheets of Compass and its Subsidiaries as of December 31, 1995 and 1994, the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993 and
(ii) Compass' quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, (the "Quarterly Reports") which reports include among other things unaudited balance sheets of Compass and its Subsidiaries as of March 31 and June 30, 1996 and 1995, respectively, and the related unaudited consolidated statements of income and cash flows for the three- and six-month periods ending March 31 and June 30, 1996 and 1995. The financial statements contained in the Compass 1995 Annual Report and such Quarterly Reports have been prepared in conformity with GAAP applied on a basis consistent with prior periods. The consolidated balance sheets of Compass and its subsidiaries as of December 31, 1995 and 1994 contained in the Compass 1995 Annual Report fairly present the consolidated financial condition of Compass and its Subsidiaries as of the dates thereof, and the related consolidated statements of income, shareholders' equity and cash flows of Compass and its Subsidiaries contained therein fairly present the results of operations and cash flows thereof for the fiscal years then ended. The unaudited consolidated financial statements of Compass and its Subsidiaries as of March 31 and June 30, 1996 and 1995, contained in Compass' Quarterly Reports, fairly present the financial condition, the results of the operations and changes in cash flows thereof as of such dates and for the periods indicated. For the purposes of this Agreement, all financial statements referred to in this Section 4.3 shall be deemed to include any notes to such financial statements. Compass has made all filings required to be made in compliance with the Exchange Act. None of the information contained in the Compass 1995 Annual Report or Compass' Quarterly Reports is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.4   Capitalization.  The shares of Compass Common Stock to be
                   --------------
issued pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable, and not issued in violation of any preemptive rights. As of September 30, 1996, Compass had 40,509,654 shares of common stock, $2.00 per share par value, issued and outstanding. None of the shares of Compass Common Stock to be issued pursuant to this Agreement will be subject to any lien, charge, encumbrance, claim, rights of others, mortgage, pledge or security interest, and none will be subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares of Compass Common Stock except as contemplated hereby.

     SECTION 4.5   Consents and Approvals.  No prior consent, approval or
                   ----------------------
authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by Compass in connection with the execution, delivery and performance by Compass of this Agreement and the transactions contemplated hereby or the resulting change in control of the Company and its Subsidiaries, except the filing of Articles of Merger under the TBCA, the filing of the Certificate of Merger under the GCL, and such approvals as may be required from the SEC, the FRB, the OCC, the Commissioner and the FDIC.

     SECTION 4.6   Proxy Statement.  None of the information supplied or to be
                   ---------------
supplied by Compass, or, to the best knowledge of Compass, any of its directors, officers, employees or agents for inclusion in:

     (a)  the Proxy Statement; or

     (b) any registration statement or other documents to filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated herein, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of the Company;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Compass is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

     SECTION 4.7   Availability of Compass Common Stock.  Compass has available
                   ------------------------------------
a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration, and Compass will not take any action during the term of this Agreement that will cause it not to have a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration.

     SECTION 4.8   Regulatory Approvals. Compass is not aware of any fact or
                   --------------------
circumstance on the part of Compass which would delay approval by the FRB, the FDIC or the Commissioner.

     SECTION 4.9   Representations Not Misleading.  No representation or
                   ------------------------------
warranty by Compass in this Agreement, nor any statement or exhibit furnished to the Company or the Bank under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE V.
                           COVENANTS OF THE COMPANY

     SECTION 5.1   Affirmative Covenants of the Company.  For so long as this
                   ------------------------------------
Agreement is in effect, the Company shall, and shall use its best efforts to cause its Subsidiaries, including GBVD and the Bank (collectively, the "Acquired Companies") to, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement:

     (a) operate and conduct the businesses of the Acquired Companies in the ordinary course of business and consistent with prudent banking practices;

     (b) preserve intact the Acquired Companies' corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

     (c) comply with all material contractual obligations applicable to the Acquired Companies' operations;

     (d) maintain all the Acquired Companies' properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 5.1(d) (which shall list all Property insured by such coverages) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Acquired Companies and consistent with the existing insurance coverages;

     (e) in good faith and in a timely manner (i) cooperate with Compass and Compass Texas in satisfying the conditions in this Agreement, (ii) assist Compass and Compass Texas in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for Compass and Compass Texas and the Company (or any of them) to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between the Company and any governmental agency or other third party, (iii) furnish information concerning the Acquired Companies not previously provided to Compass required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest possible date;

     (f) timely file with the FRB, the OCC, the Commissioner, and the FDIC, all financial statements and other reports required to be so filed by any of the Acquired Companies and to the extent permitted by applicable law, promptly thereafter deliver to Compass copies of all financial statements and other reports required to be so filed;

     (g) comply in all material respects with all applicable laws and regulations, domestic and foreign;

     (h) promptly notify Compass upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under any Company Loan Documents, if any, and promptly notify and provide copies to Compass of any material written communications concerning any Company Loan Documents, if any;

     (i) between the date of this Agreement and Closing, promptly give written notice to Compass upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Company contained in or referred to in this Agreement to be untrue or misleading in any material respect;

     (j) deliver to Compass a list (Schedule 5.1(j)), dated as of the Effective Time, showing (i) the name of each bank or institution where the Acquired Companies have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each person authorized to draw thereon or have access thereto;

     (k) deliver to Compass a list (Schedule 5.1(k)), dated as of the Effective Time, showing all liabilities and obligations of the Acquired Companies, except those arising in the ordinary course of their respective businesses, incurred since the Balance Sheet Date, certified by an officer of Company;

     (l) amend The Commerce National Bank College Station, Texas Employee Stock Ownership Plan (the "ESOP") to reflect that participants in the ESOP receive shares of Company Common Stock rather than shares of capital stock of the Bank;

     (m) promptly notify Compass of any material change or inaccuracies in any data previously given or made available to Compass or Compass Texas pursuant to this Agreement; and

     (n) provide access, to the extent that the Company or its Subsidiaries have the right to provide access, to any or all Property (as defined in Section 3.23) so as to enable Compass to physically inspect any structure or components of any structure on such Property, including without limitation surface and subsurface testing and analyses.

     SECTION 5.2   Negative Covenants of the Company.  Except with the prior
                   ---------------------------------
written consent of Compass or as otherwise specifically permitted by this Agreement, the Company will not and will use its best efforts not to permit GBVD or the Bank, or any other

Subsidiary of the Company, to, from the date of this Agreement to the Closing:

     (a) make any amendment to its articles of incorporation or association or bylaws;

     (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to Compass;

     (c) make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

     (d) contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with prudent banking practices;

     (e) contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent), except in the ordinary course of business and consistent with prudent banking practices;

     (f) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with prudent banking practices;

     (g) sell any real estate owned as of the date of this Agreement or acquired thereafter, which real estate qualifies as "other real estate owned" under accounting principles applicable to it, except in the ordinary course of business and consistent with prudent banking practices and applicable banking laws and regulations;

     (h) dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

     (i) except as set forth on Schedule 3.10, as provided in Section 6.15, and except for regular salary increases granted in the ordinary course of business within the Company or its Subsidiaries' 1996 budget and consistent with prior practices, grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Employee Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

     (j) declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock, except for dividends from the Bank to GBVD and from GBVD to the Company permitted by
Section 6.12;

     (k) except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any person;

     (l) make any capital expenditure or a series of expenditures of a similar nature in excess of $25,000 in the aggregate;

     (m) make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business consistent with prudent banking practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

     (n) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment other than in the ordinary course of business and consistent with prudent banking practices;

     (o) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of the Company or its Subsidiaries;

     (p) issue any certificates of deposit except in the ordinary course of business and in accordance with prudent banking practices;

     (q) make any investments except in the ordinary course of business and in accordance with prudent banking practices;

     (r) modify, amend, waive or extend either the Company Loan Documents or any rights under such agreements;

     (s) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan, or participation is made in the ordinary course of business and in accordance with prudent banking practices;

     (t)  sell or contract to sell any part of its or its Subsidiaries premises;

     (u)  change any fiscal year or the length thereof;

     (v) knowingly take or agree to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto; or

     (w)  prepay in whole or in part the Company Indebtedness; or

     (x) enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of the Company and its directors and its Subsidiaries under this Agreement or any related written agreement.

Nothing contained in this Section 5.2 or in Section 5.1 is intended to influence the general management or overall operations of the Company or its Subsidiaries in a manner not permitted by applicable law and the provisions thereof shall automatically be reduced in compliance therewith.

                                  ARTICLE VI.
                             ADDITIONAL AGREEMENTS

     SECTION 6.1   Access To, and Information Concerning, Properties and
                   -----------------------------------------------------
Records.  During the pendency of the transactions contemplated hereby, the
-------
Company shall, to the extent permitted by law, give Compass, its legal counsel, accountants and other representatives full access, during normal business hours, throughout the period prior to the Closing, to all of the Company's and its Subsidiaries' properties, books, contracts, commitments and records, permit Compass to make such inspections (including without limitation physical inspection of the surface and subsurface of any property thereof and any structure thereon) as they may require and furnish to Compass during such period all such information concerning the Company and its Subsidiaries and their affairs as Compass may reasonably request. All information disclosed by the Company to Compass which is confidential and is so identified to Compass as confidential shall be held confidential by Compass and its representatives, except to the extent counsel to Compass has advised it such information is required to or should be disclosed in filings with regulatory agencies or governmental authorities or in proxy materials delivered to shareholders of the Company. In the event this Agreement is terminated pursuant to the provisions of
Article VIII, upon the written request of the Company, Compass agrees to destroy or return to the Company all copies of such confidential information.

     SECTION 6.2   Filing of Regulatory Approvals.  As soon as reasonably
                   ------------------------------
practicable, Compass shall file all notices and applications to the FRB, the OCC, the Commissioner and the FDIC which Compass deems necessary or appropriate to complete the transactions contemplated herein, including the merger of its Subsidiaries and Compass Bank, Houston, Texas, a Texas banking corporation and indirect wholly-owned subsidiary of Compass ("Compass Bank"). Compass will deliver to the Company, and the Company will deliver to Compass, copies of all non-confidential portions of any such applications.

     SECTION 6.3   Miscellaneous Agreements and Consents.  Subject to the terms
                   -------------------------------------
and conditions of this Agreement, Compass and the Company agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement. Compass and the Company shall use their respective best efforts to obtain or cause to be obtained consents of all third parties and governmental and regulatory authorities necessary or desirable for the consummation of the transactions contemplated herein .

     SECTION 6.4   Company Indebtedness.  Prior to the Effective Time, the
                   --------------------
Company shall pay all regularly scheduled payments on all Company Indebtedness, if any, and shall cooperate with Compass in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding indebtedness of the Company or its Subsidiaries with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained.

     SECTION 6.5   Best Good Faith Efforts.  All parties hereto agree that the
                   -----------------------
parties will use their best good faith efforts to secure all regulatory approvals necessary to consummate the Merger and other transactions provided herein and to satisfy the other conditions to Closing contained herein.

     SECTION 6.6   Exclusivity.  The Company shall not solicit, entertain or
                   -----------
negotiate with respect to any offer to acquire the Company or its Subsidiaries from any other person. During the term of this Agreement, neither the Company nor its Subsidiaries shall provide information to any other person in connection with a possible acquisition of the Company or its Subsidiaries. Immediately upon receipt of any such unsolicited offer, the Company will communicate to Compass the terms of any proposal or request for information and the identity of parties involved.

     SECTION 6.7   Public Announcement.  Subject to written advice of counsel
                   -------------------
with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of the Company and Compass.

     SECTION 6.8   Employee Benefit Plans.  Compass presently intends that,
                   ----------------------
after the Merger, Compass, the Company and its Subsidiaries will not make additional contributions to the employee benefit plans sponsored by the Company or its Subsidiaries immediately prior to the Merger. Compass agrees that the employees of the Company and its Subsidiaries who are retained as employees of Compass or Compass Bank will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Compass and its affiliates, in accordance with the respective terms of such plans and programs, and Compass shall take all actions necessary or appropriate to facilitate coverage of the Company's and its Subsidiaries's employees in such plans and programs from and after the Effective Time, subject to the following:

     (i) Employee Welfare Benefit Plans and Programs: Each employee of the Company and its Subsidiaries will be entitled to credit for prior service with the Company and its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subparagraph (ii) below and any stock option plans) sponsored by Compass to the extent the Company or its Subsidiaries sponsored a similar type of plan which the Company or Company Subsidiary employees participated in immediately prior to the Effective Time. Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Company or its Company Subsidiary employee. For purposes of determining each Company or Company Subsidiary employee's benefit for the year in which the Merger occurs under the Compass vacation program, any vacation taken by a Company or Subsidiary employee preceding the Effective Time for the year in which the Merger occurs will be deducted from the total Compass vacation benefit available to such Company or Company Subsidiary employee for such year. Compass agrees that for purposes of determining the number of vacation days available with respect to each Company or Company Subsidiary employee for the year in which the Merger occurs, that the number of vacation days for such year shall be determined under the Company or Subsidiary vacation policy in effect as of January 1, 1996. Compass further agrees to credit each Company or Subsidiary employee for the year during which such coverage under the Compass welfare benefit plan begins, with any deductibles already incurred during such year under the Company's group health plan.

     (ii) Employee Pension Benefit Plans: Each Company and Company Subsidiary employee shall be entitled to credit for past service with the Company and its Subsidiaries for the purpose of satisfying any eligibility or vesting periods applicable to the Compass employee pension benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, the Compass 401(k)/ESOP Plan). Notwithstanding the foregoing, Compass shall not grant any prior years of service credit to employees of the Company and its Subsidiaries with respect to any defined benefit pension plans sponsored (or contributed to) by Compass; instead, Company and Company Subsidiary employees shall be treated as newly hired employees of Compass as of the date following the Effective Time for purposes of determining eligibility, vesting and benefit accruals thereunder.

     On or before, but effective as of the Effective Time, the Company and its Subsidiaries may take such actions as may be necessary to cause each individual employed by the Company and its Subsidiaries immediately prior to the Effective Time to have a fully vested and nonforfeitable interest in such employee's account balance under the 401(k) plan sponsored by the Company as of the Effective Time.

     SECTION 6.9   Merger of Bank.  Compass presently intends to cause its
                   --------------
Subsidiaries to merge into Compass Bank immediately after the Merger, and the Company agrees to cause its Subsidiaries to execute documents and take actions (conditioned on the Merger being effective) and otherwise cooperate with Compass during the time the Merger transaction is pending in order to facilitate such merger of its Subsidiaries into Compass Bank immediately after the Closing.

     SECTION 6.10  Environmental Investigation; Right to Terminate Agreement.
                   ---------------------------------------------------------
(a) Compass and its consultants, agents and representatives, shall have the right to the same extent that the Company and its Subsidiaries have such right, but not the obligation or responsibility, to inspect any Property described on the attached Scheduled 6.10 or any real or personal property which becomes Property between the date hereof and the Effective Time, including, without limitation, for the purpose of conducting asbestos surveys and sampling, and other environmental assessments and investigations ("Environmental Inspections"). Compass' right to conduct Environmental Inspections shall include the right to sample and analyze air, sediment, soil and groundwater of any Property to the same extent that the Company or its Subsidiaries have such right. Compass may conduct such Environmental Inspections at any time subject to
Section 6.10(d) below.

     (b) The Company and its Subsidiaries shall cause to be performed by an environmental consulting firm acceptable to Compass an environmental investigation of any Property acquired, leased, foreclosed, managed or controlled by the Company or its Subsidiaries between the date hereof and the

Closing Date, the scope and results of which shall be acceptable to Compass in its sole discretion.

     (c) The Company and its Subsidiaries shall cause to be performed by an environmental consulting firm acceptable to Compass an environmental investigation of any Property in which the Company or its Subsidiaries acquire a security interest between the date hereof and the Closing Date, the scope and results of which shall be acceptable to Compass in its sole reasonable discretion and the scope and results of which are equivalent to the policies of Compass with respect to acquiring security interests on real or personal property.

     (d) Compass shall notify the Company prior to any physical inspections of Property, and the Company may place reasonable restrictions on the time of such inspections. Upon Compass' notification to the Company of the Property upon which it intends to conduct such physical inspections, the Company and its Subsidiaries shall notify the owner of such Property and use their best efforts to secure access to such Property for Compass. If, as a result of any such Environmental Inspection, further investigation ("secondary investigation") including, without limitation, test borings, soil, water and other sampling is deemed desirable by Compass, Compass shall notify the Company of the Properties on which it intends to conduct a secondary investigation on or prior to the 52nd day after the date hereof. The Company and its Subsidiaries will provide notification to owners of Property on which Compass intends to conduct secondary investigations and will use their best efforts to secure access to such property for Compass. Compass shall notify the Company of any Properties that, in the sole discretion of Compass, are not acceptable and require remediation on or prior to the 102nd day after the date hereof.

     (e) (1) With respect to any Controlled Property that Compass has notified the Company is not acceptable and requires remediation, the Company shall promptly prepare a remediation plan acceptable to Compass, and obtain approval of such remediation plan by the Texas Natural Resource Conservation Commission or any other appropriate governmental authority ("Environmental Regulatory Authority") on or prior to the 240th day after the date hereof ("Remediation Completion Date").

          (2) With respect to any Collateral Property that Compass has notified the Company is not acceptable and requires remediation, the Company agrees promptly to, and shall cause its Subsidiaries to, add to their loan loss reserves the lesser of (a) the written estimate of expenditures ("Remediation Estimate") prepared by the environmental consultant engaged by Compass to perform the Environmental Inspections, in connection with (i) additional assessment, remediation, removal and/or monitoring (ii) correction of any violation of any applicable Environmental Law, and (iii) preparing and obtaining approval by the appropriate

Environmental Regulatory Authority of remediation plans, or (b) the outstanding balance of the loan or indebtedness secured by such Collateral Property. If the expenditures set forth in clause (a) above would exceed 80% of the outstanding balance of such loan or indebtedness, the Company will, and will cause its Subsidiaries to, increase their loan loss reserves by the outstanding amount of the loan or indebtedness.

          (3) Notwithstanding the foregoing, and without limiting any rights of Compass to terminate this Agreement, the Company shall not be obligated to incur aggregate expenditures in excess of $250,000 in connection with additional assessment, remediation or monitoring of any Property, preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans with respect to Controlled Properties, and in connection with making allocations to the Company's and its Subsidiaries' loan loss reserves.

     (f) Each party hereto agrees to indemnify and hold harmless the other party for any claims for damage to the Property or injury or death to persons in connection with any Environmental Inspection or secondary investigation of the Property to the extent such damage, injury or death is directly attributable to the negligent actions or negligent omissions of such indemnifying party. Compass shall have no liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, Compass shall have no obligation to make any reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey, but such reporting shall remain the responsibility of and within the discretion of the Company. Compass shall have no liability to the Company or its Subsidiaries (including its Subsidiaries) for making any report of such results to any governmental authority.

     (g) Compass shall have the right to terminate this Agreement in the following circumstances:

          (i) the Company's breach of any representation or warranty set forth in Section 3.23;

          (ii)  the factual substance of any warranties set forth in Section
3.23 is not true and accurate irrespective of the knowledge or lack of knowledge of the Company;

          (iii) the results of such Environmental Inspection, secondary investigation or other environmental survey are unacceptable to Compass because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws;

          (iv) if the Environmental Inspection, secondary investigation or other environmental survey identifies any past or present event, condition or circumstance that, based on the estimates of the environmental professionals referred to in this Section 6.10, may currently or in the future require (a) expenditures by the Company, in connection with (1) investigation, remediation or monitoring of any Controlled Property (including without limitation eventual removal of asbestos-containing material), (2) preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans with respect to Controlled Properties, (3) any violations of applicable Environmental Laws, or (b) additions to loan loss reserve pursuant to Section 6.10(e), which expenditures or additions to loan loss reserve individually or in the aggregate may exceed $250,000;

          (v) Compass is not permitted to conduct an Environmental Inspection or secondary investigation of any Property to the extent it deems appropriate;

          (vi)  If on or before the Remediation Completion Date,

                a) for each Controlled Property identified by Compass as unacceptable and requiring remediation, the Company does not deliver to Compass written evidence acceptable to Compass that the Company has developed a remediation plan approved by the applicable Environmental Regulatory Authority,

                b) for each Collateral Property identified by Compass as unacceptable and requiring remediation, the Company does not provide evidence acceptable to Compass that the Company and its Subsidiaries increased their respective loan loss reserves in accordance with Section 6.10(e).

     (h) The Company agrees to make available to Compass and its consultants, agents and representatives all documents and other material relating to environmental conditions of the Property including, without limitation, the results of all other environmental inspections and surveys. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Compass and shall be entitled to certify the same in favor of Compass and its consultants, agents and representatives in such a manner which will entitle Compass to rely upon such reports and make all other data available to Compass and its consultants, agents and representatives. At the written request of the Company, Compass agrees to provide the Company with a copy of all environmental reports prepared by its consultants as a result of the Environmental Inspections.

     SECTION 6.11  Proxies.  The Company acknowledges that the persons listed in
                   -------
Schedule 6.11 have agreed that they will vote the Shares owned by them in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, and that they will retain the right to vote such Shares during the term of this Agreement and have given Compass a proxy to vote such Shares in favor of the Merger if they should fail to do so, pursuant to a Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit D.

     SECTION 6.12  Cooperation on Texas Receipts.  The Company and Compass agree
                   -----------------------------
to cooperate in good faith and to use their best efforts, and the Company agrees to take action reasonably requested by Compass, so as to cause the Company not to have any Texas gross receipts, including dividends from GBVD and the Bank, for purposes of Texas franchise taxes after the date of incorporation of Compass Texas.

     SECTION 6.13  Exchange Agreement.  Immediately prior to the Effective Time,
                   ------------------
the Company and Compass agree to enter into, and Compass agrees to cause Compass Texas to enter into, the Exchange Agreement with the Exchange Agent, or if the Exchange Agent refuses to serve as exchange agent, such other exchange agent as shall mutually agreed to by the Company and Compass.

     SECTION 6.14  Exercise of Convertible Securities.  Each holder of
                   ----------------------------------
outstanding warrants, options, rights, convertible debentures, phantom shares or other securities entitling the holder thereof to acquire Shares or compensation in respect of Shares (collectively, the "Convertible Securities") has delivered to Compass and the Company its agreement in the form of Exhibits E-1 and E-2 attached hereto, to the effect that the holders of Convertible Securities shall receive Compass Common Stock for unexercised Convertible Securities in the Merger ("Agreements Regarding Convertible Securities").

     SECTION 6.15  Employee Bonuses.  In the event the Effective Time is after
                   ----------------
February 28, 1997, and unless paid by the Company on or prior to the Effective Time, Company agrees to cause to be paid to the employees of the Company the 1997 bonuses, if any, due such employees under the Company's 1997 bonus plan calculated consistent with past practices and prorated through the Effective Time.

     SECTION 6.16  Director and Officer Insurance and Indemnification.  Compass
                   --------------------------------------------------
agrees to permit the Company to obtain an extended reporting period (otherwise known as "tail coverage" for three years under the Company's existing director's and officer's liability policy; provided, however, that the premium expense for such extended reporting period shall not exceed $41,850. Compass agrees that all rights to indemnification that the directors and officers of the Company, GBVD and the Bank have pursuant to the Articles or Certificate of Incorporation or Association of the Company, GBVD and the Bank shall survive the Merger and shall continue in full force and effect. Nothing contained in this Section 6.16 shall require Compass to indemnify any person who was a director or officer of the Company, GBVD or the Bank to a greater extent than the Company, GBVD or the Bank is, as of the date of this Agreement, required to indemnify any such person.

     SECTION 6.17  Section 368 Certificates.  The Company will provide to
                   ------------------------
Compass true and correct copies of statements received from each 1% Shareholder with respect to his plan or intention to sell or otherwise dispose of the Compass Common Stock to be received pursuant to the Merger ("Section 368 Certificates") within 30 days after the date hereof.

                                 ARTICLE VII.
                   CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.1   Conditions to Each Party's Obligation to Effect the Merger.
                   ----------------------------------------------------------
The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) the receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which in the judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting period with respect thereto;

     (b) the Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

     (c) the approval of the Merger by the Company's shareholders entitled to vote at the Shareholders' Meeting; and

     (d) a registration statement covering the Compass Common Stock to be issued in the Merger shall be effective under the Securities Act and any applicable state securities or "blue sky" acts and no stop order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose, or any proceedings under the SEC or applicable state securities authorities rules with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any applicable state securities or blue sky authorities.

     SECTION 7.2   Conditions to the Obligations of Compass and Compass Texas to
                   -------------------------------------------------------------
Effect the Merger.
-----------------

     The obligations of Compass and Compass Texas to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) all representations and warranties of the Company shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) the Company shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Effective Time;

     (c) there shall not have occurred a Material Adverse Effect with respect to the Company or its Subsidiaries;

     (d) the directors of the Company, GBVD and the Bank shall have delivered to Compass an instrument dated the Effective Time releasing the Company, GBVD and the Bank from any and all claims of such directors (except as to their deposits and accounts and rights of indemnification pursuant to the Articles or Certificate of Association or Incorporation and Bylaws of the Company, GBVD or the Bank) and shall have delivered to Compass their resignations as directors of the Company, GBVD and the Bank;

     (e) the officers of the Company and its Subsidiaries who have the title Vice President or above shall have delivered to Compass an instrument dated the Effective Time releasing the Company, GBVD and the Bank from any and all claims of such officers (except as to deposits and accounts and accrued compensation permitted by their respective agreements with the Company, GBVD or the Bank and as to the rights of indemnification pursuant to the Articles or Certificate of Incorporation or Association or Bylaws of the Company, GBVD or the Bank);

     (f) Compass shall have received the opinions of counsel to the Company acceptable to it as to the matters set forth on Exhibit E attached hereto;

     (g) the holders of no more than 5% of the Shares shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

     (h) Compass shall have received a letter from KPMG Peat Marwick, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement;

     (i)  there shall be no Company Indebtedness;

     (j) Compass shall have received from holders of the Company's capital stock receiving at least 50% of the total Merger Consideration a representation that they have no plan or intention to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger;

     (k) Compass shall have received an opinion of counsel satisfactory to it that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended;

     (l) the Company shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of the Company of which the Company has knowledge from and including the date of this Agreement through the Effective Time;

     (m) Compass shall have determined, in its sole judgment, that the liabilities and obligations set forth on Schedule 5.1(k) do not have a Material Adverse Effect;

     (n) the Company and the Bank shall have terminated, in a manner satisfactory to Compass, on or before the Effective Time, the Executive Supplemental Income Agreements executed February, 1996 with Allan W. Hanson, Thomas H. Aughinbaugh, III, Karen Urban and Marsha Baker;

     (o) the Company shall have terminated, in a manner satisfactory to Compass, on or before the Effective Time, the Commerce National Bank Director's Deferred Compensation Plan and Deferred Compensation Agreements with Billy C. Presnal, Henry L. Presnal, James K. Presnal, Thomas H. Aughinbaugh, III, Allen
W. Hanson, Patricia Cornelison and James R. Bradley;

     (p) all warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire Shares shall have been exercised or converted, or shall have expired, lapsed or terminated, prior to the Effective Time;

     (q) the Company shall have delivered to Compass the Section 368 Certificates within the time period specified by Section 6.17;

     (r) the transactions contemplated by the Agreements Regarding Convertible Securities shall have been, or shall simultaneously with Closing be, consummated; and

     (s) Compass shall have received certificates dated the Closing executed by the Chairman of the Board of the Company and GBVD and by the Chairman of the Board of the Bank, and the Secretary or Cashier of the Company, GBVD and the Bank, respectively, certifying in such reasonable detail as Compass may reasonably request, to the effect described in Sections 7.2(a), (b), (c), (g),
(i), (n), (o) and (p).

     SECTION 7.3   Conditions to the Obligations of the Company to Effect the
                   ----------------------------------------------------------
Merger.  The obligations of the Company to effect the Merger are subject to the
------
satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) all representations and warranties of Compass shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) Compass and Compass Texas shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by either of them prior to the Effective Time; and

     (c) the Company shall have received the opinion of counsel to Compass and Compass Texas acceptable to it, as to the matters set forth on Exhibit G attached hereto;

     (d) the Company, GBVD and the Bank shall have delivered to the directors of the Company, GBVD and the Bank an instrument dated the Effective Time releasing such directors from any and all claims of the Company, GBVD and the Bank (except as to indebtedness or other contractual liabilities); provided, however, that such releases shall not release an action against such directors by Compass or Compass Texas in connection with the transactions contemplated by this Agreement;

     (e) the shareholders of the Company shall have received an opinion of counsel satisfactory to Compass that the Merger will qualify as a reorganization under Section 368(a) of the Code; and

     (f) the Company shall have received certificates dated the Closing, executed by an appropriate officers of Compass and Compass Texas, respectively, certifying, in such detail as the Company may reasonably request, to the effect described in Sections 7.3(a) and (b).

                                  ARTICLE VIII.
                        TERMINATION; AMENDMENT; WAIVER

     SECTION 8.1   Termination.  This Agreement may be terminated and the Merger
                   -----------
contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time:

     (a) by mutual written consent duly authorized by the Boards of Directors of Compass and the Company;

     (b) by Compass (i) if Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of the Company contained in Article III which constitutes a Material Adverse Effect, (ii) pursuant to Section 6.10, (iii) if the Company shall not have delivered the Section 368 Certificates within the time period specified by
Section 6.17, or (iv) if any of the conditions to Closing contained in Section
7.1 or 7.2 are not satisfied or waived in writing by Compass;

     (c)  by the Company (i) if the conditions to Closing contained in Section
7.1 or 7.3 are not satisfied or waived in writing by the Company, or (ii) if the Company learns or becomes aware of a breach or inaccuracy of any representation or warranty of Compass contained in Article IV which constitutes a Material Adverse Effect;

     (d) by Compass or the Company if the Effective Time shall not have occurred on or before the expiration of 240 days from the date of this Agreement or such later date agreed to in writing by Compass and the Company; provided, however, that the Merger shall not be consummated prior to January 1, 1997; or

     (e) by Compass or the Company if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and nonappealable.

     SECTION 8.2   Effect of Termination.  In the event of the termination and
                   ---------------------
abandonment of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of this Section 8.2 and Section 9.1. Nothing contained in this
Section 8.2 shall relieve any party from liability for any breach of this Agreement.

     SECTION 8.3   Amendment.  (a)  To the extent permitted by applicable law,
                   ---------
this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company, Compass and, if required, Compass Texas at any time before or after adoption of this Agreement by the shareholders of the Company but, after any submission of this Agreement to such shareholders for approval, no amendment shall be made which reduces the Merger Consideration or which materially and adversely affects the rights of the Company's shareholders hereunder without any required approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     (b) The parties hereto hereby agree to enter into an amendment of this Agreement for the purpose of adding Compass Texas as a party hereto, which amendment shall be made prior to any submission of this Agreement to shareholders of the Company for their approval. As a condition to the Company's entry into such an amendment, Compass Texas shall deliver to the Company a certificate in substantially the form of Exhibit H attached hereto.

     SECTION 8.4   Extension; Waiver.  At any time prior to the Effective Time,
                   -----------------
the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX.
                                   SURVIVAL

     SECTION 9.1   Survival of Representations and Warranties. The parties
                   ------------------------------------------
hereto agree that all of their respective representations and warranties contained in this Agreement shall not survive after the Effective Time.

                                  ARTICLE X.
                                 MISCELLANEOUS

     SECTION 10.1  Expenses.  All costs and expenses incurred in connection with
                   --------
the transactions contemplated by this Agreement, including without limitation, attorneys' fees, accountants' fees, other professional fees and costs related to expenses of officers and directors of the Company, GBVD and the Bank, shall be paid by the party incurring such costs and expenses. Each party hereto hereby agrees to and shall indemnify the other parties hereto against any liability arising from any such fee or payment incurred by such party.

     SECTION 10.2  Brokers and Finders.  All negotiations on behalf of Compass
                   -------------------
and the Company relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against Compass, Compass Texas, the Company, GBVD or the Bank for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby other than with respect to The Bank Advisory Group, Inc. ("BAGI") which has been retained by the Company. The Company agrees to and shall indemnify Compass and Compass Texas against any liability arising from any fee or payment owed to BAGI.

     SECTION 10.3  Entire Agreement; Assignment.  This Agreement (a) constitutes
                   ----------------------------
the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that Compass may assign its rights and obligations or those of Compass Texas to any direct or indirect, wholly-owned, subsidiary of Compass, but no such assignment shall relieve Compass of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 10.4  Further Assurances.  From time to time as and when requested
                   ------------------
by Compass or its successors or assigns, the Company, the officers and directors of the Company, GBVD or the Bank, shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise the Company's or its Subsidiaries' title to and possession of, all of its property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

     SECTION 10.5  Enforcement of the Agreement.  The parties hereto agree that
                   ----------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 10.6  Severability.  The invalidity or unenforceability  of any
                   ------------
provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     SECTION 10.7  Notices.  All notices, requests, claims, demands and other
                   -------
communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if in person, by cable, telegram or telex or by telecopy, or five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     if to Compass or Compass Texas:

          D. Paul Jones, Jr.
          Chairman and Chief Executive Officer
          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.: (205) 933-3043

          Charles E. McMahen
          Chairman and Chief Executive Officer
          Compass Banks of Texas, Inc.
          24 Greenway Plaza
          Houston, Texas 72046
          Telecopy No.:  (713) 993-8500

     with copies to:

          Daniel B. Graves
          Associate General Counsel
          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.:  (205) 933-3043

          and

          Annette L. Tripp
          Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
          3400 Texas Commerce Tower, 600 Travis
          Houston, Texas 77002
          Telecopy No.:  (713) 223-3717

     if to the Company:

          Henry L. Presnal, D.V.M.
          Chairman of the Board
          Greater Brazos Valley Bancorp, Inc.
          2405 Texas Avenue South
          College Station, Texas  77842
          Telecopy No.: (409) 693-7485

     with a copy to:

          Charles E. Greef
          Jenkens & Gilchrist
          1445 Ross Avenue, Ste. 3200
          Dallas, Texas  75202
          Telecopy No. (214) 855-4300

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 10.8  Governing Law.  This Agreement shall be governed by and
                   -------------
construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the GCL governs aspects of the Merger.

     SECTION 10.9  Descriptive Headings.  The descriptive headings are inserted
                   --------------------
for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 10.10 Parties in Interest.  This Agreement shall be binding upon
                   -------------------
and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 10.11 Counterparts.  This Agreement may be executed in two or more
                   ------------
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 10.12 Incorporation by References.  Any and all schedules,
                   ---------------------------
exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

     SECTION 10.13 Certain Definitions.
                   -------------------

     (a) "Subsidiary" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

     (b) "Material Adverse Effect" shall mean any material adverse circumstance, event or series of events with respect to the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations of the Company, GBVD and the Bank taken as a whole (or when the reference is to Compass, to Compass and its Subsidiaries, taken as a whole).

     (c) "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules, regulations, guidance documents, directives, and decisions, interpretations and orders of courts or administrative agencies or authorities, relating to the release, threatened release, recycling, processing, use, handling, transportation treatment, storage, disposal, remediation, removal, inspection or monitoring of Polluting Substances or protection of human health or safety or the environment (including, without limitation, wildlife, air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), Hazardous and Solid Waste Amendments of 1984, as amended ("HSWA"), the Hazardous Materials Transportation Act, as amended ("HMTA"), the Toxic Substances Control Act ("TSCA"), Occupational Safety and Health Act ("OSHA"), Federal Water Pollution Control Act, Clean Air Act, and any and all regulations promulgated pursuant to any of the foregoing.

     (d) "Polluting Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "contaminant," "toxic waste," "hazardous substance," "hazardous waste," "solid waste," or "regulated substance" pursuant to CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA, and/or any other Environmental Laws, as amended, and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde. To the extent that the laws or regulations of the State of Texas establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic waste," which is broader than that specified in any of CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA or other Environmental Laws such broader meaning shall apply.

     (e) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, discarding or abandoning.

     (f) "Knowledge" or "known" -- An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. A corporation or bank shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer with the title of vice president or above (or in any similar capacity) of the corporation or bank, has, or at any time had, knowledge of such fact or other matter. The Company and its Subsidiaries are understood to have undertaken a separate investigation in connection with the transactions contemplated hereby to determine the existence or absence of facts or other matters in the statement qualified as "known" by, or the "knowledge" of, the Company or its Subsidiaries.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


                           [SIGNATURE PAGE FOLLOWS]

ATTEST:                                 COMPASS BANCSHARES, INC.



By /s/ Daniel B. Graves                 By /s/ Garrett R. Hegel
  -----------------------------           ----------------------------------
  Its Assistant Secretary                 Its Chief Financial Officer



ATTEST:                                 GREATER BRAZOS VALLEY BANCORP, INC.



By /s/ James R. Bradley                 By /s/ Henry L. Presnal, DVM
  -----------------------------           ----------------------------------
  Its Secretary                           Its Chairman of the Board


Agreement and Plan of Merger
H1995A/71535-12

                                   EXHIBIT A

                    POOLING TRANSFER RESTRICTIONS AGREEMENT
                    ---------------------------------------

     This Pooling Transfer Restrictions Agreement (this "Agreement") is executed and delivered this 2nd day of October, 1996 by and between Compass Bancshares, Inc. ("Compass"), Greater Brazos Valley Bancorp, Inc. (the "Company"), and the undersigned shareholder of the Company (the "Shareholder").

     WHEREAS, Compass and the Company entered into an Agreement and Plan of Merger dated October 2, 1996 ("Merger Agreement") pursuant to which the Company will be merged with an existing or to-be-formed subsidiary of Compass (the "Merger"), and

     WHEREAS, Compass has required as a condition to entering into the Merger Agreement that the Company and the Shareholder and each other affiliate of the Company deliver to Compass an agreement in substantially the form hereof,

     NOW, THEREFORE, in consideration of Compass' agreement to enter into the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

     1. The Shareholder agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Company's common stock, par value $1.00 per share ("Company Common Stock"), within 30 days prior to the Effective Time (as defined in the Merger Agreement). The Shareholder further agrees that until the publication of financial results covering at least 30 days of post-Merger combined operations of the Company and Compass, he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock to be acquired by him in the Merger, except for pledges by the Shareholder of all or part of such Shareholder's Compass Common Stock acquired in the Merger to secure loans, provided the lender accepts any pledge of such Compass Common Stock subject to the terms of this Agreement. The Shareholder further agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock to be acquired by him in the Merger except in a manner which is consistent with any additional requirements for Compass' accounting for the Merger as a pooling of interests, including without limitation any new requirements imposed by the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and the respective rules and regulations thereunder.

     2. The Shareholder further acknowledges and agrees that he will be subject to Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act, and agrees not to transfer any Compass Common Stock received by him in the Merger except in compliance with the applicable provisions of the

Securities Act, the Exchange Act, and the respective rules and regulations thereunder.

     3. The Shareholder agrees that the shares of Compass Common Stock to be issued to him in the Merger will bear a restrictive transfer legend in substantially the following form:

     The shares represented by this certificate are subject to a Pooling Transfer Restrictions Agreement dated October 2, 1996 which restricts any sale or other transfer of such shares prior to [insert due date of filing of next Quarterly Report on Form 10-Q or Annual Report on Form 10-K that will contain required combined financial results]. The issuer will furnish to the record holder of this certificate, without charge, upon written request to the issuer at its principal place of business, a copy of the Pooling Transfer Restrictions Agreement.

Compass agrees to instruct its transfer agent to remove the restrictive legend from any certificates evidencing shares subject hereto promptly following the expiration of the transfer restrictions described in Section 1.

     4. The Company agrees and the Shareholder acknowledges and agrees that the Company will not permit the transfer of any shares of Company Common Stock by the Shareholder or any other Company affiliate within 30 days prior to the Effective Time.

     5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned set his hand effective as of the day first written above.


                                         COMPASS BANCSHARES, INC.


                                         By:__________________________________
                                         Name:________________________________
                                         Title:_______________________________

                                         GREATER BRAZOS VALLEY BANCORP, INC.


                                         By:__________________________________
                                         Name:________________________________
                                         Title:_______________________________


                                         _____________________________________
                                         Signature of Shareholder


                                         _____________________________________
                                         Printed Name of Shareholder



Pooling Transfer Restrictions Agreement
H1995A/714474.2

                                   EXHIBIT B


                            EXCHANGE AGENT AGREEMENT
                            ------------------------

     This Exchange Agent Agreement, dated as of _____, 1996, is made and entered into by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), _____________________, a Delaware corporation ("Compass Texas"), Greater Brazos Valley Bancorp, Inc., a Texas corporation ("Company"), and River Oaks Trust Company, a Texas trust company ("Exchange Agent").

                                   PREAMBLE:

     Pursuant to the Agreement and Plan of Merger dated as of October 2, 1996 ("Merger Agreement") among Compass, Compass Texas and the Company, the Company shall, at the Effective Time, be merged into Compass Texas. The name of the surviving corporation shall be _________________ ("Surviving Corporation").

     After the Effective Time, the outstanding shares of the Common Stock, par value $1.00 per share (including for this purpose any shares of Common Stock which can be acquired upon the exercise of any warrant, option, right, convertible debt instrument or other security pursuant to which shares of Common Stock may be obtained (collectively, "Derivative Securities")), of the Company ("Company Common Stock") shall solely represent, in the aggregate, the right to payment by Compass of total Merger Consideration of __________ shares of Compass common stock, par value $2.00 per share ("Compass Common Stock") (or cash in lieu of fractional shares), subject to the rights of qualified dissenting shareholders of the Company.

     The Company has requested Compass to designate the Exchange Agent in connection with the exchange (the "Exchange") of shares of Company Common Stock for shares of Compass Common Stock, subject to the terms and conditions hereof and of the Merger Agreement. The Exchange Agent will receive Company Common Stock delivered for exchange pursuant to the terms of the Merger Agreement, and will process such certificates representing Company Common Stock ("Certificates") and related documents. Compass desires that the Exchange Agent act in such capacity.

     NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1.   Appointment of Exchange Agent. River Oaks Trust Company is hereby
          -----------------------------
appointed as the Exchange Agent for payment of the Merger Consideration to shareholders of the Company. Such appointment shall be in accordance with the terms and conditions set forth herein.

     2.   Closing of Stock Transfer Books. At the Effective Time, the Company's
          -------------------------------
stock transfer books will be closed and no transfers shall be permitted.

     3.   Duties of Exchange Agent. The Exchange Agent is authorized and
          ------------------------
directed to perform the following functions contemplated by the Merger Agreement and the Letters of Transmittal (defined below):

          (a)  Distribution of Letters of Transmittal. The Exchange Agent shall
               --------------------------------------
     mail to the holders of record of Company Common Stock, by first class United States mail, postage prepaid, copies of Letters of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 in substantially the form attached hereto as Exhibit A
                                                                      ---------
     ("Letters of Transmittal"), and return envelopes to the Exchange Agent, at the earliest practicable time following the Effective Time. A form of Stock Assignment, Power of Attorney and Lost Stock Certificate Affidavit will be provided to the Exchange Agent for use by shareholders if necessary.

          (b)  Acceptance of Certificates.
               --------------------------

          (i) The Exchange Agent will examine the Letters of Transmittal, Certificates and other documents and instruments delivered to the Exchange Agent by or on behalf of holders tendering Company Common Stock and shall determine whether (i) the Letters of Transmittal have been completed and executed properly, and are accompanied by proper evidence of authority,
     (ii) Certificates corresponding to the names of the registered holders, Certificate numbers and the number of shares represented thereby with the information set forth in the Company's shareholder and other records and which appear to be in negotiable, good delivery form, properly endorsed or accompanied by stock powers with transfer tax stamps or evidence of payment or exemption from transfer taxes affixed (where required), and (iii) signatures are guaranteed (where required), all in accordance with the terms and conditions of the Merger Agreement and the Letters of Transmittal. The Exchange Agent shall accept Certificates which are surrendered in accordance with the provisions of the Merger Agreement and accompanied by the executed Letters of Transmittal. Such Certificates and Letters of Transmittal shall only be accepted by the Exchange Agent and eligible for payment hereunder if they have been properly executed and completed in accordance with the instructions contained in the Letters of Transmittal and if the person or persons surrendering such Certificates and Letters of Transmittal appears as a shareholder of record of the number of shares surrendered on the list of shareholders supplied and certified to the Exchange Agent by the Company ("Shareholder List") attached as Exhibit B hereto. In the event the
                                      ------- -
     Exchange Agent shall have any questions as to whether a Certificate and Letters of Transmittal have been properly executed and completed or whether the Certificates have been surrendered by the holder of record thereof, the Exchange Agent shall promptly refer such questions to Compass for resolution by Compass and the Exchange Agent shall be able to rely on the written instructions and decisions of any officer of Compass. Determination of all questions as to the proper completion or execution of the Letters of Transmittal or as to the proper form for transfer of the Certificates for Company Common Stock shall be made by Compass together with its attorneys, and such other persons as Compass shall designate, and such determinations shall be final and binding; provided, however, that the rejection by Compass of any Letters of Transmittal or Certificates deemed by Compass to be ineffective to transfer the Certificates shall not affect the right of any shareholder in or to his respective share of the Merger Consideration;

          (ii) If any defect or irregularity appears to exist in connection with a purported tender, the Exchange Agent will notify promptly the persons by whom the tender was made and will return all documents delivered in connection therewith or take such action as is necessary or advisable to cause such defect or irregularity to be cured;

          (iii) Tenders may be made only as set forth in the Letters of Transmittal;

          (iv) Letters of Transmittal, and facsimiles thereof submitted to the Exchange Agent, shall be marked by the Exchange Agent's designated officers to show the date and time of receipt and their review and acceptance thereof;

          (v) At the close of business each Friday, the Exchange Agent shall provide Compass and First National Bank of Boston, Compass' transfer agent and registrar ("Transfer Agent") with a list of shareholders who have properly tendered their Company Common Stock. In addition, the Exchange Agent shall inform Compass in writing of the number of shares of Company

     Common Stock which have been properly tendered and the number which have been improperly tendered to the Exchange Agent during the week then ended and on a cumulative basis through that day. The Exchange Agent shall provide Compass such other information concerning the Company Common Stock as it may reasonably request. Such communications should be sent to:

                         Compass Bancshares, Inc.
                         701 South 20th Street
                         Birmingham, Alabama 35233
                         Attn: Michael A. Bean
                         Telephone No. (205) 558-5740

     With a copy to:     First National Bank of Boston
                         Post Office Box 1865
                         Boston, Massachusetts 02105
                         Attn: Caroline Rees, Shareholder
                               Services Officer
                         Telephone No. (617) 575-2571

          (c)  Exchange Fund. In order to provide for payment of the Merger
               -------------
     Consideration in accordance with the terms of the Merger Agreement, Compass, from time to time prior to or after the Effective Time, shall deposit or cause to be deposited with the Exchange Agent cash in an amount sufficient to make payments in lieu of fractional shares (the "Exchange Fund"). This Exchange Fund shall not be used for any purpose except as provided by this Agreement.

          (d)  Compass Common Stock.  Compass Texas and the Company shall
               --------------------
     jointly advise the Exchange Agent as to the number of shares of Compass Common Stock to be distributed to each shareholder which shall be calculated by Compass Texas and the Company as follows:

               (i)    Company Common Stock.  Each holder of Company Common Stock
                      --------------------
          shall receive Merger Consideration equal to ____________ shares of Compass Common Stock for each share of Company Common Stock held immediately prior to the Effective Time.

               (ii)   Fractional Shares.  For each fractional share of Compass
                      -----------------
          Common Stock which would be delivered upon the surrender of Company Common Stock, each holder of Stock shall receive cash in an amount equal to the product of such fraction and $_____.

               As soon as practicable after acceptance of properly executed Certificates and accompanying Letters of Transmittal in accordance with the terms of paragraph 3(b) hereof, the Exchange Agent shall instruct and Compass shall cause the Transfer Agent to issue and mail certificates representing shares of Compass Common Stock to the shareholder surrendering such certificates. The Exchange Agent shall promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of the Certificates.

          (e)  Other Duties of Exchange Agent.
               ------------------------------

               (i) The Exchange Agent shall have no obligation to make payment for surrendered Certificates unless Compass shall have issued sufficient Compass Common Stock or caused such stock to be issued and shall have deposited or caused to be deposited in the Exchange Fund sufficient cash with which to pay all amounts due and payable for such shares.

               (ii) The Exchange Agent shall be regarded as having made no representations or warranties as to the validity, sufficiency, value or genuineness of any Certificates or the shares of Company Common Stock represented thereby, and the Exchange Agent shall not be deemed to have made any representations as to the value of such shares.

               (iii) The Exchange Agent may rely on and shall be protected in acting upon the written instructions of any officer of Compass or the Surviving Corporation with respect to any matter relating to its actions or duties hereunder; and the Exchange Agent shall be entitled to request further instructions from Compass or the Surviving Corporation, as appropriate, and to act in accordance therewith.

               (iv) The Exchange Agent may consult attorneys satisfactory to the Exchange Agent (including, without limitation, attorneys for Compass or the Surviving Corporation) and the written advice and opinion of such attorneys shall constitute full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion.

               (v) The Exchange Agent shall take all other actions which it or Compass deems necessary or appropriate under the terms of the Merger Agreement, the Letters of Transmittal and under the customs and practices normally applied to transactions of this type and appropriate to the proper transfer of the Company Common Stock and the proper maintenance of the Company's and Compass' shareholder books and records. Following payment in accordance with the terms hereof, the Exchange Agent shall forward to Compass all documents received by it in connection with tenders of Certificates (including Letters of Transmittal, telegrams, facsimile transmissions or letters representing tenders made without concurrent deposit of certificates) and the tendered Certificates prominently marked "CANCELLED" on the front thereof, via Federal Express or other means acceptable to Compass.

     4.   Alteration of Instructions.  The Exchange Agent shall follow and act
          --------------------------
upon any written amendments, modifications or supplements to these instructions and upon any further instructions from Compass or the Surviving Corporation in connection with the Merger Agreement or any of the transactions contemplated thereby.

     5.   Indemnification of Exchange Agent.  Compass and the Surviving
          ---------------------------------
Corporation covenant and agree to indemnify the Exchange Agent and hold it harmless against any loss, liability or expense it may incur in the absence of negligence or bad faith on the part of the Exchange Agent arising out of or in connection with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liabilities in connection with this Agreement.

     6.   Compensation for Services.  Compass shall compensate the Exchange
          -------------------------
Agent for its services hereunder.

     7.   Payment of Amounts Due Dissenting Shareholders. In the event that
          ----------------------------------------------
qualified dissenting shareholders of the Company exercise the rights afforded them under the Texas Business Corporation Act, such shareholders may be entitled to payment of an amount other than the Merger Consideration. Any payment for shares other than the Merger Consideration will be paid only upon the written instructions of the Surviving Corporation. The Exchange Agent may request and shall be provided additional funds from the Surviving Corporation in order to make any required payment to dissenting shareholders, and the Exchange Agent shall return to Compass any Merger Consideration which would have otherwise been payable to such persons. The Exchange Agent shall rely on the instructions of the Surviving Corporation as to all matters covered by this paragraph, including, without limitation, the time and amount of payment to dissenting shareholders.

     8.   Unclaimed Funds.  Any moneys or certificates deposited hereunder which
          ---------------
shall remain unclaimed by the holders of shares of Company Common Stock for a period of six (6) months following the Effective Time shall, upon written request of the Surviving Corporation, be returned to Compass, plus interest earned on the cash portion thereof and the shareholders of Certificates not theretofore presented to and accepted by the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such Certificates.

     9.   Investment of Exchange Fund.  At the direction of the Surviving
          ---------------------------
Corporation, the Exchange Agent shall invest portions of the Exchange Fund and remit earnings thereon monthly to the Surviving Corporation, provided that all such investments shall be in The Starburst Government Money Market Fund (the "Fund"), managed by Compass Bank, an Alabama banking corporation and an affiliate of Compass, or if for any reason the Fund is not available to the Exchange Agent as an investment alternative, as otherwise directed by the Surviving Corporation.

     10.  Amendment.  Except as otherwise expressly provided herein, neither
          ---------
this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated except in a writing signed by all of the parties hereto prior to the Effective Time or by Compass and the Exchange Agent after the Effective Time; provided, however, that no amendment shall be made if such modification shall reduce the amount of or eliminate the opportunity of any shareholder to receive his share of the Merger Consideration contemplated by the Merger Agreement.

     11.  Section Headings. The section headings used herein are for convenience
          ----------------
of reference only and shall not define or limit the provisions of this Agreement.

     12.  GOVERNING LAW.  THIS AGREEMENT AND THE APPOINTMENT OF THE EXCHANGE
          -------------
AGENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND SHALL INURE TO THE BENEFIT OF AND BE BINDING UPON THE SUCCESSORS AND ASSIGNS OF THE PARTIES HERETO.

     13.  Notices.  Notices under this Agreement shall be deemed given if made
          -------
in writing and sent via prepaid first-class United States mail, or by nationally recognized overnight courier, to:

     If to Compass:

          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Attn:  Daniel B. Graves
                 Associate General Counsel

     If to the Exchange Agent:

          River Oaks Trust Company
          6990 Portwest, Suite 170
          Houston, Texas 77024
          Attn:  Stephen K. Brownlow
                 Senior Vice President and Trust Officer

     If to the Company prior
     to the Effective Time:

          Greater Brazos Valley Bancorp, Inc.
          2405 Texas Avenue South
          College Station, Texas  77842
          Attn: Henry L. Presnal, D.V.M.
               Chairman of the Board

     If to Compass Texas or, following
     the Effective Time, the
     Surviving Corporation:

          Compass Equitable Texas, Inc.
          c/o Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama  35233
          Attn:  Daniel B. Graves

     14.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.  Conflict.  In the event the terms of this Agreement conflict with the
          --------
terms and provisions of the Merger Agreement, the terms and provisions of the Merger Agreement shall be controlling.

     16.  Defined Terms.  Capitalized terms not defined herein have the meanings
          -------------
ascribed to them in the Merger Agreement.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized appointed officers on the date first written above.

                                        COMPASS BANCSHARES, INC.



                                        By: ____________________________________
                                        Name: __________________________________
                                        Title:__________________________________


                                        GREATER BRAZOS VALLEY BANCORP, INC.



                                        By: ____________________________________
                                        Name: __________________________________
                                        Title:__________________________________


                                        ________________________________________


                                        By: ____________________________________
                                        Name: __________________________________
                                        Title:__________________________________


                                        RIVER OAKS TRUST COMPANY



                                        By: ____________________________________
                                        Name: __________________________________
                                        Title:__________________________________


Exhibit A - Form of Letters of Transmittal
Exhibit B - Shareholder List

Exchange Agent Agreement
H1995A\71468-2
                                     - 9 -

                                  EXHIBIT "A"


                             LETTER OF TRANSMITTAL

                         For Shares of Common Stock of

                      GREATER BRAZOS VALLEY BANCORP, INC.

            Delivered Pursuant to the Agreement and Plan of Merger
                          dated as of October 2, 1996

                    By Mail or Overnight Delivery Service:

                           River Oaks Trust Company
                           6990 Portwest, Suite 170
                             Houston, Texas 77024
                      Attention:  Mr. Stephen K. Brownlow

                              DO NOT HAND DELIVER

                       DESCRIPTION OF SHARES SURRENDERED
                       ---------------------------------

     Based on its stock transfer records, Greater Brazos Valley Bancorp, Inc. (the "Company") has listed below your name, address and the certificate numbers representing your shares of Common Stock, par value $1.00 per share ("Shares"), of the Company. If any of the listed information appears to be incorrect, please notify Mr. Stephen K. Brownlow at (713) 867-1101 at once.

================================================================================
 Name, Address and Social Security
   Number of Registered Holders            Certificate(s) Surrendered
--------------------------------------------------------------------------------
                                                         Total Number of
                                       Certificate     Shares Represented
                                        Number(s)       by Certificate(s)
_______________________________      ______________   ____________________
Name                                 ______________   ____________________
                                     ______________   ____________________

_______________________________
_______________________________
Address

_______________________________      Total Shares     _________________
Social Security Number
================================================================================

              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY


Gentlemen:

     I, as the registered holder of the above described Shares of the Company, hereby tender to Compass Bancshares, Inc. ("Compass"), such Shares pursuant to the Agreement and Plan of Merger dated as of October 2, 1996, as amended ("the Merger Agreement"), by and between Compass, ______________________________ ("Compass Texas"), and the Company. I hereby acknowledge receipt of the Proxy Statement dated _______, 1996, which described the merger ("Merger") provided by the Merger Agreement.

     I represent and warrant to Compass and Compass Texas that I am the true and lawful owner of the Shares, and have full capacity, power and authority to exchange the Shares, free and clear of all liens, restrictions and encumbrances of any kind whatsoever, and the Shares will not be subject to any adverse claim. I understand that River Oaks Trust Company, as Exchange Agent for this exchange, may require additional documentation, and I agree, upon request, to execute and deliver any additional documents or instruments deemed by the Exchange Agent or Compass reasonably necessary to complete the exchange of the Shares.

     The authority conferred in this Letter of Transmittal shall not be affected by, and shall survive, my death or incapacity, and any obligation I may have hereunder shall be binding upon my successors, assigns, heirs, executors, administrators, trustees in bankruptcy and personal and legal representatives.
I acknowledge that the tender of my Shares is irrevocable.


                   INSTRUCTIONS REGARDING ISSUANCE OF SHARES

     If you wish to have the shares of Compass Common Stock to be issued pursuant to the Merger Agreement in the name and at the address set forth above, please sign and date this letter on page 3. If you wish to have the shares of Compass Common Stock to be issued pursuant to the Merger Agreement in a name or to an address other than the name and address specified above, please complete the following section. You will be required to pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to such other person.


                         NEW CERTIFICATES TO BE ISSUED
                 IN A DIFFERENT NAME OR TO A DIFFERENT ADDRESS

     If you are entitled to receive shares of Compass Common Stock and wish to have certificates representing Compass Common Stock issued in a name or to an address other than the name or address shown on your Company stock certificates, please indicate the name and address of your assignee below:

                          Name and Address of Assignee
                          ----------------------------

Name:________________________________  Taxpayer I.D. No. or
    (Type or print full name)          Social Security No.:_____________________

Address:________________________________________________________________________

City, State, Zip Code:__________________________________________________________

                    PLEASE SIGN AND DATE BELOW AS INDICATED
                    THEN PLEASE COMPLETE SUBSTITUTE FORM W-9


Signatures     _________________________________
               _________________________________

Dated          _________________________, 1996

Name(s)        _____________________________________________________________
                      (Please Print)

Capacity       _________________________________
                      (Full Title)

Address        _________________________________
               _________________________________
                         (Include Zip Code)

Area Code and Telephone Number      _____________________________

Tax Identification or Social Security Number  _____________________________

================================================================================

                            GUARANTEE OF SIGNATURES

(Must be signed by registered holder(s) as name(s) appear on the certificate(s) or by person(s) authorized to become registered holder(s) by certificate(s) and documents transmitted. If signing is by an officer or a corporation, or by an attorney, executor, administrator, trustee, guardian, agent or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 1.)
-----------------

Authorized Signature     __________________________________

Name                     __________________________________
                              (Please Print)
Title                    __________________________________

Name of Firm             __________________________________

Address                  __________________________________
                         __________________________________
                                   (Include Zip Code)

Area Code and Telephone Number  __________________

Dated                    ____________________________, 1996

================================================================================

                      PLEASE COMPLETE SUBSTITUTE FORM W-9
                      IT IS THE LAST FORM IN THIS PACKAGE

===============================================================================

                          DO NOT WRITE IN SPACE BELOW

     Date Received:_______________  By:_______________  Date:_____________, 1996

=====================================================================================================================
                                           Company             Compass            No. of
   Shares         Shares Accepted           Stock            Certificate        Fractional       Cash         Check
 Surrendered       for Exchange        Certificate Nos.      No. issued           Shares         Paid          No.
---------------------------------------------------------------------------------------------------------------------

=====================================================================================================================

     Accepted by:____________  Checked By:_____________  Date:____________, 1996

                             LETTER OF TRANSMITTAL
                                 INSTRUCTIONS



1. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES; SIGNATURE GUARANTEES. Please send all certificates for Shares to River Oaks Trust Company, as Exchange Agent (the "Exchange Agent"), with the Letter of Transmittal, or a facsimile thereof, fully completed and signed by you, the registered holder(s). Compass retains the right to require that a signature on the Letter of Transmittal and the Share certificates be guaranteed by an Eligible Institution. An Eligible Institution is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company having an office, branch or agency located in the United States. If Compass wishes to have your signature guaranteed by an Eligible Institution, you will be notified by separate letter.

          If certificates are registered in the name of a person other than you, the certificate(s) must be duly endorsed or accompanied by stock powers signed by the registered holder and the Letter of Transmittal. If the Letter of Transmittal is executed by an officer on behalf of a corporation or by an executor, administrator, trustee, guardian, attorney, agent or other person acting in a fiduciary or representative capacity, the Exchange Agent reserves the right to require that proper documentary evidence of the authority of the person executing the Letter of Transmittal. If the tendered certificates are owned of record by two or more joint owners, each of you must sign the Letter of Transmittal. Questions regarding such evidence of authority may be referred to Mr. Stephen K. Brownlow, a representative of the Exchange Agent, at (713) 867-1101.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF
     TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS STRONGLY RECOMMENDED.

          2. ISSUANCE OF COMPASS COMMON STOCK. You will receive the Compass Common Stock for your Shares only after receipt and acceptance by the Exchange Agent and Compass of all of the certificates representing your Shares, a properly completed and executed Letter of Transmittal, and any other required documents and upon processing of the documents by the Exchange Agent .

          3. PAYMENT FOR FRACTIONAL SHARES. As provided in Section 1.6(c) of the Merger Agreement, Compass will not issue any certificates of Compass Common Stock for fractional shares. In lieu of issuing fractional shares, Compass will pay to any Company shareholder entitled to receive a fractional share of Compass Common Stock, a cash payment based on a price of $______ per share.

          4. NO CONDITIONAL TENDERS; WAIVER OF NOTICE. No alternative, conditional, irregular or contingent deliveries of Shares will be accepted. By execution of the Letter of Transmittal or any manually signed facsimile thereof, you waive any rights to receive any notice of the acceptance of your Shares for exchange.

          5. SIGNATURES ON LETTER OF TRANSMITTAL. In order for the Letter of Transmittal to be properly signed by you, the signature must correspond exactly with the name(s) as written on the face of the certificate(s).

               If the Shares tendered hereby are owned of record by two or more joint owners, all of you must sign the Letter of Transmittal.

               If your Shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

               If the certificate(s) representing the Shares transmitted hereby are registered in your name and the Letter of Transmittal is properly signed by you, no endorsements of certificates or separate stock powers are required. In all other cases, the certificate(s) representing the Shares transmitted hereby must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificate(s), and if required, signature(s) on such certificate(s) or stock power(s) must be guaranteed by an Eligible Institution.

               If the Letter of Transmittal or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of corporation or other acting in a fiduciary or representative capacity, such person should so indicate when signing, and the Exchange Agent reserves the right to require proper evidence of their authority to so act.

     6. IRREGULARITIES. All questions as to the validity, form, eligibility, acceptance of and delivery of Shares and the issuance of Compass Common Stock and the payment of cash in lieu of fractional shares will be determined by Compass, which determination shall be final and binding. Compass reserves the absolute right to reject any or all tenders determined by Compass not to be in appropriate form or which would, in the opinion of Compass' counsel, be unlawful. Compass also reserves the absolute right in its sole discretion, to waive any of the conditions hereof, or any defect in any tender with respect to any particular Shares of any particular shareholder, and Compass' interpretations of the terms and conditions of the Merger Agreement and these instructions shall be final and binding. The Exchange Agent and Compass shall not be obligated to give notice of defects or irregularities in tenders, nor shall they incur any liability for failure to give any such notice. Tenders will be deemed not to have been made until all defects and irregularities have been cured or waived.

     7. 31% BACKUP WITHHOLDING. Under the Federal income tax law, you must provide Compass with a correct taxpayer identification number ("TIN") unless an exemption applies. If the correct TIN is not provided, a $50 penalty may be imposed upon you by the Internal Revenue Service and you will be subject to backup withholding of 31% of the payments to be received by you.

     8. REQUEST FOR ASSISTANCE OF ADDITIONAL COPIES. Questions and requests for assistance or additional copies of the Letter of Transmittal may be directed to the Exchange Agent at the address set forth at the top of page 1.

                           IMPORTANT TAX INFORMATION

     Under the Federal income tax law, you are to provide Compass (as payer) with a correct taxpayer identification number on Substitute Form W-9 below. If Compass is not provided with the correct taxpayer identification number, you may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, all payments that are made to you with respect to Shares (including any cash payable to you under the Merger Agreement in lieu of fractional shares) may be subject to backup withholding.

     Exempt shareholders (including among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. Nonetheless, exempt shareholders should complete the Substitute Form W-9 below and so indicate their exempt status by writing "exempt" across the face of the Substitute Form W-9. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Exchange Agent. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional information.

     If backup withholding applies, Compass is required to withhold 31% of any payments made to the shareholder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

Purpose of Substitute Form W-9

     To prevent backup withholding on payments that are made to you with respect to shares of Compass Common Stock acquired as a result of the Merger or with respect to cash payments, if any, receivable in lieu of fractional shares pursuant to the Merger Agreement, you are required to notify Compass of your correct taxpayer identification number by completing the form below certifying that the taxpayer identification number provided on Substitute Form W-9 is correct (or that you are awaiting a taxpayer identification number).

What Number to Give

          As the record owner of the Shares, you are required to give Compass your Social Security Number or Employer Identification Number. If the Shares are in more than one name or are not in the name of the actual owners, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidelines on which number to report.

                              SUBSTITUTE FORM W-9
                          Department of the Treasury
                           Internal Revenue Service

                        Taxpayer Identification Number


PART 1 - PLEASE PROVIDE YOUR TAXPAYER IDENTIFICATION [__________________] NUMBER IN THE BOX AT RIGHT AND CERTIFY BY
          SIGNING AND DATING BELOW                     Social Security Number or
                                                       Employer Identification
                                                       Number



PART 2 -  Check the following box if you are NOT subject to backup    [_____]
          withholding under the provisions of Section 3406(a)(1)(C) of the Internal Revenue Code because (1) you have not been notified that you are subject to backup withholding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified you that you are no longer subject to backup withholding.

PART 3 -  Check the following box if you are awaiting a Taxpayer      [_____]
          Identification Number.


          CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

By checking the box in Part 3, I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within sixty (60) days, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.

CERTIFICATION: UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT THE INFORMATION PROVIDED ON THIS FORM IS TRUE, CORRECT AND COMPLETE.


Signature:  __________________________  Date:_________________________________

NOTE:  FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN
       BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU.
       PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF
       TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR
       ADDITIONAL DETAILS.
________________________________________________________________________________

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9


GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER. ---Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

=============================================================   =============================================================
                                    GIVE THE SOCIAL                                                 GIVE THE EMPLOYER
                                    SECURITY NUMBER                                                 IDENTIFICATION
FOR THIS TYPE OF ACCOUNT:           OF ----                      FOR THIS TYPE OF ACCOUNT:          NUMBER OF  ----
=============================================================   =============================================================
1.  An individual's account         The individual               9.  A valid trust, estate, or      The legal entity (Do not
                                                                     pension trust                  furnish the identifying
2.  Two or more individuals (joint  The actual owner of the                                         number of the personal
    account)                        account or, if combined                                         representative or trustee
                                    funds, any one of the                                           unless the legal entity
                                    individuals (1)                                                 itself is not designated in
                                                                                                    the account title.) (5)
3.  Husband and wife (joint         The actual owner of the
    account)                        account or, if joint funds,
                                    either person(1)

4.  Custodian account of a minor    The minor(2)                 10. Corporate account              The corporation
    (Uniform Gift to Minors Act)

5.  Adult and minor (joint          The adult or, if the minor   11. Religious, charitable, or      The organization
    account)                        is the only contributor, the     educational organization
                                    minor(1)                         account

                                                                 12. Partnership account held in    The partnership
                                                                     the name of the business

6.  Account in the name of          The ward, minor, or          13. Association, club, or other    The organization
    guardian or committee for a     incompetent person (3)           tax-exempt organization
    designated ward, minor, or
    incompetent person

7.  a  The usual revocable savings  The grantor-trustee(1)       14. A broker or registered         The broker or nominee
       trust account (grantor is                                     nominee
       also trustee)

    b  So-called trust account      The actual owner(1)          15. Account with the               The public entity
       that is not a legal or                                        Department of Agriculture
       valid trust                                                   in the name of a public
       under State law              The owner(4)                     entity (such as a State or
                                                                     local government, school
                                                                     district, or prison) that
8.  Sole proprietorship account                                      receives agricultural
                                                                     program payments

-------------------------------------------------------------   -------------------------------------------------------------

(1)  List first and circle the name of the person whose number you furnish.
(2)  Circle the minor's name and furnish the minor's social security number.
(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
(4)  Show the name of the owner.
(5) List first and circle the name of the legal trust, estate, or pension trust.

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9
                                    PAGE 2

OBTAINING A NUMBER

If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING
Payees specifically exempted from backup withholding on ALL payments include the following:
 .    A corporation.
 .    A financial institution.
 .    An organization exempt from tax under section 501(a), or an individual retirement plan.
 .    The United States or any agency or instrumentality thereof.
 .    A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
 .    A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
 .    An international organization or any agency, or instrumentality thereof.
 .    A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
 .    A real estate investment trust.
 .    A common trust fund operated by a bank under section 584(a).
 .    An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1).
 .    An entity registered at all times under the Investment Company Act of 1940.
 .    A foreign central bank of issue.
Payments of dividends and patronage dividends not generally subject to backup withholding include the following:
 .    Payments to nonresident aliens subject to withholding under section 1441.
 .    Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
 .    Payments of patronage dividends where the amount received is not paid in money.
 .    Payments made by certain foreign organizations.
 .    Payments made to a nominee.
Payments of interest not generally subject to backup withholding include the following:
 .    Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
 .    Payments of tax-exempt interest (including exempt-interest dividends under section 852).
 .    Payments described in section 6049(b)(5) to nonresident aliens.
 .    Payments on tax-free covenant bonds under section 1451.
 .    Payments made by certain foreign organizations.
 .    Payments made to a nominee.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER. WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

     Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045 and 6050A.

PRIVACY ACT NOTICE.--Section 6109 requires most recipients of dividend, interest or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Beginning January 1, 1993, payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES

(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER.--If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) FAILURE TO REPORT CERTAIN DIVIDEND AND INTEREST PAYMENTS.--If you fail to include any portion of an includible payment for interest, dividends, or patronage dividends in gross income, such failure will be treated as being due to negligence and will be subject to a penalty of 5% on any portion of an under-payment attributable to that failure unless there is clear and convincing evidence to the contrary.

(3) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDINGS.--If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(4) CRIMINAL PENALTY FOR FALSIFYING INFORMATION.--Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

                                   EXHIBIT C

                         POOLING OF INTEREST CRITERIA
                         ----------------------------


ATTRIBUTES OF COMBINING ENTERPRISES
-----------------------------------

(a) Autonomy Condition. Each of the combining enterprises is autonomous and has not been a subsidiary or division of another enterprise within two years before the plan of combination is initiated.

(b) Independence Condition. Each of the combining enterprises is independent of the other combining enterprises.

MANNER OF COMBINING INTERESTS
-----------------------------

(c) One-Year Rule. The combination is effected in a single transaction or is completed in accordance with a specific plan within one year after the plan is initiated.

(d) Common-Stock-for-Common-Stock-Condition. An enterprise offers and issues only common stock with rights identical to those of the majority of its outstanding voting common stock in exchange for substantially all of the voting common stock interest of another enterprise at the date the plan of combination is consummated.

(e) Change-in-Equity-Interests Condition. None of the combining enterprises changes the equity interest of the voting common stock in contemplation of effecting the combination either within two years before the plan of combination is initiated or between the dates the combination is initiated and consummated; changes in contemplation of effecting the combination may include distributions to stockholders and additional issuances, exchanges, and retirements of securities.

(f) Treasury-Stock Condition. Each of the combining enterprises reacquires shares of voting common stock only for purposes other than business combinations, and no enterprise reacquires more than a normal number of shares between the dates the plan of combination is initiated and consummated.

(g) Proportionate-Interest Condition. The ratio of the interest of an individual common stockholder to those of other common stockholders in a combining enterprise remains the same as a result of the exchange of stock to effect the combination.

(h) Voting-Rights Condition. The voting rights to which the common stock ownership interests in the resulting combined enterprise are entitled are exercisable by the stockholders;

     the stockholders are neither deprived of nor restricted in exercising those rights for a period.

(i) Contingency Condition. The combination is resolved at the date the plan is consummated and no provisions of the plan relating to the issue of securities or other consideration are pending.

ABSENCE OF PLANNED TRANSACTIONS
-------------------------------

(j) The combined enterprise does not agree directly or indirectly to retire or reacquire all or part of the common stock issued to effect the combination.

(k) The combined enterprise does not enter into other financial arrangements for the benefit of the former stockholders of a combining enterprise, such as a guaranty of loans secured by stock issued in the combination, that in effect negates the exchange of equity securities.

(l) The combined enterprise does not intend or plan to dispose of a significant part of the assets of the combining enterprises within two years after the combination other than disposals in the ordinary course of business of the formerly separate enterprise and to eliminate duplicate facilities or excess capacity.


H1995A/71481-1

                                   EXHIBIT D

                    VOTING AGREEMENT AND IRREVOCABLE PROXY
                    --------------------------------------

          This Voting Agreement and Irrevocable Proxy (this "Agreement") dated as of October 2, 1996 is executed by and among Greater Brazos Valley Bancorp, Inc. a Texas corporation (the "Company"), Compass Bancshares, Inc., a Delaware corporation ("Compass"), and the other persons who are signatories hereto (referred to herein individually as a "Shareholder" and collectively as the "Shareholders").

          WHEREAS, the Company and Compass have executed that certain Agreement and Plan of Merger dated as of October 2, 1996 (the "Merger Agreement") whereby the Company will merge with an existing or to-be-formed wholly-owned subsidiary of Compass (the "Merger"); and

          WHEREAS, Section 6.11 of the Merger Agreement requires that the Company deliver to Compass the irrevocable proxies of the Shareholders; and

          WHEREAS, Compass and the Company are relying on the irrevocable proxies in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger;

          NOW THEREFORE, the parties hereto agree as follows:

          1. Each of the Shareholders hereby represents and warrants to Compass and the Company that they are the registered holders of and have the exclusive right to vote the shares of capital stock ("Stock") of the Company set forth below his name on the signature pages hereto. Each Shareholder hereby agrees to vote at the shareholders' meeting referred to in Section 1.7 of the Merger Agreement (the "Meeting") the shares of Stock set forth below his name on the signature pages hereto and all other shares of Stock such Shareholder owns of record as of the date of the Meeting and to direct the vote of all shares of Stock which the Shareholders own beneficially and have the power and authority to direct the voting thereof as of the date of the Meeting (the "Shares") in favor of approval of the Merger Agreement, and the other agreements and transactions contemplated thereby.

          2. In order better to effect the provisions of Section 1, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Compass (the "Proxy Holder"), with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at the Meeting all of such Shareholder's Shares in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby, with such modifications to the Merger Agreement and the other agreements and transactions contemplated thereby as the parties thereto may make, in the event such Shareholder does not vote in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby; provided, however, that this proxy shall not apply with respect to any vote on the Merger Agreement, and the other agreements and transactions contemplated thereby, if the Merger Agreement shall have been modified so as to reduce the amount of consideration to be received by the Shareholders under the Merger Agreement in its present form.

          3. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, without the consent of Compass, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any such Shares or deposit such shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement, unless the Shareholder causes the transferee of such Shares to deliver to Compass an amendment to this Agreement whereby such transferee or other holder becomes bound by the terms of this Agreement.

          4. This proxy shall be limited strictly to the power to vote the Shares in the manner set forth in Section 2 and shall not extend to any other matters.

          5. The Shareholders acknowledge that Compass and the Company are relying on this Agreement in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Article 2.29C of the Texas Business Corporation Act. The Shareholders and the Company acknowledge that the performance of this Agreement is intended to benefit Compass.

          6. The irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Merger Agreement, as it may be amended or extended from time to time, or (ii) the consummation of the Merger. In no event shall this Agreement apply to shares of common stock, par value $2.00 per share, of Compass to be received by the Shareholders upon consummation of the Merger.

          7. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the

Shareholders of the Shares and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the approval of the Merger Agreement as set forth in Section 1 hereof.

          8. This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Company, Compass and the Shareholder.

          9. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          10. This Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

          11. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth on below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

          12. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.


                            [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.


                                   GREATER BRAZOS VALLEY BANCORP, INC.


                                   By:________________________________
                                   Name:______________________________
                                   Title:_____________________________

                                   Address:

                                   2405 Texas Avenue South
                                   College Station, Texas  77842
                                   Attention:  Mr. Henry L. Presnal, D.V.M.



                                   COMPASS BANCSHARES, INC.



                                   By: _______________________________
                                   Name: _____________________________
                                   Title: ____________________________

                                   Address:

                                   15 South 20th Street
                                   Birmingham, Alabama 35233
                                   Attention:  Mr. Daniel B. Graves
                                          Associate General Counsel




Voting Agreement and Irrevocable Proxy
H1995A/71515.1

                                   SHAREHOLDERS:



                                   ____________________________________
                                   ____________________________________
                                   Address:   _________________________
                                              _________________________


                                   ____________ shares of Common Stock



                                   Pledgee:   _________________________

                                   Address:   _________________________
                                              _________________________

                                   Loan No.:  _________________________


Voting Agreement and Irrevocable Proxy
H1995A\71515.1

                                  EXHIBIT E-1

                   AGREEMENT REGARDING CONVERTIBLE SECURITIES
                   ------------------------------------------
                           (Incentive Stock Options)
                            -----------------------

     This Agreement Regarding Convertible Securities (this "Agreement") is entered into as of this 2nd day of October, 1996 between Compass Bancshares, Inc. ("Compass") and _______ ("Holder").

     WHEREAS, Compass and Greater Brazos Valley Bancorp, Inc. (the "Company") entered into an Agreement and Plan of Merger of even date herewith ("Merger Agreement") pursuant to which the Company will be merged with and into an existing or to-be-formed subsidiary of Compass;

     WHEREAS, the Holder and Commerce National Bank (the "Bank") entered into that certain Incentive Stock Option Agreement for shares of common stock, par value ___ per share of the Bank ("Bank Common Stock") dated _____________ (the "Option Agreement");

     WHEREAS, the Option Agreement was not amended to substitute shares of common stock, par value $1.00 per share of the Company ("Company Common Stock") for the Bank Common Stock issuable under such Incentive Stock Option Agreement;

     WHEREAS, Compass has required as a condition to entering into the Merger Agreement that the Holder sell, assign, and transfer to Compass the Option Agreement;

     WHEREAS, Compass desires to purchase and the Holder desires to sell, assign and transfer to Compass the Option Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Purchase.  Subject to the terms and conditions of this Agreement, at
          --------
the Effective Time (as defined in the Merger Agreement) Compass shall purchase and the Holder shall sell, assign, and transfer to Compass the Option Agreement, including without limitation, all rights to purchase shares of Common Stock he may have under the Option Agreement (the "Purchase").

     2.   Purchase Price.  At the Effective Time, Compass shall pay to the
          --------------
Holder a number of shares of Compass Common Stock determined by subtracting the Exercise Price Per Share from the Selling Price Per Share and dividing that difference by the Share Determination Market Value per share of Compass Common Stock and multiplied by the number of Option Shares ("Purchase Price"). In lieu of issuing any fractional share, the Holder shall be paid an amount in cash equal to the fractional share times the Share Determination Market Value.

     3.   Representation and Warranties:  The Holder hereby makes the following
          -----------------------------
representations and warranties to Compass:

          (a) Ownership.  The Holder is and will be at the Effective Time the
              ---------
record and beneficial owner and holder of, and have, and at the Effective Time will have, good, valid and indefeasible record and beneficial title to, the Option Agreement and the rights and benefits thereunder, free and clear of any adverse claim of any other person, including without limitation any Encumbrance.

          (b) Authority.  The Holder has the absolute and unrestricted right,
              ---------
power, authority and capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of his obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Holder, and no other proceedings on the part of the Holder are necessary to authorize the execution and delivery of this Agreement, the performance of his obligations hereunder, or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Holder, and this Agreement constitutes the legal, valid and binding agreement of the Holder enforceable against the Holder in accordance with its terms.

          (c) Consents and Approvals; No Violation.  No filing or registration
              ------------------------------------
with, no notices to and no governmental authorization, consent or approval of any governmental authority, creditor or other person in a contractual relationship with the Holder, is necessary in connection with the Holder's execution and delivery of this Agreement, the performance of his obligations hereunder, or the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance by the Holder with any of the provisions hereof will, as of the Effective Time, (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which the Holder is a party or by which the Holder or any of his respective properties or assets may be bound, or (ii) violate or conflict with any provision of any legal requirement binding upon the Holder.

     4.   Conditions to the Purchase.
          --------------------------

          (a) The respective obligations of each party to effect the Purchase are subject to the satisfaction or waiver of the following conditions:

               (i) the receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which in the judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by this Agreement and the Merger Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Purchase and the Merger, and the expiration of any applicable waiting period with respect thereto;

               (ii) the Purchase will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction; and

               (iii) the consummation of the Merger occurring simultaneously with the Purchase.

          (b) The obligations of Compass to affect the Purchase are subject to the satisfaction or waiver of the following conditions:

               (i) all representations and warranties of the Holder shall be true and correct in all respects as of the date hereof and at as of the Effective Time, with the same force and effect as though made on and as of the Effective Time;

               (ii) the Holder shall have performed in all respects all obligations and agreements and in all respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by him prior to the Effective Time;

               (iii) the Holder shall, pursuant to an instrument of assignment, have transferred all of his rights to exercise the option granted by the Option Agreement for shares of Company Common Stock or Bank Common Stock of any class he may have under the Option Agreement, free and clear of all Encumbrances. No claim shall have been filed, made or threatened by any person asserting that he or it is entitled to any part of the Purchase Price; and

          (iv) the Holder shall have delivered to Compass a certificate dated the Effective Time certifying in such reasonable detail as Compass may reasonably request, to the effect described in Sections 4(b)(i) and (ii).

          (c) The obligations of the Holder to effect the Purchase are subject to the satisfaction or waiver of the condition that Compass shall have delivered the Purchase Price to the Holder at the Effective Time.

     5.   Indemnification.  The Holder unconditionally, absolutely and
          ---------------
irrevocably agrees to and shall defend, indemnify and hold harmless the Company, Greater Brazos Valley Delaware Bancorp, Inc., Commercial National Bank, Compass, and each of the Company's and Compass' subsidiaries, shareholders, affiliates, officers, directors, employees, counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives (the Company, Compass and such persons are collectively referred to as "Compass' Indemnified Persons") from and against, and shall reimburse Compass' Indemnified Persons for, each and every Loss, including without limitation those Losses arising out of the strict liability or the negligence of any party, including Compass' Indemnified Persons, whether such negligence be sole, joint or concurrent, active or passive, paid, imposed on or incurred by Compass' Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, any inaccuracy in any representation or warranty of the Holder under this Agreement, or any agreement, certificate or other document delivered or to be delivered by the Holder pursuant to this Agreement, whether or not Compass' Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of the Holders under this Agreement or any agreement or document delivered pursuant hereto. The Holders shall indemnify Compass' Indemnified Persons regardless of whether the act, omission, facts, circumstances or conditions giving rise to such indemnification were caused in whole or in part by the simple or gross negligence of Compass, the Company or any other Compass Indemnified Person.

     6.   Definitions.  For purposes of this Agreement, the terms set forth
          -----------
below have the following definitions:

          (a) "Option Shares" means the ______ shares of Company Common Stock or Bank Common Stock that, at the Effective Time, but for this Agreement, could be acquired upon the exercise of the Option Agreement, less those shares, if any, exercised prior to the Effective Time.

          (b) "Aggregate Dollar Value" is a number equal to (i) the aggregate number of shares of Compass Common Stock issuable to the shareholders of the Company pursuant to Section 1.6 of the Merger Agreement (inclusive of the shares of Compass Common Stock issuable to the Holder and the Other Holders) times (ii) the Share Determination Market Value.

          (c) "Selling Price Per Share" is a number equal to the sum of (i) the Exercise Price Per Share times the Option Shares plus the Other Option Shares, plus (ii) the Aggregate Dollar Value, and divide that sum by the Fully Diluted Shares Outstanding.

          (d) "Fully Diluted Shares Outstanding" means a number equal to the number of shares of Company Common Stock issued and outstanding plus the number and class of shares of Company Common Stock that may be acquired upon exercise or conversion of any warrant, option, convertible debenture, phantom stock share, or other security entitling the holder thereof to acquire shares of Company Common Stock or compensation in respect of shares of Company Common Stock which is in effect or outstanding prior to the Effective Time, including the Option Shares and the Other Option Shares.

          (e) "Exercise Price Per Share" means $15.00.

          (f) "Other Option Shares" means the _______ shares of Company Common Stock or Bank Common Stock that, at the Effective Time, but for the agreements comparable to this Agreement could be acquired by ____________________, ______________________, and _________________, (collectively the "Other
Holders") under those certain Incentive Stock Option Agreements dated __________, 199____ between such individuals and the Bank ("Other Option Agreements"), less those shares, if any, exercised prior to the Effective Time.

          (g) "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, equity, trust, equitable interest, claim, easement, right-of-way, servitude, right of possession, lease tenancy, license, encroachment, burden, intrusion, covenant, infringement, interference, proxy, option, right of first refusal, community property interest, legend, defect, impediment, exception, condition, restriction, reservation, limitation, impairment, imperfection of title, restriction on or condition to the voting of any security, restriction on the transfer of any security or other asset, restriction on the receipt of any income derived from any security or other asset, and restriction on the possession, use, exercise or transfer of any other attribute of ownership, whether based on or arising from common law, constitutional provision, statute or contract.

          (h) "Liability" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles.

          (i) "Loss" means any loss, damage, injury, harm, detriment, decline in value, lost opportunity, Liability, exposure, claim, demand, Proceeding, settlement, judgment, award, punitive damage award, fine, penalty, tax, fee, charge, cost or expense (including, without limitation, costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the fees, disbursements and expenses of attorneys, accountants and other professional advisors).

          (j) "Proceeding" means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any governmental authority or any arbitrator.

     7.   Termination.  In the event that the Merger Agreement is terminated,
          -----------
this Agreement shall automatically terminate and shall no longer have any force or effect.

     8.   Miscellaneous.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Texas. This Agreement may not be amended or modified except in a writing executed by all of the parties hereto. This Agreement may be executed in multiple counterparts, each of which when delivered shall constitute one and the same document.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned set their hands effective as of the day first written above.

                              COMPASS BANCSHARES, INC.


                              By:__________________________________
                              Name:________________________________
                              Title:_______________________________


                              "HOLDER"


                              _____________________________________
                              Printed Name:________________________


     Greater Brazos Valley Bancorp, Inc. hereby joins in this Agreement for the purpose of consenting to the proposed assignment of the Option Agreement to Compass.

                              GREATER BRAZOS VALLEY BANCORP, INC.


                              By:__________________________________
                              Name:________________________________
                              Title:_______________________________



Agreement Regarding Convertible Securities
H1995A\72711-4

                                  EXHIBIT E-2

                   AGREEMENT REGARDING CONVERTIBLE SECURITIES
                   ------------------------------------------
                                (Phantom Shares)
                                 --------------

     This Agreement Regarding Convertible Securities (this "Agreement") is entered into as of this 2nd day of October, 1996 between Compass Bancshares, Inc. ("Compass") and _______ ("Holder").

     WHEREAS, Compass and Greater Brazos Valley Bancorp, Inc. (the "Company") entered into an Agreement and Plan of Merger of even date herewith ("Merger Agreement") pursuant to which the Company will be merged with and into an existing or to-be-formed subsidiary of Compass;

     WHEREAS, the Holder has been issued phantom shares ("Phantom Shares") of common stock par value $1.00 per share of the Company ("Company Common Stock") or phantom shares of common stock of Commerce National Bank, par value $__ per share ("Bank Common Stock") pursuant to the Commerce National Bank, College Station Performance Share Plan a/k/a the Commerce National Bank Executive Incentive Program ("Program");

     WHEREAS, Compass has required as a condition to entering into the Merger Agreement that the Holder sell, assign, and transfer to Compass the Phantom Shares and any rights he may have under the Program;

     WHEREAS, Compass desires to purchase and the Holder desires to sell, assign and transfer to Compass the Phantom Shares and any rights he may have under the Program;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Purchase.  Subject to the terms and conditions of this Agreement, at
          --------
the Effective Time (as defined in the Merger Agreement) Compass shall purchase and the Holder shall sell, assign, and transfer to Compass the Phantom Shares and any rights he may have under the Program (the "Purchase").

     2.   Purchase Price.  At the Effective Time, Compass shall pay to the
          --------------
Holder a number of shares of Compass Common Stock determined by subtracting the Exercise Price Per Share from the Selling Price Per Share and dividing that difference by the Share Determination Market Value per share of Compass Common Stock and multiplied by the number of Phantom Shares ("Purchase Price"). In lieu of issuing any fractional share, the Holder shall be paid an amount in cash equal to the fractional share times the Share Determination Market Value.

     3.   Representation and Warranties:  The Holder hereby makes the following
          -----------------------------
representations and warranties to Compass:

          (a) Ownership.  The Holder is and will be at the Effective Time the
              ---------
record and beneficial owner and holder of, and have, and at the Effective Time will have, good, valid and indefeasible record and beneficial title to, the Phantom Shares and the rights and benefits under the Program, free and clear of any adverse claim of any other person, including without limitation any Encumbrance.

          (b) Authority.  The Holder has the absolute and unrestricted right,
              ---------
power, authority and capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of his obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Holder, and no other proceedings on the part of the Holder are necessary to authorize the execution and delivery of this Agreement, the performance of his obligations hereunder, or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Holder, and this Agreement constitutes the legal, valid and binding agreement of the Holder enforceable against the Holder in accordance with its terms.

          (c) Consents and Approvals; No Violation.  No filing or registration
              ------------------------------------
with, no notices to and no governmental authorization, consent or approval of any governmental authority, creditor or other person in a contractual relationship with the Holder, is necessary in connection with the Holder's execution and delivery of this Agreement, the performance of his obligations hereunder, or the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance by the Holder with any of the provisions hereof will, as of the Effective Time, (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which the Holder is a party or by which the Holder or any of his respective properties or assets may be bound, or (ii) violate or conflict with any provision of any legal requirement binding upon the Holder.

     4.   Conditions to the Purchase.
          --------------------------

          (a) The respective obligations of each party to effect the Purchase are subject to the satisfaction or waiver of the following conditions:

               (i) the receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which in the judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by this Agreement and the Merger Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Purchase and the Merger, and the expiration of any applicable waiting period with respect thereto;

               (ii) the Purchase will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction; and

               (iii) the consummation of the Merger occurring simultaneously with the Purchase.

          (b) The obligations of Compass to affect the Purchase are subject to the satisfaction or waiver of the following conditions:

               (i) all representations and warranties of the Holder shall be true and correct in all respects as of the date hereof and at as of the Effective Time, with the same force and effect as though made on and as of the Effective Time;

               (ii) the Holder shall have performed in all respects all obligations and agreements and in all respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by him prior to the Effective Time;

               (iii) the Holder shall, pursuant to an instrument of assignment, have transferred all of his rights to the Phantom Shares and any other rights under the Program granted to Holder, free and clear of all Encumbrances. No claim shall have been filed, made or threatened by any person asserting that he or it is entitled to any part of the Purchase Price; and

               (iv) the Holder shall have delivered to Compass a certificate dated the Effective Time certifying in such reasonable detail as Compass may reasonably request, to the effect described in Sections 4(b)(i) and (ii).

          (c) The obligations of the Holder to effect the Purchase are subject to the satisfaction or waiver of the condition that Compass shall have delivered the Purchase Price to the Holder at the Effective Time.

     5.   Indemnification.  The Holder unconditionally, absolutely and
          ---------------
irrevocably agrees to and shall defend, indemnify and hold harmless the Company, Greater Brazos Valley Delaware Bancorp, Inc., Commercial National Bank, Compass, and each of the Company's and Compass' subsidiaries, shareholders, affiliates, officers, directors, employees, counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives (the Company, Compass and such persons are collectively referred to as "Compass' Indemnified Persons") from and against, and shall reimburse Compass' Indemnified Persons for, each and every Loss, including without limitation those Losses arising out of the strict liability or the negligence of any party, including Compass' Indemnified Persons, whether such negligence be sole, joint or concurrent, active or passive, paid, imposed on or incurred by Compass' Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, any inaccuracy in any representation or warranty of the Holder under this Agreement, or any agreement, certificate or other document delivered or to be delivered by the Holder pursuant to this Agreement, whether or not Compass' Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of the Holders under this Agreement or any agreement or document delivered pursuant hereto. The Holders shall indemnify Compass' Indemnified Persons regardless of whether the act, omission, facts, circumstances or conditions giving rise to such indemnification were caused in whole or in part by the simple or gross negligence of Compass, the Company or any other Compass Indemnified Person.

     6.   Definitions.  For purposes of this Agreement, the terms set forth
          -----------
below have the following definitions:

          (a) "Phantom Shares" means the ______ shares of Company Common Stock or Bank Common Stock issued to the Holder pursuant to the Program.

          (b) "Aggregate Dollar Value" is a number equal to (i) the aggregate number of shares of Compass Common Stock issuable to the shareholders of the Company pursuant to Section 1.6 of the Merger Agreement (inclusive of the shares of Compass Common Stock issuable to the Holder and the Other Holders) times (ii) the Share Determination Market Value.

          (c) "Selling Price Per Share" is a number equal to the sum of (i) the Exercise Price Per Share times the Phantom Shares plus the Other Phantom Shares, plus (ii) the Aggregate Dollar Value, and divide that sum by the Fully Diluted Shares Outstanding.

          (d) "Fully Diluted Shares Outstanding" means a number equal to the number of shares of Company Common Stock issued and outstanding plus the number and class of shares of Company Common Stock that may be acquired upon exercise or conversion of any warrant, option, convertible debenture, phantom stock share, or other security entitling the holder thereof to acquire shares of Company Common Stock or compensation in respect of shares of Company Common Stock which is in effect or outstanding prior to the Effective Time, including the Phantom Shares and the Other Phantom Shares.

          (e) "Exercise Price Per Share" means $0.00.

          (f) "Other Phantom Shares" means the _______ shares of Company Common Stock or Bank Common Stock issued to ______________, __________________, and
_____________, (collectively the "Other Holders") pursuant to the Program.

          (g) "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, equity, trust, equitable interest, claim, easement, right-of-way, servitude, right of possession, lease tenancy, license, encroachment, burden, intrusion, covenant, infringement, interference, proxy, option, right of first refusal, community property interest, legend, defect, impediment, exception, condition, restriction, reservation, limitation, impairment, imperfection of title, restriction on or condition to the voting of any security, restriction on the transfer of any security or other asset, restriction on the receipt of any income derived from any security or other asset, and restriction on the possession, use, exercise or transfer of any other attribute of ownership, whether based on or arising from common law, constitutional provision, statute or contract.

          (h) "Liability" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles.

          (i) "Loss" means any loss, damage, injury, harm, detriment, decline in value, lost opportunity, Liability, exposure, claim, demand, Proceeding, settlement, judgment, award, punitive damage award, fine, penalty, tax, fee, charge, cost or expense (including, without limitation, costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the fees, disbursements and expenses of attorneys, accountants and other professional advisors).

          (j) "Proceeding" means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any governmental authority or any arbitrator.

     7.   Termination.  In the event that the Merger Agreement is terminated,
          -----------
this Agreement shall automatically terminate and shall no longer have any force or effect.

     8.   Miscellaneous.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Texas. This Agreement may not be amended or modified except in a writing executed by all of the parties hereto. This Agreement may be executed in multiple counterparts, each of which when delivered shall constitute one and the same document.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned set their hands effective as of the day first written above.

                              COMPASS BANCSHARES, INC.


                              By:__________________________________
                              Name:________________________________
                              Title:_______________________________


                              "HOLDER"


                              _____________________________________
                              Printed Name:________________________


     Greater Brazos Valley Bancorp, Inc. hereby joins in this Agreement for the purpose of consenting to the proposed assignment of the Phantom Shares to Compass.

                              GREATER BRAZOS VALLEY BANCORP, INC.


                              By:__________________________________
                              Name:________________________________
                              Title:_______________________________



Agreement Regarding Convertible Securities
H1995A\79189-1

                                   EXHIBIT F

                         OPINIONS REQUIRED FROM COUNSEL
                          TO THE COMPANY AND THE BANK
                          ---------------------------

     (i) the Company is a Texas corporation and a bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Texas. GBVD is a Delaware corporation and a bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America. Each of the Company and the Bank has all requisite corporate power and authority to carry on its business as we know it to be conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Each of the Company and the Bank is duly qualified and in good standing in Texas;

     (ii) the Company has all requisite power and authority to execute and deliver the Agreement and any other agreements contemplated by the Agreement (collectively, the "Other Agreements") and to consummate the transactions contemplated thereby; all acts (corporate or otherwise) and other proceedings required to be taken by or on the part of the Company to execute and deliver the Agreement and the Other Agreements and to consummate the transactions contemplated therein have been duly and validly taken; and the Agreement and the Other Agreements have been duly executed and delivered by, and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

     (iii) the authorized capital stock of the Company consists solely of 1,000,000 shares of Company Common Stock (as defined in the Agreement) of which _________ shares are issued and outstanding (none of which are held in the treasury) and 1,000,000 shares of preferred stock (of which no shares are issued or outstanding and no shares are held in treasury); the Company is the record holder of all of the issued and outstanding capital stock of GBVD; GBVD is the record holder of all of the issued and outstanding capital stock of the Bank, all of the outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable and all of the capital stock of GBVD and the Bank is validly fully paid and, except as provided in the National Bank Act, nonassessable; and to the best of our knowledge, none of such stock was issued in violation of the preemptive rights of any person;

     (iv)   to the best of our knowledge and except as set forth on Schedule
3.2 to the Agreement, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities, irrevocable proxies, or other agreements or commitments obligating the Company, GBVD, or the Bank to issue any shares of, restricting the transfer of, or otherwise relating to shares of their respective capital stock of any class;

     (v) the execution and delivery by the Company of the Agreement does not and the consummation of the transactions contemplated thereby will not contravene or violate any provision of or constitute a default under (a) the articles of incorporation or association or bylaws of the Company, GBVD, or the Bank, (b) to the best of our knowledge and except as disclosed in the Agreement, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment or decree, or any other restriction of any kind or character known to us to which the Company, GBVD, or the Bank is a party or by which the Company, GBVD or the Bank or any of their respective assets or properties is bound, and
(c) to the best of our knowledge and except as disclosed in the Agreement, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body whether domestic or foreign applicable to the Company, GBVD, or the Bank, or their respective assets or properties;

     (vi) except as disclosed in the Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained by Compass or Compass Texas, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by the Company of the Agreement;

     (vii) except as set forth in Schedule 3.12 to the Agreement, to the best of our knowledge, neither the Company nor the Bank is a party to any Proceeding (as defined in the Agreement), nor to the best of our knowledge, is any Proceeding threatened against or affecting the Company, GBVD, or the Bank, which by the terms of the Agreement would required to be set forth in Schedule 3.12;

     (viii) to the best of our knowledge and except as set forth on Schedule
3.18 to the Agreement, neither the Company, GBVD, nor the Bank is in material default under any law or regulation, or under any order of any court, commission, board, bureau, agency or instrumentality wherever located; and

     (ix) upon consummation of the transactions contemplated by the Agreement in accordance with its terms and upon filing of the Articles of Merger relating to the Merger by the Secretary of State of Texas, and upon filing by the Secretary of State of Delaware of a Certificate of Merger the Merger will have been legally consummated in accordance with the laws of the States of Texas and Delaware with the consequences specified in Article 5.06 of the Texas Business Corporation Act and
Section 259 of the GCL.



H1995A\71483-2

                                   EXHIBIT G

                        OPINIONS REQUIRED FROM COUNSEL
                         TO COMPASS AND COMPASS TEXAS
                         ----------------------------


       (i) Compass and Compass Texas are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and Compass is a bank holding company under the Bank Holding Company Act of 1956, as amended. Compass and Compass Texas have all requisite corporate power and authority to carry on their business as now being conducted and to own, lease and operate their properties as now owned, leased or operated. Compass and Compass Texas are duly qualified and in good standing in the respective states where such qualification is required;

       (ii) Compass and Compass Texas each have all requisite power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby; all acts (corporate or otherwise) and other proceedings required to be taken by or on the part of Compass and Compass Texas (or either of them) to execute and deliver the Agreement and to consummate the transactions contemplated therein have been duly and validly taken; and the Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of each of Compass and Compass Texas enforceable against Compass and Compass Texas in accordance with its terms, subject to the effect of
(a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

       (iii) the shares of Compass Common Stock to be issued pursuant to the Agreement are validly issued, fully paid and nonassessable; and, to the best of our knowledge and except as contemplated by the Agreement, the shares of Compass Common Stock issued pursuant to the Agreement are not subject to any agreements or understandings to which Compass is a party with respect to the voting or transfer of such shares, are not subject to any agreements or understandings among any other parties with respect to the voting or transfer of such shares, and have not been issued in violation of the preemptive rights of any person;

       (iv) the execution and delivery by Compass and Compass Texas of the Agreement does not and the consummation of the transactions contemplated thereby will not contravene or violate any provision of or constitute a default under
(a) the certificate of incorporation or bylaws of Compass or Compass Texas, (b) to the best of our knowledge and except as disclosed in the Agreement, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment of decree, or any other restriction of any kind known to us to which Compass or Compass Texas is a party or by which Compass or Compass Texas or any of their assets or properties is bound, the breach or violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole, and (c) to the best of our knowledge and except as disclosed in the Agreement, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body applicable to Compass or Compass Texas or their respective assets or properties;

       (v) except as disclosed in the Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by Compass and Compass Texas of the Agreement;

       (vi) to the best of our knowledge, neither Compass nor Compass Texas is in violation of or default under the respective Certificates of Incorporation or Bylaws of Compass or Compass Texas or any agreement, document or instrument under which Compass or Compass Texas is obligated or bound, or any law, order, judgment, or regulation applicable to Compass or Compass Texas or any of their Subsidiaries, the violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole; and

       (vii) the shares of Compass Common Stock to be issued pursuant to the Agreement have been registered under the Securities Act of 1933, as amended.

H1995A\71513.1

                                   EXHIBIT H

                   COMPASS TEXAS REPRESENTATIONS CERTIFICATE


     ____________ ("Compass Texas") hereby represents and warrants to the Company as follows. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger dated October 2, 1996 by and between Compass Bancshares, Inc. and Greater Brazos Valley Bancorp, Inc. (the "Agreement").

     1. Compass Texas is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets, as now owned, leased or operated and to enter into and carry out its obligations under the Agreement.

     2. Compass Texas has full corporate power and authority and no further corporate proceedings on the part of Compass Texas are necessary to execute and deliver the Amendment to Agreement and Plan of Merger dated ___________, 199_ ("Amendment") and to consummate the transactions contemplated thereby, all of which have been duly and validly authorized by Compass Texas' Board of Directors. The Amendment has been duly executed and delivered by Compass Texas and is a duly authorized, valid, legally binding and enforceable obligation of Compass Texas, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass Texas as may be required by statute or regulation.
Except as set forth on the Schedule attached hereto, neither the execution, delivery nor performance of the Amendment in its entirety, nor the consummation of all the transactions contemplated thereby, following the receipt of such approvals as may be required from the SEC, the OCC, the FRB, the FDIC, and the Department will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass Texas.

     3. No representation or warranty by Compass Texas in the Amendment, nor any statement or exhibit furnished to the Company or the Bank under and pursuant to, or in anticipation of the Amendment, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          IN WITNESS WHEREOF, Compass Texas has executed this Certificate this _____ day of ____________, 199_.

                                        ________________________________________

                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

Compass Texas Representations Certificates
H1995A\71509-2

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                -----------------------------------------------

     This First Amendment to Agreement and Plan of Merger (this "Amendment") dated as of January 16, 1997 is entered into by and among Compass Bancshares, Inc. ("Compass"), Compass Banks of Texas, Inc. ("Compass Banks") and Greater Brazos Valley Bancorp, Inc. (the "Company").

     WHEREAS, Compass and the Company entered into an Agreement and Plan of Merger dated as of October 2, 1996 (the "Merger Agreement");

     WHEREAS, the Merger Agreement requires that an existing or new subsidiary of Compass shall be merged with the Company, with the existing or new subsidiary being the surviving entity;

     WHEREAS, Compass Banks is such existing or new subsidiary;

     WHEREAS, Section 8.3 of the Merger Agreement requires Compass and the Company to amend the Merger Agreement for the purpose of making Compass Banks a party thereto; and

     WHEREAS, the parties desire to otherwise amend the Merger Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Merger Agreement.

          2. Upon execution of this Amendment, Compass Banks shall become a party to the Merger Agreement, shall be deemed to be Compass Texas as defined in the Merger Agreement, and shall succeed to the rights and become subject to the obligations of Compass Texas as provided in the Merger Agreement.

          3.   Section 1.6(a) is hereby amended to read in full as follows:

          (a) Each share of the Company's common stock, par value $1.00 per share ("Company Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time ("Common Shares Outstanding"), other than Dissenting Shares (as defined in Section 2.1), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such Share. At the Closing, the Company shall calculate and certify to Compass the Common Shares Outstanding.

          4. The execution of this Amendment shall not relieve Compass of its obligations under the Merger Agreement.

          5. Except as herein provided, the terms of the Merger Agreement shall remain in full force and effect.

          6. This Amendment may be executed in several counterparts, and by the parties on separate counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same agreement.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.


ATTEST:                          COMPASS BANCSHARES, INC.


   /s/ Daniel B. Graves                /s/ Garrett R. Hegel
By:__________________________      By: ______________________________________
     Its: Assistant Secretary             Its: Chief Financial Officer


ATTEST:                          COMPASS BANKS OF TEXAS, INC.


   /s/ Daniel B. Graves                /s/ Garrett R. Hegel
By:__________________________      By: ______________________________________
     Its: Assistant Secretary             Its: Treasurer


ATTEST:                            GREATER BRAZOS VALLEY BANCORP, INC.


                                       /s/ Henry L. Presnal D.V.M.
By:__________________________      By: ______________________________________
     Its:                                 Its: Chairman

H1995A/94565.2

               PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT
                                  RELATING TO
                       RIGHTS OF DISSENTING STOCKHOLDERS

ART. 5.11.  RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE
            ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

ART. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the

                                  Appendix II
shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety
(90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on

                                  Appendix II
the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of a merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares

                                  Appendix II
for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                  Appendix II

                 [LETTERHEAD OF THE BANK ADVISORY GROUP, INC.]


                                March 17, 1997



Board of Directors
Greater Brazos Valley Bancorp, Inc.
College Station, Texas

Gentlemen:

You have requested that The Bank Advisory Group, Inc. act as an independent financial analyst and advisor to the common shareholders of Greater Brazos Valley Bancorp, Inc. ("Greater Brazos") and its wholly-owned bank subsidiary, Commerce National Bank ("CNB"). Specifically, we have been asked to render advice and analysis in connection with the proposed merger (the "Merger") of Greater Brazos with and into Compass Banks of Texas, Inc., a wholly-owned subsidiary of Compass Bancshares, Birmingham, Alabama ("Compass"). In our role as an independent financial analyst, you have requested our opinion with regard to the fairness -- from the perspective of the common shareholders of Greater Brazos -- of the financial terms of the proposed merger pursuant to the provisions of the Agreement and Plan of Merger (the "Agreement") dated October 2, 1996.

In conjunction with our review of the Agreement, our understanding is that Compass proposes to consummate the Merger pursuant to the following financial terms:

     . Holders of Greater Brazos common stock, other than the shares any holders who have duly exercised and perfected their dissenters' rights, shall receive aggregate merger consideration of 216,000 shares of Compass Common Stock less the number of shares of Compass Common Stock ("Option Shares") issued to the holders of incentive stock options and phantom shares of Greater Brazos Common Stock (collectively "Convertible Securities"). Therefore, holders of Greater Brazos common stock at the effective time of the Merger (the "Effective Time") shall receive for each share of Greater Brazos common stock a number of shares of Compass Common Stock equal to (i) the quotient of 216,000 shares of Compass Common Stock less such number of shares of Compass Common Stock issued to the holders of Convertible Securities, (ii) divided by the number of shares of Greater Brazos common stock outstanding immediately prior to the Effective Time.

     . In the event the average closing sale price of Compass Common Stock as reported by the NASDAQ National Market System for the five (5) days of trading preceding the fifth business day prior to the Effective Time (the "Share Determination Market Value") is less than $30 per share, Compass may either (i) terminate the Agreement, or (ii) agree to issue an aggregate number of shares of Compass Common Stock (including the Option Shares) equal to the quotient of $6,480,000 divided by the Share Determination Market Value.

     . Holders of Convertible Securities will receive a number of shares of Compass Common Stock determined by subtracting the exercise price per share of the stock from the selling price per share of the stock and dividing that difference by the Share Determination Market Value and multiplying that resulting number by the number of the holders' Option Shares. The "selling price per share" is a number equal to the sum of
          (i) the exercise price per share times all the Option Shares, plus
          (ii) the aggregate dollar value, and dividing that sum by the number of fully-diluted shares outstanding. The "aggregate dollar value" is a number equal to (i) 216,0000 shares of Compass Common Stock times the Share Determination Market Value. The "number of fully-diluted shares outstanding" represents the sum of Greater Brazos common shares outstanding as of the Effective time, plus the Option Shares.

BOARD OF DIRECTORS
GREATER BRAZOS VALLEY BANCORP, INC.
March 17,1997
PAGE 2

     . No fractional shares of Compass Common Stock will be issued and, in lieu thereof, holders of shares of Greater Brazos common stock who would otherwise be entitled to a fractional share interest will be paid an amount in cash. Such cash payment shall be based on the Share Determination Market Value.

The Bank Advisory Group, Inc., as part of its line of professional services, specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. Prior to our retention for this assignment, The Bank Advisory Group provided financial advisory services to Greater Brazos and CNB. Specifically, on February 29, 1996, The Bank Advisory Group issued a report and valuation opinion letter setting forth the conclusions of The Bank Advisory Group regarding the estimated cash fair market value range of 100% of the outstanding common stock of Greater Brazos as of December 31, 1995 (the "Valuation Conclusion"). The revenues derived from the delivery of such services, including revenues derived from delivery of the Valuation Conclusion, were insignificant when compared to The Bank Advisory Group's total gross revenues. For reference purposes, the aggregate dollar value of the proposed Merger equals or exceeds the Valuation Conclusion.

In April 1996, and after delivery of the Valuation Conclusion, Greater Brazos engaged The Bank Advisory Group to act as a consultant to the Board of Directors of Greater Brazos in soliciting parties potentially interested in the acquisition of Greater Brazos. A nominal retainer fee was paid to The Bank Advisory Group by Greater Brazos for the preparation of a Confidential Descriptive Memorandum submitted to parties potentially interested in the acquisition of Greater Brazos. A Confidential Descriptive Memorandum was provided to Compass. As a result of our efforts on behalf of Greater Brazos in connection with the proposed Merger and assuming the Merger with Compass reaches the point of consummation, Greater Brazos has agreed to pay The Bank Advisory Group a "brokerage fee" equal to one and eighty-hundredths percent (1.80%) of the aggregate dollar value of the proposed Merger. Based on the closing price of Compass Common Stock as of March 4, 1997, the aggregate dollar value of the proposed Merger equals $9,828,000 (216,000 shares times $45.50 per share); therefore, the brokerage fee would equal $176,904 ($9,828,000 times 1.80%).

Previous to this engagement, the Bank Advisory Group has not provided any services to Compass Bancshares

In connection with this opinion and with respect to GREATER BRAZOS we have reviewed, among other things:

     1. Audited consolidated financial statements for Greater Brazos for the years ended December 31, 1995 and 1994;

     2. Parent company only financial statements for Greater Brazos, on form FR Y-9SP, for the years ended December 31, 1996 and 1995, as filed with the Federal Reserve System;

     3. Parent company only financial statements for Greater Brazos Valley Delaware Bancorp, Inc., on form FR Y-9SP, for the years ended December 31, 1996 and 1995, as filed with the Federal Reserve System;

     4. Reports of Condition and Income for CNB for the years ended December 31, 1996, 1995, and 1994, as filed with Federal bank regulatory agencies;

     5. The economy in general and, in particular, the local economies in which CNB operates;

     6. Certain internal financial analyses and forecasts for CNB prepared by the management of CNB, including projections of future performance;

BOARD OF DIRECTORS
GREATER BRAZOS VALLEY BANCORP, INC.
March 17,1997
PAGE 3

     7. Certain other summary materials and analyses with respect to CNB's loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to: (i) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy, (ii) analyses concerning the adequacy of the loan loss reserve, (iii) schedules of "other real estate owned," including current carrying values and recent appraisals, and (iv) schedules of securities, detailing book values, market values, and lengths to maturity; and

     8. Such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that we deem relevant to this assignment.

In connection with this opinion and with respect to COMPASS, we have reviewed, among other things:

     1. Audited consolidated financial statements for Compass, in Annual Report Form and Form 10-K, for the years ended December 31, 1995, 1994, and 1993;

     2. Quarterly financial statements for Compass, in both "press release" and quarterly report format, for the 1995 calendar quarters, and the first three calendar quarters of 1996;

     3. Quarterly financial statements for Compass, in "press release" format, for the fourth quarter of 1996;

     4. Consolidated financial statements for Compass, on form FR Y-9C, for the years ended 1996, 1995, and 1994;

     5. Equity research reports regarding Compass prepared by various analysts who cover the financial institutions sector;

     6. The condition of the commercial banking industry, as indicated in financial reports filed with various Federal bank regulatory authorities by all Federally-insured commercial banks;

     7. The economy in general and, in particular, the overall financial condition of the commercial banking industry; and

     8. Such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that we deem relevant to this assignment.

In connection with this opinion and with respect to the proposed Merger, we have reviewed, among other things:

     1. The Agreement, and any amendments thereto, that sets forth, among other items, the terms, conditions to closing, pending litigation against both Greater Brazos and Compass, and representations and warranties of Greater Brazos and Compass with respect to the proposed Merger;

     2. The Proxy Statement-Prospectus, to which this opinion is appended, that is being furnished to the shareholders of Greater Brazos in connection with the proposed Merger;

     3. The financial terms and price levels for commercial banks with assets between $25 million and $125 million recently acquired in the United States -- and specifically in Texas -- together with the financial performance and condition of such banks;

     4. The financial terms and stated price levels of other Texas banking organizations with assets below $250 million acquired by Compass with Compass Common Stock, the announcement of which occurred

BOARD OF DIRECTORS
GREATER BRAZOS VALLEY BANCORP, INC.
March 17,1997
PAGE 4

          subsequent to January 1, 1995 and prior to the date of this Opinion, and for which the transaction terms, including price, were disclosed;

     5. The price-to-equity and price-to-earnings multiples of banking organizations based in the United States that have publicly-traded common stock, together with the financial performance and condition of such banking organizations, compared with the price-to-equity and price-to-earnings multiples for Compass common stock; and

     6. Such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that we deem relevant to this assignment.

Based on our experience, we believe our review of, among other things, the aforementioned items provides a reasonable basis for our opinion, recognizing that we are expressing an informed professional opinion--not a certification of value.

We have relied upon the information provided by the management of Greater Brazos and Compass, or otherwise reviewed by us, as being complete and accurate in all material respects. Furthermore, we have not verified through independent inspection or examination the specific assets or liabilities of Greater Brazos and Compass or their subsidiary banks. We have also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of Greater Brazos and Compass since the date of the last financial statements made available to us. We have met with the management of Greater Brazos for the purpose of discussing the relevant information that has been provided to us.

Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, we conclude that the terms of the proposed Merger, as outlined herein, are fair, from a financial standpoint, to the common shareholders of Greater Brazos Valley Bancorp, Inc.

This opinion is available for disclosure to the shareholders of Greater Brazos. Accordingly, we hereby consent to the inclusion of our opinion as an appendix to the Proxy Statement/Prospectus relating to the proposed Merger, and to the reference of our firm in the Proxy Statement/Prospectus.

                              Respectfully submitted,

                              THE BANK ADVISORY GROUP, INC.


                              By /s/ J. STEPHEN SKAGGS
                                ------------------------------------

PROXY                 GREATER BRAZOS VALLEY BANCORP, INC.               PROXY

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                                APRIL 16, 1997

     The undersigned hereby appoints James R. Bradley, Neeley C. Lewis and Bill
C. Presnal, and each of them, with or without the other, proxies, with full power of substitution, to vote all shares of common stock that the undersigned is entitled to vote at the Special Meeting of the Shareholders of Greater Brazos Valley Bancorp, Inc., to be held at the offices of Commerce National Bank, located at 2405 Texas Avenue South, College Station, Texas, on Wednesday, April 16, 1997 at 5:30 p.m., Central time, and at all adjournments thereof as follows:

     (1) Approval, ratification, confirmation and adoption of the Agreement and Plan of Merger, dated as of October 2, 1996, as amended, by and between Compass Bancshares, Inc. and Greater Brazos Valley Bancorp, Inc.

          [ ] For               [ ] Against             [ ] Abstain

     (2) In their discretion, upon any other business which may properly come before said meeting.

          [ ] Authority Withheld

     This Proxy will be voted as you specify above. If no specification is made, the Proxy will be voted FOR proposal (1) above. Receipt of the Notice of Special Meeting and the Proxy Statement/Prospectus dated March 17, 1997 is hereby acknowledged.

     THIS PROXY IS SOLICITED BY THE GREATER BRAZOS VALLEY BANCORP, INC. BOARD OF DIRECTORS.

     PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Please sign your name exactly as it appears below. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as it appears hereon. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership's name by an authorized partner or officer.

                        Dated________________________________________, 1997

                        ___________________________________________________
                        Signature

                        ___________________________________________________
                        Signature, if held jointly, or office or title held

                      GREATER BRAZOS VALLEY BANCORP, INC.
            EMPLOYEE STOCK OWNERSHIP PLAN (WITH 401(K) PROVISIONS)
                            2405 TEXAS AVENUE SOUTH
                         COLLEGE STATION, TEXAS 77840


                                March 17, 1997

TO THE PARTICIPANTS IN THE GREATER BRAZOS VALLEY BANCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN (WITH 401(K) PROVISIONS):

     Enclosed is a copy of the Proxy Statement/Prospectus, dated as of March 17, 1997, for Greater Brazos Valley Bancorp, Inc. ("Greater Brazos"). The Proxy Statement/Prospectus provides detailed information regarding the proposed merger (the "Merger") of Greater Brazos with and into Compass Banks of Texas, Inc., a Delaware corporation and wholly-owned subsidiary of Compass Bancshares, Inc. ("Compass").

     As described in the Proxy Statement, of the 200,674 shares of common stock of Greater Brazos (the "Common Stock") that are issued and outstanding, 9,040, or 4.50%, of the shares of Greater Brazos Common Stock are held by the Greater Brazos Valley Bancorp, Inc. Employee Stock Ownership Plan (with 401(k) provisions) (the "KSOP"). Applicable law provides generally that the trustees of the KSOP (the "Trustees") have the authority to vote the shares of Common Stock held by the KSOP. With respect to any corporate matter, however, that involves the voting of the Greater Brazos Common Stock as to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution or similar transaction, such as the Merger, each participant in the KSOP is entitled to direct the Trustees as to the exercise of the voting rights attributable to the shares then allocated to such participant. Any allocated Greater Brazos Common Stock with respect to which voting instructions are not received from participants will not be voted by the Trustees, and all Greater Brazos Common Stock that are not then allocated will be voted in the manner determined by the Trustees. As of March 10, 1997, the record date for the shareholders' meeting to consider and vote upon the Merger, all of the 9,040 shares held by the KSOP are allocated to the accounts of participants.

     Because you are a participant in the KSOP, you have the ability to direct the voting of the shares of Greater Brazos Common Stock allocated to you for or against the Merger, or you may abstain from voting such shares. In order that such shares may be voted in accordance with your wishes, please mark the enclosed form of instruction card and sign, date and mail it in the enclosed envelope. Jenkens & Gilchrist, P.C., has agreed to tally the shares accordingly and will keep your vote confidential. The total votes for and against will be communicated by Jenkens & Gilchrist to the Trustees, and the Trustees will vote the allocated shares accordingly.

     If you have any questions regarding this matter, please do not hesitate to contact any of the trustees of the KSOP.

                                Very truly yours,

                                James R. Bradley, Allan W. Hanson
                                and Henry L. Presnal, Trustees
                                GREATER BRAZOS VALLEY BANCORP, INC.
                                EMPLOYEE STOCK OWNERSHIP PLAN
                                (WITH 401(K) PROVISIONS)

                      GREATER BRAZOS VALLEY BANCORP, INC.
                            2405 TEXAS AVENUE SOUTH
                         COLLEGE STATION, TEXAS 77840

                               INSTRUCTION CARD

     The undersigned hereby instructs James R. Bradley, Allan W. Hanson and Henry L. Presnal, as the Trustees of the Greater Brazos Valley Bancorp, Inc. Employee Stock Ownership Plan (with 401(k) provisions) (the "Plan"), and each of them, to vote as designated below, all of the shares of common stock of Greater Brazos Valley Bancorp, Inc. ("Greater Brazos") allocated to the undersigned on March 10, 1997, by virtue of the undersigned's participation in the Plan, at the Special Meeting of Shareholders (the "Meeting") of Greater Brazos to be held at the offices of Commerce National Bank, located at 2405 Texas Avenue South, College Station, Texas, on April 16, 1997, at 5:30 p.m., Central time, and any adjournment(s) thereof, granting unto such persons, and to each of them, full power and authority to vote such shares at the Meeting and all adjournments thereof, if any, as follows:

     Approval, ratification, confirmation and adoption of the Agreement and Plan of Merger, dated as of October 2, 1996, as amended, by and between Compass Bancshares, Inc. and Greater Brazos Valley Bancorp, Inc.

     [ ] FOR            [ ] AGAINST             [ ] ABSTAIN

     PLEASE MARK, SIGN, DATE AND RETURN THIS INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


                                ______________________________________
                                Printed Name


                                ______________________________________
                                Signature

                                DATED:_____________, 1997